      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1998

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                                  OPTEL, INC.

             (Exact name of registrant as specified in its charter)
                             ---------------------

            DELAWARE                             4841                            95-4495524
  (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)     Classification Code Number)            Identification No.)

                            1111 W. MOCKINGBIRD LANE
                              DALLAS, TEXAS 75247
                                 (214) 634-3800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
              LOUIS BRUNEL, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  OPTEL, INC.
                            1111 W. MOCKINGBIRD LANE
                              DALLAS, TEXAS 75247
                                 (214) 634-3800
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   Copies to:

         ERIC SIMONSON, ESQ.             MICHAEL E. KATZENSTEIN, ESQ.      JONATHAN A. SCHAFFZIN, ESQ.
 KRONISH, LIEB, WEINER & HELLMAN LLP             OPTEL, INC.                 CAHILL GORDON & REINDEL
     1114 AVENUE OF THE AMERICAS           1111 W. MOCKINGBIRD LANE               80 PINE STREET
    NEW YORK, NEW YORK 10036-7798            DALLAS, TEXAS 75247             NEW YORK, NEW YORK 10005
           (212) 479-6000                       (214) 634-3800                    (212) 701-3000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                       PROPOSED MAXIMUM        PROPOSED MAXIMUM
   TITLE OF SECURITIES         NUMBER OF SHARES         OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
     TO BE REGISTERED          TO BE REGISTERED           PER SHARE                PRICE(1)            REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par
  value $.01 per share....                                                       $100,000,000              $29,500
==========================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

                                  OPTEL, INC.

                CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(b) OF
                      REGULATION S-K, SHOWING THE LOCATION
                   IN THE PROSPECTUS OF THE ITEMS ON FORM S-1

             NAME AND CAPTION IN FORM S-1               CAPTION OR LOCATION IN PROSPECTUS
             ----------------------------               ---------------------------------
 1.   Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.....  Outside Front Cover Page of Prospectus
 2.   Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Inside Front Cover Page; Additional
                                                   Information; Outside Back Cover Page
 3.   Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges...............  Prospectus Summary; Risk Factors
 4.   Use of Proceeds............................  Use of Proceeds
 5.   Determination of Offering Price............  Underwriting
 6.   Dilution...................................  Dilution
 7.   Selling Stockholders.......................  N/A
 8.   Plan of Distribution.......................  Outside Front Cover Page; Underwriting
 9.   Description of Capital Stock to be
      Registered.................................  Outside Front Cover Page; Prospectus
                                                   Summary; Description of Capital Stock;
                                                     Certain Federal Income Tax Considerations
10.   Interests of Named Experts and Counsel.....  Legal; Experts
11.   Information with Respect to the
      Registrant.................................  Prospectus Summary; Risk Factors; Dividend
                                                     Policy; Capitalization; Selected
                                                     Historical Consolidated Financial and
                                                     Operating Data; Management's Discussion
                                                     and Analysis of Financial Condition and
                                                     Results of Operations; Business;
                                                     Management; Principal Stockholders;
                                                     Certain Relationships and Related
                                                     Transactions; Description of Capital
                                                     Stock; Description of Certain
                                                     Indebtedness; Certain Market Information;
                                                     Financial Statements
12.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................  Management

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 5, 1998
PROSPECTUS

                                                  SHARES

                                  OPTEL, INC.                             [LOGO]

                              CLASS A COMMON STOCK
                               ------------------
    All of the       shares (the "Shares") of Class A Common Stock, par value
$.01 per share (the "Class A Common Stock"), offered hereby (the "Offering") are being offered by OpTel, Inc. ("OpTel" or the "Company"). Prior to the Offering, there has been no public market for the Class A Common Stock of the Company. It is currently estimated that the initial public offering price will be between
$         and $         per share. See "Underwriting" for a discussion of the
factors to be considered in determining the initial public offering price. OpTel intends to apply for quotation of the Class A Common Stock on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") National
Market System (the "Nasdaq National Market") under the symbol "    " upon
effectiveness of the Registration Statement.

    Immediately following the Offering, the Company will have outstanding shares of two classes of common stock, the Class A Common Stock and the Class B Common Stock, par value $.01 per share (the "Multi-Vote Common" and, together with the Class A Common Stock, the "Common Stock"). The rights of the holders of the Class A Common Stock and the Multi-Vote Common are substantially identical, except that (i) holders of the Class A Common Stock are entitled to one vote for each issued and outstanding share and holders of the Multi-Vote Common are entitled to 10 votes for each issued and outstanding share and (ii) the Multi-Vote Common is fully convertible into Class A Common Stock at any time at the option of the holder or automatically upon the occurrence of a Conversion Event (as defined herein), on a one-for-one basis. Except as provided by law, holders of both classes vote together as one class on all matters submitted to a vote of stockholders including the election of directors. See "Description of Capital Stock."

    Immediately following the Offering, Le Groupe Videotron Ltee ("GVL"), owner of the second largest cable television operator in Canada, will own
approximately     % of the outstanding Multi-Vote Common, representing
approximately     % of the total voting power of the outstanding Common Stock.
See "Risk Factors -- Control by GVL" and "Principal Stockholders."

    SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

====================================================================================================================
                                                                               UNDERWRITING
                                                            PRICE TO          DISCOUNTS AND         PROCEEDS TO
                                                             PUBLIC          COMMISSIONS (1)         COMPANY(2)
--------------------------------------------------------------------------------------------------------------------
Per Share...........................................           $                    $                    $
--------------------------------------------------------------------------------------------------------------------
Total(3)............................................           $                    $                    $
====================================================================================================================

   (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

   (2) Before deducting expenses payable by the Company estimated at $        .

   (3) The Company has granted to the Underwriters a 30-day option to purchase
       up to an aggregate of         additional shares of the Class A Common
       Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and
       Commissions and Proceeds to Company will be $        , $        and
       $        , respectively.
                               ------------------

    The Shares are being offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered and accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject orders in whole or in part. It is expected that delivery of the Class A Common Stock will be made against payment
therefor on or about            , 1998, at the offices of Smith Barney Inc., 333
West 34th Street, New York, New York 10001.

SALOMON SMITH BARNEY
                     GOLDMAN, SACHS & CO.
                                        BEAR, STEARNS & CO. INC.
                                                     CIBC OPPENHEIMER

            , 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ALSO ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this Prospectus, including the Consolidated Financial Statements and the notes thereto. As used in this Prospectus, the terms "Company" or "OpTel" mean OpTel, Inc., a Delaware corporation, and its subsidiaries, except where the context otherwise requires. Certain terms used herein are defined in the glossary attached hereto as Appendix A. References to fiscal years throughout this Prospectus are to the Company's fiscal years, which end on August 31 of each calendar year. Unless otherwise indicated, the information in this Prospectus
(i) assumes an initial public offering price of $     per share, (ii) assumes
the Underwriters' over-allotment option will not be exercised, (iii) gives effect to the conversion of the outstanding shares of OpTel's Class C Common Stock, par value $.01 per share ("Non-Voting Common"), into shares of Class A Common Stock upon consummation of the Offering, (iv) gives effect to the conversion of the outstanding shares of OpTel's 9.75% Series A Preferred Stock, par value $.01 per share ("Series A Preferred"), into shares of Multi-Vote Common upon consummation of the Offering and (v) gives effect to the conversion of the outstanding shares of OpTel's 8% Series B Preferred Stock, par value $.01 per share ("Series B Preferred"), into shares of Class A Common Stock promptly following the consummation of the Offering. Prospective investors should carefully consider the factors set forth in "Risk Factors." This Prospectus contains "forward-looking" statements concerning the Company's operations, economic performance and financial condition, which are subject to inherent risks and uncertainties, including those identified under "Risk Factors."

THE COMPANY

     OpTel is a leading network based provider of integrated communications services, including local and long distance telephone and cable television services, to residents of multiple dwelling units ("MDUs") in the United States. As a rapidly growing integrated communications provider ("ICP"), OpTel continues to build upon its position as the largest provider of private cable television services to MDUs in the United States. In each market that it serves, OpTel seeks to become the principal competitor in the MDU marketplace to the incumbent local exchange carrier ("ILEC") and the incumbent franchise cable television operator by providing a package of voice, video and Internet access services at competitive prices. OpTel believes its contractual relationships with MDU owners and associations and its ability to deliver an integrated service offering to MDU residents over its own networks provide it with a competitive advantage.

     Industry sources estimate that annual revenues generated by the U.S. communications industry in 1997 were approximately $223 billion (consisting of approximately $192 billion in telecommunications revenues and $31 billion in cable television revenues). The Company believes that a significant portion of such revenue is attributable to residential users. OpTel recognizes the opportunity to address the residential market by focusing on providing integrated services to MDUs. MDUs comprise a wide variety of high density residential complexes, including high- and low-rise apartment buildings, condominiums, cooperatives, town houses and mobile home communities. According to 1990 U.S. Census Bureau data, there are more than 13.2 million dwelling units in MDUs with greater than 10 dwelling units in the United States. Within the MDU market, the Company focuses on MDUs of 150 or more dwelling units ("Large MDUs"). Based on industry sources, the Company believes that, within its existing markets, as of March 25, 1998, there were approximately 3.0 million dwelling units within these Large MDUs.

     The Company is currently building telecommunications infrastructure in its serviced markets and expects, by the end of calendar 1999, to be in a position to offer facilities based telecommunications services in each of its major markets. The Company presently offers services where it has a right of entry agreement ("Right of Entry") with an MDU owner to provide its cable television and/or telecommunications services. The Company classifies a unit as "passed" if it is within an MDU for which the Company has a Right of Entry and the Company has connected and activated the equipment necessary to provide services. As of April 30, 1998, the Company had 369,090 units passed for cable television services. At that date, OpTel had 202,716 cable television subscribers and 7,399 telecommunication lines in service.

     OpTel began operations in April 1993 with a strategy of consolidating the then fragmented "private cable" television, or non-franchise cable television, industry serving MDUs. Securing long-term Rights of Entry has been an integral element of this strategy. The Company's Rights of Entry typically have original terms of 10 to 15 years (five years for Rights of Entry with condominium associations). The weighted average unexpired term of the Company's Rights of Entry was approximately eight years as of April 30, 1998 (assuming the Company's exercise of available renewal options). Rights of Entry generally provide financial incentives to the property owners to promote and sell the Company's cable television and telecommunications services to MDU residents. The Company provides video programming to MDUs primarily under exclusive Rights of Entry. The Company initially offered shared tenant telecommunications services ("STS") to MDUs serviced under telephone Rights of Entry utilizing remote private branch exchange ("PBX") switches. In accordance with its communications strategy, the Company has begun the process of migrating its STS traffic to its own central office switches and its own network facilities. The Company intends to grow its business by negotiating additional Rights of Entry to serve MDUs currently served by other providers and newly-constructed MDUs, by acquiring other existing operators that serve MDUs, as appropriate, and by providing MDUs it currently serves for cable television with additional services, such as telephone and Internet access.

     The Company currently provides cable television and telecommunications services in several metropolitan areas including Houston, Dallas-Fort Worth, Los Angeles, San Diego, Miami-Ft. Lauderdale, Phoenix, Denver, San Francisco, Chicago, Atlanta and Orlando-Tampa. The Company has commenced offering central office switched local exchange services in Houston and Dallas-Fort Worth and is licensed as a competitive local exchange carrier ("CLEC") in each of its other major markets. The Company selected its current markets based upon their growth characteristics, competitive conditions, MDU concentrations, favorable demographics and regulatory environment.

     Since April 1995, OpTel has been indirectly majority owned by Le Groupe Videotron Ltee ("GVL"), which also owns the second largest cable television operator in Canada (based on number of subscribers). GVL has invested approximately $250 million in OpTel in the form of equity capital and subordinated convertible notes (including accrued interest). See "-- Recent Developments." These invested amounts have been critical to OpTel's growth. In addition, key members of the Company's management team gained experience in the competitive offering of telecommunications and cable television to residential markets while serving as executives of a GVL affiliate in the United Kingdom. OpTel management's extensive operating experience in both the telecommunications and cable television industries, including the construction and design of networks and sales and customer support, provides OpTel with significant expertise in managing and developing an infrastructure to support voice, video and Internet access operations.

     OpTel was incorporated in Delaware in July 1994 as the successor to a California limited partnership that was organized in April 1993. The Company's principal offices are located at 1111 W. Mockingbird Lane, Dallas, Texas 75247, and its telephone number is (214) 634-3800.

STRATEGY

     OpTel's goal is to become the nation's largest ICP focusing on MDU markets. OpTel's strategy for achieving this goal includes the following key components:

     Provide an Integrated Service Offering. OpTel believes that by utilizing a single advanced network infrastructure it can be among the first to market a competitive integrated package of voice and video services in its target markets. OpTel focuses exclusively on the integrated communications needs of the MDU resident, which distinguishes OpTel from other competitors. OpTel believes that MDU residents are attracted by bundled service offerings, competitive pricing and integrated billing. The Company plans to supplement its voice and video offerings with high speed Internet access in all of its serviced markets. The Company also intends to introduce integrated billing of its bundled services during fiscal 1999.

     Deploy Cost Effective Networks. OpTel's networks are specifically designed to provide services to MDUs. The Company uses a combination of point-to-point microwave transmission equipment and fiber optic cable in order to offer a single source for video, voice telecommunications and eventually high speed Internet access services. A substantial amount of the capital required to provide property-specific voice and video services to an individual MDU is invested only after the Company and the owner of the MDU have entered into a Right of Entry for the MDU. The capital expenditures required to serve an MDU are therefore, to a large extent, "success-based" and will only be incurred shortly before properties are first brought into service or as needed to bring non-network served MDUs onto the Company's networks. In markets served by the Company's microwave networks, OpTel expects that the incremental capital required for it to launch central office switched telecommunications services and to connect customers will be lower than that of its competitors. Unlike copper- and fiber-based systems that require installation and maintenance of a significant amount of wire and cable, the Company's microwave networks generally will not require the installation and maintenance of physical wires between the MDU based equipment and the Company's Network Hubs. As a result, OpTel expects to enjoy a lower network cost structure than certain of its competitors.

     Pursue Focused Marketing Strategy. Strategic relationships with MDU owners are a key element of the Company's marketing strategy. The Company negotiates long term Rights of Entry with MDU owners under which the Company obtains, among other things, the exclusive right to provide cable television services to an MDU or group of MDUs and an undertaking by the MDU owner to promote OpTel as the preferred telecommunications alternative to the ILEC within the MDU. The Rights of Entry generally provide MDU owners with financial incentives to work closely with the Company to promote its products and services. The Company offers prospective customers the opportunity to subscribe for Company services at the same time they sign their unit leases. The Company believes this access, coupled with customer preference for a single source of cable television and telecommunications services, significantly enhances its customer marketing efforts. In addition, the Company markets to MDU residents through (i) direct mail and direct sales campaigns, (ii) special promotion and sign-up parties,
(iii) establishment of a physical presence at a MDU and (iv) distribution of point-of-sale marketing materials.

     Provide Superior Customer Service. The Company believes that superior customer service is important to MDU residents. Therefore, the Company has dedicated resources to providing services that attract and retain subscribers. The Company has a national customer service center staffed with knowledgeable representatives to address the needs of customers 24-hours-a-day, seven-days-a-week. The Company has established direct lines to facilitate rapid response to calls initiated by MDU owners and managers. The Company also has dedicated local service teams that provide prompt installation and response to customer service calls. Because the Company believes that the best way to control the quality and consistency of technical and field services is to train and supervise the service technicians, the Company relies primarily on its own personnel to perform these functions. The Company also has established stringent staff training procedures, including its Operational Excellence continuous improvement program, and internal customer service standards.

     Pursue Selective Acquisitions and Strategic Relationships. To expand its markets and to achieve critical mass in its existing markets, the Company often evaluates opportunities to make acquisitions. Since May 1996, the Company has completed six acquisitions representing approximately 700 MDUs served and 103,000 subscribers. In addition, the Company has entered into strategic relationships for the delivery of high speed Internet access services, and will continue to evaluate other alliances including those permitting it to host additional third-party traffic on its switches.

RECENT DEVELOPMENTS

     The Company commenced operating a central office telephone switch in Houston in September 1997 and has migrated most of its telecommunications subscribers in the Houston market to this switch. The Company has recently commenced operating a central office telephone switch in the Dallas-Fort Worth market and intends to migrate the MDUs it currently serves through PBX switches in that market to that central office switch over the coming months.

     On April 13, 1998, OpTel closed the initial phase of the acquisition of the private cable television and telecommunications service agreements and related assets of Interactive Cable Systems, Inc. ("ICS") in Houston, Dallas-Fort Worth, Los Angeles, San Diego, Miami-Ft. Lauderdale, Phoenix, Denver, San Francisco, Chicago, Atlanta, Orlando-Tampa, Indianapolis, Austin and greater Washington, D.C. (the "ICS

Operations"). As of May 31, 1998, OpTel had acquired approximately 66,000 cable television and telecommunications units under contract (or approximately 72% of the approximately 90,000 units under contract to be acquired). A corresponding percentage of the aggregate $80.8 million purchase price remains in escrow subject to release upon fulfillment of closing conditions. While the Company expects the acquisition of the remaining units to be completed over the next few months, the acquisition of these units is subject to certain conditions, including the receipt of third party consents, and there can be no assurance that the balance of the acquisition will be consummated. See "Risk
Factors -- Risks Associated with Acquisitions." The $80.8 million purchase price is comprised of approximately $4.5 million in cash, approximately $16.1 million in shares of Class A Common Stock, approximately $59.4 million in shares of Series B Preferred plus assumed liabilities of $.8 million. Promptly following the consummation of the Offering, the Series B Preferred will be converted into shares of Class A Common Stock (based on an assumed initial public offering
price of $          per share).

     Effective March 1, 1998, the Company's majority stockholder, VPC Corporation ("VPC"), an indirect wholly-owned subsidiary of GVL, exchanged $139.2 million of the Company's 15% Convertible Notes (the "GVL Notes") (including accrued interest), constituting all of the outstanding GVL Notes, for approximately 6,962 shares of Series A Preferred. Upon consummation of the
Offering, the Series A Preferred will be converted into        shares of
Multi-Vote Common (based on an assumed initial public offering price of
$          per share).

                                  THE OFFERING

Class A Common Stock offered by
the Company......................              shares

Common Stock outstanding after
the Offering.....................               shares of Class A Common
                                     Stock(1)
                                     ________ shares of Multi-Vote Common(2)
                                                shares of Common Stock(1)

Use of Proceeds..................    The Company intends to use the net proceeds
                                     from the Offering for capital expenditures related to the purchase and installation of communications equipment and for general corporate purposes, including working capital related to its expansion into new markets. See "Use of Proceeds."

Proposed Nasdaq National Market
Symbol...........................

Risk Factors.....................    For a description of certain risks inherent
                                     in an investment in the Class A Common
                                     Stock, see "Risk Factors."
---------------

(1) Excludes (i) 15,657.87 shares of Class A Common Stock issuable upon exercise of presently exercisable stock options granted to officers, employees and consultants at a weighted average exercise price of $84.10 per share and
    (ii) 35,127.22 shares of Class A Common Stock issuable upon exercise of presently exercisable warrants at a weighted average exercise price of $59.81 per share.

(2) The Multi-Vote Common is fully convertible into Class A Common Stock, on a one-for-one basis, at any time at the option of the holder or upon the occurrence of a Conversion Event. Upon consummation of the Offering, each of
    (i) the transfer of beneficial ownership of the Multi-Vote Common to any person or entity that is not a Permitted Holder (defined generally as certain affiliates of GVL and Caisse de depot et placement du Quebec ("Caisse")) or (ii) any event or circumstance which results in such holder of Multi-Vote Common ceasing to be a Permitted Holder will be a Conversion Event. See "Description of the Capital Stock."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The summary consolidated financial data as of and for the eight month period ended August 31, 1995 and the years ended August 31, 1996 and 1997 have been derived from the consolidated financial statements of the Company included elsewhere herein and audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon also included herein. The summary historical consolidated financial and operating data presented below as of and for the six month periods ended February 28, 1997 and 1998 have been derived from unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position and results of operation for these periods. In 1995, the Company changed its fiscal year end to August 31 to match that of its majority stockholder. As a result of the change in fiscal year end and the Company's history of growth through acquisitions, the Company's historical financial results are not directly comparable from period to period, nor are they indicative of future results of operations in many respects. The unaudited pro forma consolidated operations data for the year ended August 31, 1997 and for the six months ended February 28, 1998 and the unaudited pro forma balance sheet data as of February 28, 1998 give effect to the acquisition of 100% of the ICS Operations and the conversion of the GVL Notes into Series A Preferred, subject to the assumptions stated in the notes set forth below, as though such events occurred at the beginning of or on the date of the period presented. The unaudited pro forma as adjusted balance sheet data as of February 28, 1998 give effect to each of the above pro forma adjustments as well as the Offering subject to the assumptions stated in the notes set forth below as if such events had occurred on such date. The unaudited pro forma consolidated statements of operations data and the unaudited pro forma balance sheet data are not necessarily indicative of what the actual results of operations or financial position of the Company would have been had such events occurred at such dates, nor do they purport to represent the Company's results of operations or financial position for future periods. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," the Consolidated Financial Statements of the Company and the notes thereto and the Pro Forma Financial Information, appearing elsewhere in this Prospectus.

                                                       HISTORICAL                                      PRO FORMA
                            ----------------------------------------------------------------   -------------------------
                            EIGHT MONTH        YEAR ENDED                                                    SIX MONTHS
                            PERIOD ENDED       AUGUST 31,             SIX MONTHS ENDED         YEAR ENDED      ENDED
                             AUGUST 31,    -------------------   FEBRUARY 28,   FEBRUARY 28,   AUGUST 31,   FEBRUARY 28,
                                1995         1996       1997         1997           1998        1997(1)       1998(1)
                            ------------   --------   --------   ------------   ------------   ----------   ------------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED OPERATIONS
  DATA
Revenues:
  Cable television........    $  8,783     $ 25,893   $ 36,915     $ 17,208       $ 25,247      $ 51,334      $ 32,853
  Telecommunications......         788        1,711      2,922        1,414          1,644         5,131         2,561
                              --------     --------   --------     --------       --------      --------      --------
          Total
            revenues......       9,571       27,604     39,837       18,622         26,891        56,465        35,414
Operating expenses:
  Cost of services........       4,558       11,868     19,202        8,702         12,419        28,149        16,273
  Customer support,
     general and
     administrative.......      12,055       19,636     28,926       12,267         15,855        35,529        18,836
  Depreciation and
     amortization.........       2,420        8,676     14,505        5,820         10,759        25,952        16,482
                              --------     --------   --------     --------       --------      --------      --------
Total operating
  expenses................      19,033       40,180     62,633       26,789         39,033        89,631        51,591
                              --------     --------   --------     --------       --------      --------      --------
Loss from operations......      (9,462)     (12,576)   (22,796)      (8,167)       (12,142)      (33,166)      (16,177)
Interest expense,
  net(2)..................      (1,169)      (5,854)   (25,739)      (8,125)       (21,885)      (10,677)      (12,316)
                              --------     --------   --------     --------       --------      --------      --------
Loss before income
  taxes...................     (10,631)     (18,430)   (48,535)     (16,292)       (34,027)      (43,843)      (28,493)
Net loss(3)...............    $(10,161)    $(18,430)  $(48,535)    $(16,292)      $(34,027)     $(59,047)     $(28,493)
                              --------     --------   --------     --------       --------      --------      --------
Dividends on preferred
  stock...................          --           --         --           --             --       (14,640)       (8,645)
Loss attributable to
  common equity...........    $(10,161)    $(18,430)  $(48,535)    $(16,292)      $(34,027)     $(58,483)     $(37,138)
                              ========     ========   ========     ========       ========      ========      ========
Basic and diluted loss per
  share of common
  equity(4)...............    $  (6.89)    $  (8.30)  $ (19.98)    $  (7.01)      $ (13.20)     $ (22.54)     $ (13.54)

                                                         HISTORICAL                           PRO FORMA
                                                  -------------------------    PRO FORMA     AS ADJUSTED
                                                  AUGUST 31,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 28,
                                                     1997          1998         1998(1)       1998(1)(5)
                                                  ----------   ------------   ------------   ------------
                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents.......................   $ 87,305      $ 18,388       $ 13,844       $ 13,844
Restricted investments..........................     67,206        54,509         54,509         54,509
Short-term investments..........................         --       111,154        111,154
Property, plant and equipment, net..............    160,442       203,778        225,578        225,578
Intangible assets...............................     82,583       110,051        169,744        169,744
Total assets....................................    403,416       505,171        583,701
Convertible notes due stockholder...............    129,604       139,244             --             --
Total indebtedness..............................    358,177       492,667        354,216        354,216
Total liabilities...............................    383,051       518,833        382,554        383,098
Stockholders' equity............................     20,365       (13,662)       201,147

                                                                                SIX MONTHS
                                     EIGHT MONTH         YEAR ENDED                ENDED
                                     PERIOD ENDED        AUGUST 31,            FEBRUARY 28,
                                      AUGUST 31,    --------------------   ---------------------
                                         1995         1996       1997        1997        1998
                                     ------------   --------   ---------   ---------   ---------
                                                       (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA
Net cash flows used in operating
  activities.......................    $ (3,494)    $   (453)  $ (15,935)  $  (3,048)  $ (15,215)
Net cash flows used in investing
  activities.......................     (72,144)     (72,037)   (143,125)   (107,229)   (171,447)
Net cash flows provided by
  financing activities.............      72,655       72,131     244,688     243,615     117,745
Capital expenditures(6)............      22,170       62,121      71,506      24,925      37,900
EBITDA(7)..........................      (7,042)      (3,900)     (8,291)     (2,347)     (1,383)

                                                                         AS OF
                                                     ---------------------------------------------
                                                               AUGUST 31,
                                                     ------------------------------   FEBRUARY 28,
                                                       1995       1996       1997         1998
                                                     --------   --------   --------   ------------
OPERATING DATA
CABLE TELEVISION
Units under contract(8)............................   173,324    241,496    295,149      372,138
Units passed(9)....................................   170,336    225,433    254,032      320,286
Basic subscribers..................................    75,944    114,163    132,556      172,643
Basic penetration(10)..............................      44.6%      50.6%      52.2%        53.9%
Premium units(11)..................................    39,753     60,641     95,150      144,832
Pay-to-basic ratio(11)(12).........................      52.3%      53.1%      71.8%        83.9%
Average monthly revenue per basic subscriber(13)...  $  22.84   $  22.70   $  24.94     $  27.57
TELECOMMUNICATIONS
Units under contract(8)............................    10,322     20,945     39,831       61,082
Units passed(9)....................................     9,116     12,364     16,572       17,551
Lines(14)..........................................     2,650      4,126      6,185        6,375
Line penetration(15)...............................      29.1%      33.4%      37.3%        36.3%
Average monthly revenue per line(16)...............       N/A   $  42.10   $  47.23     $  43.64

---------------

 (1) Gives effect to the acquisition of 100% of the ICS Operations and the conversion of the GVL Notes into Series A Preferred. As of April 30, 1998, the acquisition of approximately 72% of the ICS Operations had been consummated. See "Risk Factors -- Risks Associated with Acquisitions."

 (2) Interest expense, net is reflected net of interest income and interest capitalized in property, plant and equipment. Includes interest expense on the GVL Notes of approximately $919,000, $5,342,000, $15,204,000,
     $6,907,000 and $9,640,000 for the eight month period ended August 31, 1995, the years ended August 31, 1996 and 1997 and the six months ended February 28, 1997 and 1998, respectively.

 (3) The Company had no taxable income for the periods reported. The Company reported an income tax benefit of approximately $469,000 for the eight month period ended August 31, 1995.

 (4) Loss per share has been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

 (5) Gives effect to the Offering. The conversion of Non-Voting Common into Class A Common Stock and the Series A Preferred into Multi-Vote Common upon consummation of the Offering and the Series B Preferred into Class A Common Stock promptly following consummation of the Offering will have no impact on stockholders' equity.

 (6) Capital expenditures include expenditures on property, plant and equipment together with intangible assets excluding expenditures for business acquisitions.

 (7) EBITDA represents earnings before interest expense (net of interest income and amounts capitalized), income tax benefits, depreciation and amortization. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles. In addition, the measure of EBITDA presented herein may not be comparable to other similarly titled measures by other companies. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the cable television and telecommunications industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

 (8) Units under contract represents the number of units currently passed and additional units with respect to which the Company has entered into Rights of Entry for the provision of cable television and telecommunications services, respectively, but which the Company has not yet passed and which the Company expects to pass within the next five years. At this time substantially all units under contract for telecommunications are also under contract for cable television.

 (9) Units passed represents the number of units with respect to which the Company has connected its cable television and telecommunications systems, respectively. The difference between units under contract and units passed represents units for which Rights of Entry have been entered into, but which are not yet connected and activated for cable television and telecommunications services, respectively.

(10) Basic penetration is calculated by dividing the total number of basic subscribers at such date by the total number of units passed.

(11) Beginning with the year ended August 31, 1997, to be consistent with most other cable television providers, the Company revised the method of reporting premium penetration to include all premium units in the calculation. Historically the calculation excluded premium channels that were provided to customers as part of an expanded basic line up or other special arrangements. Prior years have not been restated.

(12) Pay-to-basic ratio is calculated by dividing the total number of premium units by the total number of basic subscribers.

(13) Represents average monthly revenue per the average number of basic subscribers for the fiscal periods ended as of the date shown.

(14) Lines represent the number of telephone lines currently being provided to telecommunications subscribers. A telecommunications subscriber can subscribe for more than one line. The Company has revised its method of reporting lines to reflect only one line in service where multiple customers share a single line. The Company has restated the number of lines previously reported to reflect this change.

(15) Line penetration is calculated by dividing the total number of telecommunications lines at such date by the total number of units passed.

(16) Represents average monthly revenue per the average number of lines for the fiscal periods ended as of the date shown. Information with respect to the telecommunications business for the period ended August 31, 1995 is not available.

                                  RISK FACTORS

     Any investment in the Class A Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following factors in addition to other information set forth elsewhere in this Prospectus.

LIMITED OPERATIONS OF CERTAIN SERVICES; HISTORY OF NET LOSSES AND NEGATIVE CASH FLOW

     OpTel's business commenced in 1993. Historically, substantially all of OpTel's revenues were derived from providing cable television services. The Company's telephone and Internet access services only recently have been initiated or their availability only recently expanded in new market areas. OpTel expects to increase substantially the size of these operations in the near future. Prospective investors, therefore, have limited historical financial information about OpTel upon which to base an evaluation of OpTel's performance in the markets and for the services that will be its principal focus in the future. Given OpTel's limited experience operating telecommunications networks, there can be no assurance that it will be able to compete successfully in the telecommunications industry.

     The development of OpTel's business and the expansion of its networks will require substantial capital, operational and administrative expenditures, a significant portion of which may be incurred before the realization of revenues. These expenditures will result in negative cash flow until an adequate customer base is established and revenues are realized. Although its revenues have increased in each of the last three years, OpTel has incurred substantial up-front operating expenses for marketing, customer operations, administration and maintenance of facilities, general and administrative expenses and depreciation and amortization in order to solicit and service customers in advance of generating significant revenues. As a result of these factors, the Company has generated operating losses of $5.6 million, $22.8 million, $12.6 million, and $9.5 million for the quarter ended February 28, 1998, fiscal 1997, fiscal 1996 and the eight months ended August 31, 1995, respectively, as its cable television and telecommunications customer base has grown. The Company reported positive EBITDA of $0.1 million for the quarter ended February 28, 1998 as compared with negative EBITDA of $8.3 million, $3.9 million and $7.0 million for fiscal 1997, fiscal 1996 and the eight months ended August 31, 1995, respectively. There can be no assurance that OpTel will achieve or sustain profitability or positive EBITDA in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL INDEBTEDNESS; INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES; ABILITY TO SERVICE DEBT

     The Company's indebtedness is substantial in relation to its stockholders' equity and cash flow. As of April 30, 1998, the Company had total consolidated indebtedness of approximately $385 million (including approximately $125 million under the $150 million senior secured credit facility (the "Senior Credit Facility") which the Company obtained from a syndicate of financial institutions in December 1997 and $219 million principal amount of 13% Senior Notes Due 2005 (the "Senior Notes")) and stockholders' equity of approximately $192 million. The Company's earnings were insufficient to cover its fixed charges by approximately $51 million for fiscal 1997 and $35 million for the six month period ended February 28, 1998. See "Capitalization" and "Selected Historical Consolidated Financial and Operating Data."

     The Senior Credit Facility contains financial maintenance requirements and both the Senior Credit Facility and the indenture governing the Senior Notes (the "Indenture") impose certain restrictions on the operations and activities of the Company. See "Description of Certain Indebtedness." The Company's ability to meet its financial maintenance covenants and to make scheduled payments of principal of, or to pay interest on, or to refinance, its indebtedness depends upon the success of its business strategies and its future performance, which to a significant extent are subject to general economic, financial, competitive, regulatory and other factors beyond its control. There can be no assurance that the Company will be able to generate the substantial increases in cash flow from operations that will be necessary to service its indebtedness. In the absence of such operating results, the Company could face substantial liquidity problems and might be required to raise additional financing through the issuance of debt or equity securities. Further, the Company expects that it may need to refinance the principal amount of both the Senior Credit Facility and the Senior

Notes at their respective maturities. There can be no assurance that the Company will be successful in raising such financing when required or that the terms of any such financing will be attractive. See "-- Significant Capital Requirements and Need for Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The degree to which OpTel is leveraged could have adverse consequences to holders of the Common Stock, including the following: (i) a substantial portion of OpTel's cash flow from operations will be dedicated to the payment of the principal of and interest on its indebtedness thereby reducing funds available for other purposes, (ii) OpTel's vulnerability to changes in general economic conditions or increases in prevailing interest rates could be increased, (iii) OpTel's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired, and (iv) OpTel may be more leveraged than certain of its competitors, which may be a competitive disadvantage.

SIGNIFICANT CAPITAL REQUIREMENTS AND NEED FOR ADDITIONAL FINANCING

     The Company will require substantial capital on a continuing basis to finance cable television and telecommunications network expansion related to subscriber and market growth, to upgrade existing facilities to desired technical and signal quality standards and to finance any acquisitions of other operators. The Company believes, based on its current business plan, that the net proceeds from the Offering, together with its cash on hand and availability under the Senior Credit Facility, will provide the Company with sufficient financial resources to fund its capital requirements through the third quarter of fiscal 2000. However, the Company's future capital requirements will depend upon a number of factors, including the Company's success in obtaining new Rights of Entry, the extent of its telecommunications roll out, the size and timing of any acquisitions, marketing expenses, staffing levels and customer growth, as well as other factors that are not within the Company's control, such as competitive conditions, changes in technology, government regulation and capital costs. The Company expects to fund additional capital requirements through internally generated funds and public or private debt and/or equity financing. There can be no assurance, however, that OpTel will be successful in raising sufficient debt or equity when required or on terms that it will consider acceptable. Moreover, the terms of OpTel's outstanding indebtedness impose certain restrictions upon OpTel's ability to incur additional indebtedness or issue additional stock. See "Description of Certain Indebtedness." In addition, GVL has the power to prevent the Company from obtaining additional debt or equity financing. See "-- Control by GVL." Failure to generate or raise sufficient funds may require OpTel to delay or abandon some of its future expansion or expenditures, which would have a material adverse effect on its growth and its ability to compete in the cable television and telecommunications industries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RISKS ASSOCIATED WITH ACQUISITIONS

     OpTel expects to continue to make acquisitions of strategically important businesses in the future when sufficiently attractive opportunities arise. Acquisitions may divert the resources and management time of OpTel and will require integration of the acquired operations with OpTel's existing networks and services. There can be no assurance that any acquisition of assets, operations or businesses, including the acquisition of the ICS Operations, will be successfully integrated into OpTel's operations. The Company typically has acquired businesses that were privately held by entrepreneurs, many of which businesses were without the same regulatory compliance practices and internal accounting controls and procedures as the Company. Accordingly, the Company frequently is required to take remedial actions, which may include the expenditure of funds and take extensive time to implement. In general, the Company factors the costs associated with these matters into the terms of its acquisitions, including, where practicable, through indemnification rights. However, there can be no assurance that the Company's results of operations will not be adversely affected by these or other matters arising from past or future acquisitions. Consistent with its consolidation strategy, OpTel is currently evaluating and often engages in discussions regarding various acquisition opportunities. These acquisitions may be funded by cash on hand and/or through the issuance of OpTel's debt and/or equity securities. It is possible that one or more of such possible future acquisitions, if completed, could adversely affect OpTel's cash flow, or increase OpTel's debt, or that such an acquisition could be followed by a decline in the market value of OpTel's securities.

     OpTel recently closed the initial phase of its acquisition of the ICS Operations. A portion of the purchase price paid for the acquisition of the ICS Operations was deposited in escrow subject to the closing of the balance of the acquisition. The consummation of the balance of the acquisition is subject to certain conditions, including the receipt of third party consents, and there can be no assurance that the balance of the acquisition will be consummated. This prospectus contains certain pro forma information which gives effect to the acquisition of 100% of the ICS Operations. This pro forma information is not indicative of the actual results or financial position that would have been achieved had the acquisition in fact been consummated at the beginning of the periods presented. As of April 30, 1998, the acquisition of approximately 72% of the ICS Operations had been consummated. There can be no assurance that the Company will consummate the acquisition of all or part of the balance of the ICS Operations.

RISK ASSOCIATED WITH TELECOMMUNICATIONS STRATEGY

     The Company is currently introducing central office switched telecommunications services to MDUs served by its existing networks. The Company believes that a successful introduction of these telecommunications services is important to its long-term growth. Its success will be dependent upon, among other things, the Company's ability to assess markets, design and install telecommunications networks, including switches, obtain cooperation of the ILECs, when needed, and obtain any required government authorizations and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, and the willingness of MDU residents to accept a new provider of telecommunications services. There can be no assurance that the Company will be able to successfully introduce central office switched telecommunications services in each of its markets in a timely manner in accordance with its strategic objectives and failure to do so could have a material adverse effect on the Company. Specific risks associated with the Company's telecommunications strategy include:

     Switch Installation and Network Enhancement; Lack of Redundant Switches. An essential element of the Company's telecommunications strategy is the provision of switched local exchange service. The Company has recently commenced operating central office switches in Houston and Dallas-Fort Worth and intends to implement central office switches in substantially all of its major markets by the end of calendar year 1999. In connection with the implementation of central office switches in additional markets, the Company will be reconfiguring its microwave networks in such markets to carry bi-directional voice traffic. The Company intends to use certain components of its existing infrastructure to deliver bi-directional transmission utilizing microwave frequencies, principally in the 23GHz band. While the Company believes this frequency and other required frequencies are available for license on the paths that will be required, the Company has not yet commenced frequency coordination in each of its markets and there can be no assurance regarding path or frequency availability. In addition, there can be no assurance that the installation of the required switches and the reconfiguration of the network will be completed on schedule. The failure of the Company to successfully reconfigure its microwave networks and to have its switches operational on a timely basis could have a material adverse effect upon the Company's ability to expand its telecommunications services. In addition, the Company intends initially to install only one switch in each market. As a result, a switch failure which disables both the primary and redundant capabilities of a Company switch may have a material adverse effect on the Company's ability to provide telecommunications services in the affected market which may continue for an indefinite period. The Company may seek to enter into contracts with other telecommunications service providers to provide backup capabilities in the event of a switch failure. However, there can be no assurance that the Company will be able to successfully negotiate such agreements or that such agreements will be available on favorable terms. See "Business -- Network Architecture."

     Reliance On Third Parties. As part of its telecommunications configuration, the Company may transport telephone traffic across municipal boundaries or local access and transport areas ("LATAs") which may require the Company to have multiple interconnection agreements. While the Company has entered into interconnection agreements with ILECs serving portions of its markets, the Company is currently negotiating agreements for the interconnection of its networks with the network of other ILECs in certain of the metropolitan areas the Company serves. There can be no assurance that the Company will be able to successfully negotiate interconnection agreements with the ILEC or any other local exchange carrier ("LEC") in each market where the Company plans to offer central office switched telecommunications services or that it will be able to do so on favorable terms. In addition, the Company has experienced delays and difficulties accessing inside wiring used or owned exclusively by the ILEC even in circumstances where it has a Right of Entry. The failure to negotiate the necessary interconnection agreements or gain access to inside wiring used or owned exclusively by the ILEC could have a material adverse effect upon the Company's ability to expand its telecommunication services. Currently, the Company provides local telephone service as an STS provider in most of its markets. STS providers generally use the ILEC's facilities (although in many states CLECs can now supply STS operators with facilities) to provide local telephone service as a reseller, subject to state regulation. If LECs were no longer required to provide tariffed services to STS providers or if STS-type service classifications were to be eliminated, the Company's telephone operations could be materially adversely affected. The Company relies on the services of a third-party vendor to provide certain carrier-to-carrier billing services. The failure by such vendor to accurately bill interexchange carriers' ("IXCs") access charges could have a material adverse effect on the Company.

     Uncertainties Related to Reciprocal Compensation. The Telecommunications Act of 1996, as amended (the "Telecom Act"), requires ILECs to provide reciprocal compensation to other carriers for local traffic terminated on such other carrier's network. Notwithstanding this requirement, a number of ILECs have taken the position that traffic terminated to Internet service providers ("ISPs") is not local traffic. Competitive carriers generally have been successful in challenging this position before the public utility commissions ("PUCs") in several states. However, this issue is under consideration and subject to review at the Federal Communications Commission (the "FCC"), various state PUCs and state and federal courts. There can be no assurance that traffic terminated to an ISP will not ultimately be held to be exempt from the reciprocal compensation contribution requirements.

     Potential 911, E-911 and Intrusion Alarm Liability. The Company delivers local exchange service, including access to emergency ("911") services, to MDU residents through either its central office switches or PBX switches installed by the Company at each property. Mechanical or electrical defects, power failures or catastrophic events may temporarily disrupt operation of the Company's switches, preventing, delaying or impeding access to 911 service. In many jurisdictions, telecommunications carriers are required to implement services which permits a 911 operator to immediately identify the location of the caller ("E-911 service"). To provide E-911 service at an MDU, the telecommunications service provider or its agent must maintain a database with certain information relating to the MDU residents. The failure of the Company or its agent to maintain such database in a timely and accurate manner could prevent, delay or impede the operation of E-911 service. In addition, because of the configuration of the Company's telecommunications networks, the Company's telecommunications traffic may cross more than one E-911 jurisdiction. This will require the Company to coordinate among these various jurisdictions. There can be no assurance that the Company will not be liable for damage to property or personal injuries that may directly or indirectly result from any failure of 911 or E-911 service to operate properly. Moreover, the Company may provide 911, E-911 or operator services by contracting such services from other carriers in its markets. The providers of these services will generally require the Company to indemnify them for any losses or liability incurred in connection with such services except for those caused exclusively by the gross negligence or malfeasance of the carrier. In addition, the Company currently provides certain intrusion alarm services through subcontractors. There can be no assurance that the Company will not be liable for any property damage or personal injuries that may result from intrusion alarm malfunctions or from a subcontractor's failure to appropriately monitor the intrusion alarm systems under contract.

RISKS ASSOCIATED WITH RIGHTS OF ENTRY

     The Company's business depends upon its ability to enter into and exploit favorable new long-term Rights of Entry for demographically attractive MDUs and to exploit and renew its existing Rights of Entry. Its success in doing so may be affected by a number of factors, including (i) the extent of competition in the provision of multichannel television and telecommunications services, (ii) its ability to identify suitable MDUs and contract with their owners, (iii) the continuing demographic attractiveness of the markets in which the Company has chosen to focus its business, (iv) occupancy rates in the MDUs to which it provides services, (v) its ability to maintain superior levels of customer service, (vi) the absence of material adverse regulatory developments and (vii) the enforceability of the material terms of its Rights of Entry, including exclusivity provisions. Although the Company does not believe that any of its existing arrangements will be cancelled or will not be renewed as needed in the near future, cancellation or non-renewal of certain of such arrangements could materially adversely affect the Company's business in any such affected area. In addition, the failure by the Company to enter into and maintain any such arrangements for a particular network which is already under development may affect the Company's ability to acquire or develop that network. See "Business -- Competition" and "-- Regulation."

     The Company's Rights of Entry generally provide that the Company will have the exclusive right to provide residents within the applicable MDU with multichannel television services and, where Rights of Entry extend to telecommunications services, an undertaking by the MDU owner to promote OpTel as the preferred telecommunications alternative to the ILEC. While the Company believes that the exclusivity provisions in its cable television Rights of Entry are now generally enforceable under applicable law, current trends at the state and federal level suggest that the future enforceability of these provisions may be uncertain. Certain states in which the Company operates, including Illinois and Florida (for condominiums only), and certain cities and municipalities in states in which the Company operates, have adopted "mandatory access" laws that provide that no resident of an MDU may be denied access to programming provided by incumbent franchise cable systems, regardless of any rights granted by an MDU owner to another multichannel television operator. Texas has adopted a "mandatory access" law for state certified telecommunications service providers. In addition, Virginia prohibits private cable television operators from entering into revenue sharing or up front incentive payment arrangements with MDU owners. The ICS Operations included several MDUs located in Virginia. Further, the FCC has initiated a notice of proposed rule making seeking comment on whether the FCC should adopt regulations restricting exclusive contracts. While the constitutionality of present "mandatory access" laws is uncertain, there can be no assurance that such laws will not be adopted elsewhere or on bases which may be upheld as constitutional. There can be no assurance that legislative, regulatory or judicial actions which challenge the enforceability of these provisions will not have a material adverse effect on the Company's business. Broad mandatory access would likely increase the Company's capital costs associated with new Rights of Entry if installing duplicate wiring were required and result in competitive services being offered at MDUs where the Company presently has exclusive rights of entry. See "-- Regulation."

     In a number of instances individual Rights of Entry are subordinate by their terms to indebtedness secured by the MDU, with the effect that enforcement of the security interest or default under such indebtedness could result in termination of such Right of Entry. Bankruptcy of an MDU owner could also result in rejection of a Right of Entry as an "executory contract." Moreover, the terms of a number of the Company's Rights of Entry require it to remain competitive with other competitors in that market in general or competitive in terms of price of offering, technology, number of programming channels and levels of service. To meet these requirements, the Company could be required to upgrade its networks and equipment, which would require capital expenditures. The failure to remain competitive under any of these standards in a market could result in a loss or cancellation of the related Right of Entry. Such losses or cancellations could, in the aggregate, have a material adverse effect on the Company's business. See "Business -- Strategic Relationships with MDU Owners."

DISTANCE AND WEATHER LIMITATIONS; LINE OF SIGHT; AVAILABILITY OF TRANSMISSION SITES

     Point-to-point microwave transmission requires a direct line of sight between two dishes comprising a link and is subject to distance and rain attenuation. The Company expects that its average coverage radius of Network Hubs will be approximately five miles, depending on local conditions, and it is expected that the Company's Network Hubs will utilize power control to increase signal strength and mitigate the effects of rain attenuation. In areas of heavy rainfall, transmission links are engineered for shorter distances and greater power to maintain transmission quality. The reduction of path link distances to maintain transmission quality may increase the cost of service coverage. While these increased costs may not be significant in all cases, such costs may render point-to-point microwave transmissions uneconomical in certain circumstances.

     Due to line of sight limitations, the Company currently plans to install its dishes and antennas on the rooftops of buildings and on other tall structures. The Company expects generally to be able to construct intermediate links or use other means to resolve line of sight and distance issues. However, these limitations may render point-to-point links uneconomical in certain locations.

     The Company's microwave network expansion plans require the Company to lease or otherwise obtain permission to install equipment at rooftop and tower transmission sites in substantially all of its markets. The availability of these sites is subject to market conditions and may be subject to zoning and other municipal restrictions. The Company believes that as additional wireless video and telecommunications providers emerge, competition for such transmission sites will continue to increase. There can be no assurance that the necessary sites will be available or that the terms upon which access to such sites may be obtained will be acceptable.

RAPID TECHNOLOGICAL CHANGES AND UNCERTAIN MARKET DEVELOPMENT

     The multichannel television and telecommunications industries are subject to rapid and significant changes in technology and frequent service innovations. The effect on the business of the Company of future technological changes, such as changes relating to emerging transmission technologies, cannot be predicted. The Company believes that its future success will depend on its ability, as to which no assurance can be given, to enhance its existing systems or implement new systems to respond to new technologies and to develop and introduce in a timely fashion new products and services on a competitive basis.

     The markets in which the Company competes are constantly evolving. The convergence of traditional telecommunications services and multichannel television services is a recent trend in the industries within which the Company competes. As part of this trend, many telecommunications and cable television operators are attempting to integrate network components. For example, video distribution equipment is being considered for voice and data telecommunications and vice versa. The convergence of these traditional services towards integrated multimedia services presents both opportunity and material risk to companies such as OpTel. The Company will face enhanced competition from competitors with greater financial, technical, marketing and other resources. Many of these competitors may offer packages of services that are more extensive than the services which the Company plans to offer. There can be no assurance that the Company will be able to predict accurately the direction of this evolving market or be able to respond effectively to the highly competitive environment. See
"-- Competition" and "Business -- Competition."

INFORMATION SYSTEMS AND AUTOMATION

     The Company has ordered a new customer management information system which is to be implemented during fiscal 1999 and which the Company expects to be an important factor in its operations. If the customer management information system is not implemented in a timely manner, or is not implemented at all or if it fails or is unable to perform as expected, it could have a material adverse effect on the Company. Furthermore, as the Company's business expands, problems may be encountered with higher processing volumes or with additional automation features, in which case the Company might experience system breakdowns, delays and additional unbudgeted expense to remedy the defect or to replace the defective system with an alternative system.

MANAGEMENT OF GROWTH AND DEPENDENCE ON QUALIFIED PERSONNEL

     The Company is highly dependent upon the efforts of its senior management, the loss of any of whom could impede the achievement of service delivery and marketing objectives and could have a material adverse effect on the Company. The Company has undertaken a rapid expansion of its networks and services. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base and attract and retain highly skilled and qualified personnel. Any failure by the

Company to effectively manage its growth and attract and retain qualified personnel could have a material adverse effect on its business.

COMPETITION

     OpTel competes with a wide range of service providers for each of the services it provides. See "Business -- Competition." Substantially all markets for voice and video services are highly competitive and the Company expects that competition will intensify. In each of its markets, the Company faces significant competition from larger companies with greater access to capital, technology and other competitive resources. The Company's switched local exchange services compete with ILECs, other STS providers, CLECs and competitive access providers ("CAPs") and will compete with long distance telephone companies and franchise cable television operators as they begin to enter the local telephone business. The Company's long distance service competes with established IXCs and resellers. In addition, recent telecommunications offerings, including PCS, and future offerings may increase competition in the telecommunications industry. The Company's private cable television services compete with incumbent franchise cable television operators as well as wireless cable television operators, other private cable television operators, DBS operators and stand-alone satellite service providers. Recent and future legislative, regulatory and technological developments likely will result in additional competition, as telecommunications companies enter the cable television market and as franchise cable television operators and IXCs begin to enter the local telephone market. See "Business -- Regulation." Similarly, mergers, joint ventures and alliances among franchise, wireless or private cable television operators and regional Bell operating Companies ("RBOCs") may result in providers capable of offering bundled cable television and telecommunications services in direct competition with the Company.

     The Company competes with multichannel television operators and telecommunications service providers to obtain Rights of Entry and to enroll subscribers. In most markets serviced by the Company, franchise cable television operators now offer revenue sharing and access fee arrangements to MDU owners. There can be no assurance that these payments will not increase in the future as competition increases for access to the higher quality MDUs. Another basis of competition is the breadth of programming and range of services offered. Although the Company as a matter of course investigates new sources of programming and technologies that may increase its range of services, other larger and more diversified competitors may attract the targeted MDUs based on their increased menu of services. There can be no assurance that the Company will be able to compete successfully with existing competitors or new entrants in the market for such services. See "Business -- Competition."

     Competition also may be enhanced by technological developments that allow competitors of the Company to bypass property owners altogether and market their services directly to the tenants of MDUs. Although the Company's Rights of Entry prohibit tenants from installing receiving equipment on the exterior of the building, these provisions are not always enforced and do not prohibit tenants from utilizing other services and technologies. For example, the Rights of Entry do not prevent a resident from using cellular telephone service offered by another provider. While the Company believes that the exclusivity provisions of its Rights of Entry provide it with competitive advantages, such advantages may be significantly diminished by technological, regulatory and other developments beyond the control of the Company. Such developments may impact the Company's strategies and may require it to expend funds beyond the levels currently contemplated.

     As an emerging CLEC in each of its markets, OpTel faces significant competition for the local exchange services it offers from ILECs which currently dominate their local telecommunications markets. ILECs have longstanding relationships with their customers, which relationships may create competitive barriers. Furthermore, ILECs may have the potential to subsidize competitive service from monopoly service revenues. OpTel believes that various legislative initiatives, including the Telecom Act have removed most of the remaining legislative barriers to local exchange competition. Nevertheless, in light of the passage of the Telecom Act, regulators also are likely to provide ILECs with increased pricing flexibility as competition increases. If ILECs are permitted to lower their rates substantially or engage in excessive volume or term discount pricing practices for their customers, the net income or cash flow of ICPs and CLECS, including OpTel, could be materially adversely affected. In addition, while OpTel currently competes with AT&T, Inc. ("AT&T"),

MCI Telecommunications Corporation ("MCI") and others in the interexchange services market, recent federal legislation permits the RBOCs to provide interexchange services once certain criteria are met. Once the RBOCs begin to provide such services, they will be in a position to offer single source telecommunications service similar to that being offered by OpTel. On December 31, 1997, a Federal District Court in Texas found unconstitutional certain provisions of the Telecom Act restricting the RBOCs from offering long distance service in their operating regions until they could demonstrate that their networks have been made available to competitive providers of local exchange services in those regions. This decision has been stayed pending appeal. If this decision is permitted to stand, it could result in RBOCs providing interexchange service in their operating regions sooner than previously expected. In addition, AT&T and MCI have entered, and other IXCs have announced their intent to enter, the local exchange services market, which is facilitated by the Telecom Act's resale and unbundled network element provisions. OpTel cannot predict the number of competitors that will emerge as a result of existing or new federal and state regulatory or legislative actions. Competition from the RBOCs with respect to interexchange services or from AT&T, MCI or others with respect to local exchange services could have a material adverse effect on OpTel's business. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors for OpTel. Many of OpTel's existing and potential competitors have financial, personnel and other resources significantly greater than those of OpTel.

DEPENDENCE UPON PROGRAM MATERIAL

     The Company has fixed-term contracts with various program suppliers. The average term of such contracts is approximately five years and such contracts are typically renewed upon expiration. If the contracts were terminated or not renewed, the Company would be required to seek program material from other sources, which could place the Company at a competitive disadvantage. Although federal law and FCC regulations require that vertically integrated franchise cable television system operators and cable television programmers sell programming to other video distributors, such as the Company, on fair and non-discriminatory terms, the Company has been denied certain popular sports programming by certain providers who claim that the programming is not required to be licensed to the Company. These denials have adversely impacted, and any such denials in the future could adversely impact, the Company's activities in the affected markets. There can be no assurance that the equal program access laws and regulations will not be invalidated, changed or repealed, which could limit the Company's ability to obtain programming or raise the cost of programming. In addition, one aspect of the equal program access laws, the prohibition on the sale of exclusive distribution rights by certain programmers, is scheduled to expire on October 5, 2002, unless the FCC finds, during a proceeding to be conducted in 2001, that the prohibition continues to be necessary to promote competition in the multichannel television market. See "Business -- Regulation."

REGULATION

     The cable television and telecommunications industries are subject to extensive regulation at the federal, state and local levels. Many aspects of regulation at the federal, state and local levels currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal, or adopt new laws and administrative regulations and policies, the results of which the Company is unable to predict. The United States Congress and the FCC have in the past, and may in the future, adopt new laws, regulations and policies regarding a wide variety of matters, including rulemakings arising as a result of the Telecom Act, that could, directly or indirectly, affect the operation of the Company's business. The business prospects of the Company could be materially adversely affected (i) by the application of current FCC rules or policies in a manner leading to the denial of applications by the Company for FCC licenses or a change in the regulatory status of the Company's private cable television and telecommunications operations, (ii) by the adoption of new laws, policies or regulations, (iii) by changes in existing laws, policies or regulations, including changes to their interpretations or applications, that modify the present regulatory environment or (iv) by the failure of certain rules or policies to change in the manner anticipated by the Company. See "Business -- Regulation."

     The Company believes that its exclusive Rights of Entry are now generally enforceable under applicable law; however, current trends at the state and federal level suggest that the future enforceability of these provisions may be uncertain. The FCC is seeking comment on whether such exclusive contracts should be limited to a maximum period of seven years and whether such an amount of time is reasonably necessary to recover the capital costs of providing service to that MDU. In another proceeding, the FCC is seeking comment on the legal, technical and practical issues relating to whether the FCC should issue a rule preempting state, local and private restrictions on over-the-air reception antennas placed on rental properties or properties not within the exclusive control of the viewer. Although it is open to question whether the FCC has statutory and constitutional authority to compel mandatory access or preempt private restrictions on antennas located on property owned or controlled by others, there can be no assurance that it will not attempt to do so. Any such action would tend to undermine the exclusivity provisions of the Company's Rights of Entry. See "-- Risks Associated with Rights of Entry." There can be no assurance that future state or federal laws or regulations will not restrict the ability of the Company to offer revenue sharing or access payments, limit MDU owners from receiving revenue sharing, or prohibit MDU owners from entering into exclusive access agreements, any of which could have a material adverse effect on the Company's business. See "Business -- Sales and Marketing," "-- Strategic Relationships with MDU Owners" and "-- Regulation."

     The Company uses a substantial number of point-to-point microwave paths, using frequencies in the 18GHz band, in its network architecture. In addition, the Company intends to obtain licenses for paths in other frequency bands, principally in the 23GHz band, in the future. The 18GHz, 23GHz and other frequency bands are licensed by the FCC. After paths are licensed by the FCC, FCC rules require that facilities utilizing such paths must be constructed and fully operational within 18 months of the grant of the license. There can be no assurance that the Company will be able to acquire licenses for the microwave paths that it seeks in the future, or that changes in the FCC's regulations will not limit the Company's ability to use the 18GHz, 23GHz or other desirable frequencies for the distribution of its services, or otherwise impair the Company's microwave licenses. If the Company cannot license the necessary paths on the desired frequencies, it may be necessary to utilize other frequencies for signal transport or other means of signal transport. There can be no assurance that the cost of such alternate means of transport will not exceed those associated with the desired microwave frequency. Further, even if the FCC grants the desired licenses, the Company may not have the financial resources to construct the necessary facilities within the mandated 18 month period. Failure to complete the construction within the mandated period may result in forfeiture of the license. In addition, state and local zoning and land use laws may impede the efficient deployment of the Company's microwave antennas. Any of the foregoing developments could have a material adverse effect on the Company's business. See "Business -- Network Architecture."

     As an emerging CLEC, OpTel is subject to varying degrees of federal, state and local regulation. OpTel is not currently subject to price cap or rate of return regulation at the state or federal level. OpTel is, however, generally subject to certification or registration and tariff or price list filing requirements for intrastate services by state regulators. Although passage of the Telecom Act should result in increased opportunities for companies that are competing with the ILECs, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on OpTel. Moreover, while the Telecom Act reduces regulation to which non-dominant LECs are subject, it also reduces the level of regulation that applies to the ILECs and increases their ability to respond quickly to competition from OpTel and others. In addition, the Telecom Act will permit RBOCs, for the first time, to offer long distance service in the regions where they provide local exchange service upon demonstrating to the FCC and state regulatory agencies that they have complied with the FCC's interconnection regulations designed to foster local exchange competition. While the FCC has not approved the applications to provide in-region long distance service filed to date, it may do so in the future. On December 31, 1997, a federal District Court in Texas found unconstitutional the provisions of the Telecom Act restricting RBOCs from providing long distance service in-region until they could demonstrate that their networks have been made available to competitive providers of local exchange services. The Court has stayed the decision and the issue is under appeal but if the decision is upheld, RBOCs may be able to offer in-region long distance service earlier than otherwise expected. RBOCs would then be able to offer a combination of local and interexchange service to customers in direct competition with OpTel's service offerings.

     In addition, the FCC has put in place access charge reform rules which may over time result in a net decrease in the access charges paid by IXCs to LECs for originating or terminating long distance traffic. To the extent ILECs are afforded increased pricing flexibility or access charges are reduced, the ability of the Company to compete with ILECs for certain services may be adversely affected. On May 8, 1997, the FCC issued an order establishing a new Universal Service support fund. The new Universal Service support fund rules will be administered jointly by the FCC and state regulatory authorities, many of which rules are still in the process of being formulated. The net revenue effect on the Company of these rules is incalculable at this time.

     The majority of states currently permit STS services with relatively few regulatory barriers. However, several states require certification and place some conditions or restraints on the provision of STS services. Additionally, STS providers must comply with the conditions of service set forth in the LEC's tariffs under which STS providers receive service. There can be no assurance that the regulatory environment will continue to be favorable for STS providers or that regulatory changes will not slow or stop the Company's planned migration from an STS provider into a CLEC in each of its markets. Although the current regulatory environment enables competition for local exchange services, there is no assurance that the Company will be able to compete successfully against established providers and new entrants in that marketplace. In addition, various state and federal laws and regulations limit the Company's ability to enforce exclusivity provisions of Rights of Entry so as to exclude other telecommunications providers from an MDU.

CONTROL OF LICENSES BY UNAFFILIATED COMPANY

     The Telecom Act prohibits any corporation directly or indirectly controlled by any other corporation of which more than 25 percent of the capital stock is owned or voted by non-U.S. citizens from holding a common carrier radio station license absent a finding by the FCC that the grant of such a license to such a licensee would serve the public interest. In 1997, the United States agreed, in the context of the World Trade Organization ("WTO") Basic Telecom Agreement, to allow foreign suppliers from WTO member nations, including Canada, to provide a broad range of basic telecommunications services in the United States. Those commitments became effective in February 1998. In light of those commitments, the FCC has determined that it will adopt an "open entry standard" for suppliers of telecommunications services from WTO member nations, including Canada. In conjunction with its new open entry policies, the FCC has adopted a presumption favoring grant of applications to exceed the 25 percent limit on non-U.S. ownership described above when the non-U.S. investment is from a WTO member nation. GVL, the Company's principal stockholder, is a Canadian corporation.

     Prior to the recent developments described above, the Company assigned substantially all of its frequency licenses to Transmissions Holding, Inc. ("THI"), a Delaware corporation controlled by United States citizens, to permit the Company to use its frequency licenses to provide "common carrier" telecommunications services in the event that the Company should desire to do so. The Company has an option to purchase the assets (or the stock) of THI, exercisable at any time, subject to FCC approval. THI is not an affiliate of the Company. While the Company is in the process of reevaluating whether it should hold FCC authorizations directly and, specifically, whether it should exercise its option to purchase the assets or stock of THI, the current ownership of these licenses by THI is subject to a number of risks, including the risk that acts or omissions of THI or its stockholders could result in the revocation of such licenses or the unavailability of such licenses to the Company and the risk that THI may be subject to bankruptcy or similar proceedings which could result in the rejection or termination of the arrangements between THI and the Company with respect to the use of such licenses. While THI and its stockholders have made various affirmative and negative covenants intended to limit the risk to the Company, there can be no assurance that such covenants will not be violated or will be adequate to protect the Company. See "Certain Relationships and Related Transactions -- License Holding Company."

USE OF THE NAME OPTEL

     On April 27, 1998, an action was commenced against the Company in the United States District Court for the Northern District of California by Octel Communications Corp. ("Octel"), charging the Company with trademark infringement, trade name infringement, trademark dilution, and unfair competition (the "Civil Action") based on its use of the name "OpTel" and seeking to enjoin the Company from using the name and trademark "OpTel." The Civil Action follows a now-suspended administrative proceeding in the United States Patent and Trademark Office ("PTO") relating to registration of the "OpTel" mark by the Company. The PTO found the Company's application for registration to be allowable; however, Octel commenced an opposition proceeding claiming that the Company's mark is confusingly similar to the "Octel" mark used by that party in a related field, and claiming that the Company's application had procedural deficiencies. During the course of the PTO proceeding, the Company acquired rights to the marks "Optel" and "Optel Communications" in the telecommunications field which are believed to predate the rights of Octel to its trademark, and the Company commenced two further proceedings against Octel in the PTO seeking cancellation of two of the trademark registrations owned by Octel. The various proceedings in the PTO between the Company and Octel were consolidated and thereafter suspended on May 15, 1998, in view of the commencement of the Civil Action. The answer and counterclaims must be filed by the Company in mid-June. The Company believes it has meritorious counterclaims in the Civil Action and intends to vigorously defend against Octel's claims. Although the Company does not believe that its use of the name "OpTel" infringes on the trademark rights or trade name rights of Octel or any other person, there can be no assurance as to the outcome of the Civil Action or the proceedings in the PTO (if reinstated) or that any such outcome would not materially adversely affect the Company.

LATE FEES CLASS ACTION LITIGATION

     On April 9, 1998, a purported class action complaint was filed in the District Court of Harris County, Texas by Gavin Stewart Clarkson, individually and on behalf of all cable subscribers in the U.S. that have paid late fees to either the group of affiliated entities known as Phonoscope (collectively, "Phonoscope") or the Company. The plaintiff, who formerly subscribed to cable television services provided by Phonoscope, alleges that Phonoscope's charging pre-established late fees for delinquent payments of cable subscription charges constitutes an illegal collection of a penalty and that cable service providers should only be entitled to their actual collection costs. The plaintiff seeks to enjoin Phonoscope and OpTel from collecting, or attempting to collect, such late fees. The case is in its very early stages and the Company has not yet been served with process of the summons and complaint. No assurance can be given as to its ultimate outcome or that any such outcome will not materially adversely affect the Company. OpTel believes that it will have meritorious factual and legal defenses, and intends to defend vigorously against these claims.

CONTROL BY GVL

     After the consummation of the Offering, VPC, an indirect wholly-owned
subsidiary of GVL, will own           shares of the Company's Multi-Vote Common,
representing      % of the voting rights of the Company. Accordingly, VPC can and, following consummation of the Offering, will continue to be able to elect a majority of the Board of Directors of the Company (the "Board") and to control the vote on matters submitted to the vote of the Company's stockholders.

     In addition to its investment in the Company, GVL, through other subsidiaries, currently holds interests in wireless cable systems or licenses to operate wireless cable systems in a number of U.S. markets including San Francisco, San Diego and Victorville, California and Tampa, Florida. These subsidiaries employ multipoint multichannel distribution systems ("MMDS"), satellite master antenna television ("SMATV") systems or hard wire franchise cable television systems. As a result, affiliates of GVL may compete with the Company in markets where their services overlap. In addition, an affiliate of GVL has recently announced its intention to deliver high speed Internet access in the San Francisco area. These services may compete with the Company's high speed Internet offering.

     GVL is party to an indenture which limits the aggregate amount of indebtedness which can be incurred by GVL and its subsidiaries, including the Company, taken as a whole (based upon a ratio of total consolidated indebtedness to consolidated operating cash flow). As a result, GVL's strategies and the operating results of its subsidiaries other than the Company may affect the ability of the Company to incur additional indebtedness. As of February 28, 1998, GVL was able to incur approximately Cdn $670 million

(approximately $462 million based on an exchange rate of $1.00 = Cdn $1.4489 as reported by the Wall Street Journal on Tuesday, May 19, 1998) of indebtedness under its indenture, but there can be no assurance that this number may not decrease substantially in the future. There can be no assurance that GVL will not restrain the Company's growth or limit the indebtedness incurred by the Company so as to ensure GVL's compliance with the terms of its debt instruments.

     GVL, VPC, Capital Communications CDPQ Inc. ("CDPQ"), a subsidiary of Caisse, a Quebec financial institution and minority shareholder of GVL, and the Company are parties to a Stockholders' Agreement, dated as of August 15, 1997 (the "Stockholders' Agreement"), pursuant to which, among other things, CDPQ was granted the right to elect certain directors of OpTel, preemptive rights to acquire new securities issued by the Company subject to certain exceptions (including a registered public offering) and tag along rights upon the sale by VPC of its interest in OpTel. In addition, CDPQ agreed to certain restrictions on the transfer of its shares of Multi-Vote Common. See "Principal
Stockholders -- Stockholders' Agreement."

     A transfer by VPC of its interest in OpTel or a transfer by GVL of its interest in VPC may result in a "Change of Control" under the Indenture, which could require the Company to offer to purchase the Senior Notes. There can be no assurance that the Company would have the financial resources to meet this obligation. Neither VPC nor GVL is under any obligation to prevent a "Change of Control." The occurrence of a "Change of Control" could have a material adverse effect on the Company, including the loss of GVL's strategic involvement with the Company.

YEAR 2000 RISK

     OpTel has implemented a Year 2000 program to ensure that its computer systems and applications will function properly beyond 1999. OpTel believes that it has allocated adequate resources for this purpose and expects its Year 2000 conversion program to be successfully completed on a timely basis. However, successful completion of the Year 2000 conversion program is substantially dependent upon successful implementation of the Company's new customer management information system. The Company's financial accounting system has not been upgraded to eliminate potential Year 2000 related malfunctions. The Company has undertaken a selection process for a new financial accounting system and plans to have the new system selected and implemented within the next twelve months. There can be no assurance that the new customer management information system and financial accounting system will be implemented on schedule or that other components of the Year 2000 conversion program will be completed in a timely manner. See "-- Information Systems and Automation." Other than expenses relating to the acquisition of the customer management information system, OpTel does not expect to incur significant expenditures to address this issue. The ability of third parties with which OpTel transacts business to adequately address their Year 2000 issues is outside of OpTel's control. There can be no assurance that the failure of OpTel or such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on OpTel's business, financial condition, cash flows and results of operations.

LACK OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Class A Common Stock and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price for the Shares will be determined through negotiations among the Company and the Underwriters and may not be indicative of the market price of the Class A Common Stock after the Offering. See "Underwriting." The market prices of securities of early stage communications companies similar to the Company have historically been highly volatile. Future announcements concerning the Company or its competitors, including quarterly results, technological innovations, services offered, government legislation or regulation and general market, economic and political conditions, may have a significant effect on the market price of the Class A Common Stock.

DILUTION

     There will be an immediate and substantial dilution of a purchaser's investment in the Class A Common Stock in that the net tangible book value per share of Class A Common Stock after the Offering will be substantially less than the per share offering price of the Class A Common Stock. See "Dilution."

LACK OF DIVIDEND HISTORY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

     OpTel has never declared or paid any cash dividends on its Common Stock and does not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of OpTel, OpTel's debt facilities and other factors the Board considers appropriate. OpTel intends to retain earnings, if any, to finance the development and expansion of its business, In addition, the terms of OpTel's outstanding indebtedness, including the Senior Credit Facility and the Indenture, and preferred stock restrict the payment of dividends on Common Stock. See "Description of Capital Stock" and "Description of Certain Indebtedness."

ANTI-TAKEOVER PROVISIONS

     VPC's voting control of OpTel, certain other provisions of OpTel's Certificate of Incorporation and Bylaws, the provisions of the Delaware General Corporation Law (the "DGCL") and OpTel's outstanding indebtedness may make it difficult in some respects to effect a change in control of OpTel and replace incumbent management. The existence of these provisions may have a negative impact on the price of the Common Stock, may discourage third-party bidders from making a bid for OpTel or may reduce any premiums paid to stockholders for their Class A Common Stock. In addition, the Board has the authority to fix the rights and preferences of, and to issue shares of, OpTel's preferred stock, which may have the effect of delaying or preventing a change in control of OpTel without action by its stockholders. See "Description of Capital Stock -- Certain Provisions of OpTel's Certificate of Incorporation and Bylaws and of Delaware Law."

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of shares, or the perception that such sales may occur, by existing stockholders under Rule 144 of the Securities Act, or through the exercise of outstanding registration rights or the issuance of shares of Common Stock upon the exercise of options or warrants or conversion of convertible securities, could materially adversely affect the market price of shares of Class A Common Stock and could materially impair OpTel's future ability to raise capital through an offering of equity securities. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of shares of Class A Common Stock prevailing from time to time. See "Description of Capital
Stock -- Shares Eligible for Future Sales" and "-- Registration Rights of Certain Security Holders."

FORWARD LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes" or the negative thereof or other variations thereon or comparable terminology or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only estimates or predictions. No assurance can be given that future results will be achieved. Actual events or results may differ materially as a result of risks facing OpTel or actual events differing from the assumptions underlying such statements. All forward-looking statements made in connection with this Prospectus which are attributable to OpTel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to initial public offerings.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering (based on an assumed
initial public offering price of $     per share) are estimated to be
approximately $     million ($     million if the over-allotment option granted
to the Underwriters is exercised in full) after deducting estimated underwriting discounts and commissions and other offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for capital expenditures related to the purchase and installation of communications equipment and for general corporate purposes, including working capital related to its expansion into new markets. In addition, the Company may use a portion of the net proceeds for acquisitions. Although the Company considers acquisitions from time to time, no agreement or agreement in principal to effect any material acquisition has been reached. Pending such uses, the net proceeds of the Offering will be invested in short-term investment grade securities.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on the Common Stock and does not anticipate paying dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Board and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board deems relevant. In addition, the Company's ability to declare and pay dividends on the Common Stock is restricted by the terms of OpTel's outstanding indebtedness, including the Senior Credit Facility and the Indenture, and preferred stock. See "Risk Factors -- Lack of Dividend History; Restrictions on Payment of Dividends."

                                 CAPITALIZATION

     The following table sets forth, on an unaudited basis at February 28, 1998,
(i) the capitalization of the Company, (ii) the pro forma capitalization after giving effect to the acquisition of the ICS Operations and the conversion of the GVL Notes into Series A Preferred and (iii) the pro forma capitalization as adjusted to give effect to the Offering and the conversion of all outstanding shares of Non-Voting Common and Series B Preferred into shares of Class A Common Stock and the conversion of all outstanding shares of Series A Preferred into shares of Multi-Vote Common. This table should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company and the notes thereto and the Pro Forma Financial Information appearing elsewhere in this Prospectus.

                                                                  AS OF FEBRUARY 28, 1998
                                                         -----------------------------------------
                                                                        PRO        PRO FORMA AS
                                                          ACTUAL     FORMA(1)    ADJUSTED(1)(2)(3)
                                                         ---------   ---------   -----------------
                                                                  (DOLLARS IN THOUSANDS)
Cash and cash equivalents..............................  $  18,388   $  13,844       $ 13,844
Restricted Investments.................................     54,509      54,509         54,509
Short-term investments.................................    111,154     111,154
                                                         ---------   ---------       --------
  Total................................................  $ 184,051   $ 179,507       $
                                                         =========   =========       ========
Indebtedness:
  13% Senior Notes Due 2005............................  $ 218,911   $ 218,911       $218,911
  Convertible notes payable to stockholder.............    139,244          --             --
  Notes payable and other long-term liabilities........    128,856     129,649        129,649
  Deferred acquisition liabilities.....................      5,656       5,656          5,656
                                                         ---------   ---------       --------
       Subtotal........................................    492,667     354,216        354,216
Stockholders' equity:
  Class A common stock, $0.01 par value ("Class A
     Common Stock"); 8,000,000 shares authorized; none
     issued and outstanding; 164,272 issued and
     outstanding pro forma;      issued and outstanding
     pro forma as adjusted.............................         --           2
  Class B common stock, $0.01 par value ("Multi-Vote
     Common"); 6,000,000 shares authorized; 2,353,498
     issued and outstanding; 2,353,498 issued and
     outstanding pro forma;      issued and outstanding
     pro forma as adjusted.............................         24          24
  Class C common stock, $0.01 par value ("Non-Voting
     Common"); 300,000 shares authorized; 225,000
     issued and outstanding; 225,000 issued and
     outstanding pro forma; none issued and outstanding
     pro forma as adjusted.............................          2           2             --
  Series A Preferred Stock, $0.01 par value, 10,000
     shares authorized; none issued and outstanding;
     6,962.2 shares issued and outstanding pro forma;
     none issued and outstanding pro forma as
     adjusted..........................................         --     139,244             --
  Series B Preferred Stock, $0.01 par value; 1,000
     shares authorized; none issued and outstanding;
     991.1 shares issued and outstanding pro forma;
     none issued and outstanding pro forma as
     adjusted..........................................         --      59,466             --
  Additional paid-in capital...........................     97,683     113,780
  Accumulated deficit..................................   (111,371)   (111,371)
                                                         ---------   ---------       --------
       Subtotal........................................    (13,662)    201,147
                                                         ---------   ---------       --------
          Total capitalization.........................  $ 479,005   $ 555,363       $
                                                         =========   =========       ========

---------------

(1) Gives effect to the acquisition of 100% of the ICS Operations and the conversion of the GVL Notes into Series A Preferred as if such events had occurred on February 28, 1998. As of April 30, 1998, the acquisition of approximately 72% of the ICS Operations had been consummated. See "Risk Factors -- Risks Associated with Acquisitions."

(2) Gives effect to the Offering and to (i) the conversion of all outstanding
    shares of Non-Voting Common into     shares of Class A Common Stock upon
    consummation of the Offering, (ii) the conversion of all outstanding shares
    of Series B Preferred into     shares of Class A Common Stock promptly
    following consummation of the Offering and (iii) the conversion of all
    outstanding shares of Series A Preferred into     shares of Multi-Vote
    Common upon consummation of the Offering.

(3) Gives effect to the Offering assuming an initial public offering price of
    $      per share and after deducting the Underwriters' discounts and
    commissions and estimated fees and expenses of $      .

                                    DILUTION

     The net tangible book value per share of the Class A Common Stock is the difference between the Company's tangible assets and its liabilities, divided by the number of shares of Class A Common Stock, Multi-Vote Common and Non-Voting Common outstanding. For investors in the Class A Common Stock, dilution is the
per share difference between the assumed $          per share initial offering
price of the Class A Common Stock offered hereby and the net tangible book value of the Class A Common Stock immediately after completing the Offering. Dilution in this case results from the fact that the per share offering price of the Class A Common Stock is substantially in excess of the per share net tangible book value of the Class A Common Stock prior to the Offering.

     On February 28, 1998, the Company's net tangible book value was approximately negative $123.7 million and the per share net tangible book value based on 2,742,769.54 shares of Class A Common Stock, Multi-Vote Common and Non-Voting Common outstanding was approximately negative $45.11 per share.

     As of February 28, 1998, without taking into account any changes in the Company's net tangible book value subsequent to that date other than to give effect to the sale of the Class A Common Stock offered hereby based on an
assumed offering price of $          per share (after deducting the estimated
offering expenses, including underwriting discounts and commissions), the
conversion of the Non-Voting Common into      shares of Class A Common Stock and
the conversion of the Series A Preferred and Series B Preferred into      shares
of Multi-Vote Common and      shares of Class A Common Stock, respectively
(based on an assumed offering price of $          per share), the pro forma net
tangible book value of each of the assumed outstanding shares of Class A Common
Stock, Multi-Vote Common and Non-Voting Common would have been $          per
share after the Offering. Therefore, investors in the Class A Common Stock would
have paid $          for a share of Class A Common Stock having a net tangible
book value of approximately $          per share after the Offering; that is,
their investment would have been diluted by approximately $          per share.
At the same time, existing stockholders would have realized an increase in net
tangible book value of $          per share after the Offering without further
cost or risk to themselves. The following table illustrates this per share dilution:

Assumed initial public offering price per share of Class A
  Common Stock..............................................            $
  Net tangible book value per share of Class A Common Stock
     before the Offering....................................  $(45.11)
  Increase in net tangible book value per share of Class A
     Common Stock attributable to investors in the
     Offering(1)(2).........................................  $
Pro forma net tangible book value per share of Class A
  Common Stock after the Offering(1)(2).....................            $
                                                                        --------
Dilution to new investors(2)................................            $
                                                                        ========

---------------

(1) After deduction of the estimated offering expenses payable by the Company (including the underwriting discounts and commissions).

(2) Assumes that none of the Company's outstanding options or warrants are exercised. See "Management -- Incentive Stock Plan," and "-- Stock Purchase Plan" and "Description of Capital Stock."

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following selected historical consolidated financial data for the year ended December 31, 1994, the eight month period ended August 31, 1995 and as of and for the years ended August 31, 1996 and 1997 have been derived from the consolidated financial statements of the Company included elsewhere herein and audited by Deloitte & Touche LLP, independent auditors as set forth in their report thereon also included herein. The selected financial data of the Company as of and for the period ended December 31, 1993 and as of December 31, 1994 and August 31, 1995 is derived from the Company's audited financial statements not included herein. The selected financial data presented below as of and for the six month periods ended February 28, 1997 and February 28, 1998 have been derived from unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position and results of operation for these periods. In 1995, the Company changed its fiscal year end to August 31 to match that of its majority stockholder. As a result of the change in fiscal year and the Company's history of growth through acquisitions the Company's historical financial results are not directly comparable from period to period, nor are they indicative of future results of operations in many respects. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the notes thereto, appearing elsewhere in this Prospectus.

                                      PERIOD FROM
                                    APRIL 20, 1993                     EIGHT MONTH
                                  (DATE OF INCEPTION)    YEAR ENDED    PERIOD ENDED
                                    TO DECEMBER 31,     DECEMBER 31,    AUGUST 31,
                                         1993               1994           1995
                                  -------------------   ------------   ------------
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED OPERATIONS DATA
Revenues:
  Cable television..............         $  12            $   240        $  8,783
  Telecommunications............            --                202             788
                                         -----            -------        --------
  Total revenues................            12                442           9,571
Operating expenses:
  Cost of services..............             6                470           4,558
  Customer support, general and
     administrative.............           304              7,733          12,055
  Depreciation and
     amortization...............             8                117           2,420
                                         -----            -------        --------
Total operating expenses........           318              8,320          19,033
                                         -----            -------        --------
Loss from operations............          (306)            (7,878)         (9,462)
Interest expense, net(1)........            (1)               (66)         (1,169)
                                         -----            -------        --------
Loss before income taxes........          (307)            (7,944)        (10,631)
Net loss(2).....................         $(307)           $(7,944)       $(10,161)
                                         =====            =======        ========
Basic and diluted loss per share
  of Common Stock(3)............           N/A                N/A        $  (6.89)

                                                                    SIX MONTHS
                                        YEAR ENDED                     ENDED
                                        AUGUST 31,                 FEBRUARY 28,
                                  -----------------------   ---------------------------
                                     1996         1997          1997           1998
                                  ----------   ----------   ------------   ------------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED OPERATIONS DATA
Revenues:
  Cable television..............   $ 25,893     $ 36,915      $ 17,208       $ 25,247
  Telecommunications............      1,711        2,922         1,414          1,644
                                   --------     --------      --------       --------
  Total revenues................     27,604       39,837        18,622         26,891
Operating expenses:
  Cost of services..............     11,868       19,202         8,702         12,419
  Customer support, general and
     administrative.............     19,636       28,926        12,267         15,855
  Depreciation and
     amortization...............      8,676       14,505         5,820         10,759
                                   --------     --------      --------       --------
Total operating expenses........     40,180       62,633        26,789         39,033
                                   --------     --------      --------       --------
Loss from operations............    (12,576)     (22,796)       (8,167)       (12,142)
Interest expense, net(1)........     (5,854)     (25,739)       (8,125)       (21,885)
                                   --------     --------      --------       --------
Loss before income taxes........    (18,430)     (48,535)      (16,292)       (34,027)
Net loss(2).....................   $(18,430)    $(48,535)     $(16,292)      $(34,027)
                                   ========     ========      ========       ========
Basic and diluted loss per share
  of Common Stock(3)............   $  (8.30)    $ (19.98)     $  (7.01)      $ (13.20)

                                                     DECEMBER 31,              AUGUST 31,
                                                    --------------   ------------------------------   FEBRUARY 28,
                                                    1993    1994       1995       1996       1997         1998
                                                    ----   -------   --------   --------   --------   ------------
                                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents.........................  $ 41   $ 5,019   $  2,036   $  1,677   $ 87,305     $ 18,388
Restricted investments............................    --        --         --         --     67,206       54,509
Short-term investment.............................    --        --         --         --         --      111,154
Property, plant and equipment, net................   509    11,379     48,060    103,800    160,442      203,778
Intangible Assets.................................    --    16,189     55,443     65,876     82,583      110,051
Total Assets......................................   588    33,820    108,072    175,978    403,416      505,171
Convertible notes due stockholder.................    --    15,000     17,950     89,414    129,604      139,244
Total liabilities.................................   206    31,007     39,527    116,700    383,051      518,833
Stockholders' equity..............................   382     2,813     68,545     59,279     20,365      (13,662)

                              PERIOD FROM
                            APRIL 20, 1993                                                                    SIX MONTHS
                               (DATE OF                      EIGHT MONTH          YEAR ENDED                     ENDED
                              INCEPTION)       YEAR ENDED    PERIOD ENDED         AUGUST 31,                 FEBRUARY 28,
                            TO DECEMBER 31,   DECEMBER 31,    AUGUST 31,    -----------------------   ---------------------------
                                 1993             1994           1995          1996         1997          1997           1998
                            ---------------   ------------   ------------   ----------   ----------   ------------   ------------
                                                                   (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA
Net cash flows used in
  operating activities....       $(183)         $ (3,332)      $ (3,494)     $   (453)   $ (15,935)    $  (3,048)     $ (15,215)
Net cash flows used in
  investing activities....        (517)          (10,576)       (72,144)      (72,037)    (143,125)     (107,229)      (171,447)
Net cash flows provided by
  financing activities....         741            18,886         72,655        72,131      244,688       243,615        117,745
Capital expenditures(4)...         517             9,278         22,170        62,121       71,506        24,925         37,900
EBITDA(5).................        (298)           (7,761)        (7,042)       (3,900)      (8,291)       (2,347)        (1,383)

                                                                                  AS OF
                                                              ----------------------------------------------
                                                                        AUGUST 31,
                                                              -------------------------------    FEBRUARY 28
                                                               1995        1996        1997         1998
                                                              -------     -------     -------    -----------
OPERATING DATA
CABLE TELEVISION
Units under contract(6).....................................  173,324     241,496     295,149      372,138
Units passed(7).............................................  170,336     225,433     254,032      320,286
Basic subscribers...........................................   75,944     114,163     132,556      172,643
Basic penetration(8)........................................     44.6%       50.6%       52.2%        53.9%
Premium units(9)............................................   39,753      60,641      95,150      144,832
Pay-to-basic ratio(9)(10)...................................     52.3%       53.1%       71.8%        83.9%
Average monthly revenue per basic subscriber(11)............  $ 22.84     $ 22.70     $ 24.94      $ 27.57
TELECOMMUNICATIONS
Units under contract(6).....................................   10,322      20,945      39,831       61,082
Units passed(7).............................................    9,116      12,364      16,572       17,551
Lines(12)...................................................    2,650       4,126       6,185        6,375
Line penetration(13)........................................     29.1%       33.4%       37.3%        36.3%
Average monthly revenue per line(14)........................      N/A     $ 42.10     $ 47.23      $ 43.64

---------------

 (1) Interest expense, net is reflected net of interest income and interest capitalized in property, plant and equipment. Includes interest expense on the GVL Notes of approximately $919,000, $5,342,000, $15,204,000,
     $6,907,000 and $9,640,000 for the eight month period ended August 31, 1995, the years ended August 31, 1996 and 1997 and the six months ended February 28, 1997 and 1998, respectively.

 (2) The Company had no taxable income for the periods reported. The Company reported an income tax benefit of approximately $469,000 in the eight month period ended August 31, 1995.

 (3) Loss per share is not presented for the periods the Company was organized as a partnership. Loss per share has been restated to reflect the adoption of statement of Financial Accounting Standards No. 128, "Earnings Per Share."

 (4) Capital expenditures include expenditures on property, plant and equipment together with intangible assets excluding expenditures for business acquisitions.

 (5) EBITDA represents earnings before interest expense (net of interest income and amounts capitalized), income tax benefits, depreciation and amortization. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles. In addition, the measure of EBITDA presented herein may not be comparable to other similarly titled measures by other companies. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the cable television and telecommunications industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

 (6) Units under contract represents the number of units currently passed and additional units with respect to which the Company has entered into Rights of Entry for the provision of cable television and telecommunications services, respectively, but which the Company has not yet passed and which the Company expects to pass within the next five years. At this time substantially all units under contract for telecommunications are also under contract for cable television.

 (7) Units passed represents the number of units with respect to which the Company has connected its cable television and telecommunications systems, respectively. The difference between units under contract and units passed represents units for which Rights of Entry have been entered into, but which are not yet connected and activated for cable television and telecommunications services, respectively.

 (8) Basic penetration is calculated by dividing the total number of basic subscribers at such date by the total number of units passed.

 (9) Beginning with the year ended August 31, 1997, to be consistent with most other cable television providers, the Company has revised the method of reporting premium penetration to include all premium units in the calculation. Historically the calculation excluded premium channels that were provided to customers as part of an expanded basic line up or other special arrangements. Prior years have not been restated.

(10) Pay-to-basic ratio is calculated by dividing the total number of premium units by the total number of basic subscribers.

(11) Represents average monthly revenue per the average number of basic subscribers for the fiscal periods ended as of the date shown.

(12) Lines represent the number of telephone lines currently being provided to telecommunications subscribers. A telecommunications subscriber can subscribe for more than one line. The Company has revised its method of reporting lines to reflect only one line in service where multiple customers share a single line. The Company has restated the number of lines previously reported to reflect this change.

(13) Line penetration is calculated by dividing the total number of telecommunications lines at such date by the total number of units passed.

(14) Represents average monthly revenue per the average number of lines for the fiscal period ended as of the date shown. Information with respect to the telecommunications business for the period ended August 31, 1995 is not available.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, the following analysis relates solely to historical results and does not consider any potential impact that the Offering or the proposed use of proceeds may have on the operations and financial condition of the Company.

OVERVIEW

     OpTel is a leading network based provider of integrated communications services, including local and long distance telephone and cable television services, to residents of MDUs in the United States. The Company was organized in April 1993 to build, acquire and operate private cable television and telecommunications systems. The Company seeks to capitalize on opportunities created by the Telecom Act to become the principal competitor in the MDU market to the ILEC and the incumbent franchise cable television operator. The Company has commenced offering central office switched telecommunications services in Houston and Dallas-Fort Worth and expects to offer such services in substantially all of its major markets by the end of calendar 1999.

     Since inception, the Company has experienced substantial growth. This growth has been achieved through a combination of acquisitions of other operators, many of which operated SMATV systems, and the negotiation of new Rights of Entry. As of April 30, 1998, the Company had 369,090 and 27,346 units passed for cable television and telecommunications, respectively. As of such date, OpTel had 202,716 cable television subscribers and 7,399 telecommunication lines in service. In general, the conduct of the acquired operations prior to acquisition was materially different from the conduct of operations following acquisition. Among the changes made in many of the businesses after acquisition were (i) commencing conversion of SMATV systems to 18GHz or fiber optic networks, (ii) delivering customer service from a more advanced national call center in Dallas, (iii) increasing the number of programming channels, (iv) improving technical and field service and system reliability, (v) improving regulatory and financial controls, and (vi) initiating telecommunications services offerings.

     OpTel believes that by utilizing a single advanced network infrastructure it can be the first to market a competitive integrated package of voice and video services in its serviced markets. As of March 31 and April 30, 1998, respectively, the Company's networks delivered cable television services to approximately 229,935 and 244,452 units representing approximately 72% and 61% of the Company's units passed for cable television. The decrease in the percentage of units passed served by the Company's networks is a direct result of the acquisition of the ICS Operations on April 13, 1998. OpTel expects to connect substantially all of the MDUs currently served by SMATV systems to 18GHz or fiber optic networks by the end of calendar 2000. Once an MDU is brought onto the Company's networks, gross profit per subscriber at the MDU generally increases. In addition, networks provide OpTel with the infrastructure necessary to deliver an integrated package of communications services to subscribers at the MDU.

     The Company's telecommunications revenue is comprised of monthly recurring charges, usage charges and initial non-recurring charges. Monthly recurring charges include fees paid by subscribers for line rental and additional features. Usage charges consist of fees paid by end users for long distance, fees paid by the ILEC for terminating intraLATA traffic to the Company's network and access charges paid by carriers for long distance traffic originated and terminated to and from local customers. Initial non-recurring charges include fees paid by subscribers for installation.

     The Company's cable television revenue is comprised of monthly recurring charges paid by subscribers, monthly recurring charges paid by MDU-owners for bulk services and fees paid by subscribers for premium services, and some non-recurring charges. The Company offers its cable services under either retail or bulk agreements. Under retail agreements, the Company contracts directly with MDU residents. Under bulk agreements, the Company contracts directly with MDU owners for basic cable to be provided to all units in a particular MDU, but generally at lower prices than under retail agreements. This lower per unit rate is generally offset by the 100% penetration achieved by bulk agreements. Premium services are contracted for directly by subscribers under both types of agreements and include fees paid for premium channels and pay-per-view. The Company anticipates that its overall revenue per subscriber will increase as the number of bulk contracts declines as a percentage of the Company's Rights of Entry. Additionally, the Company believes that its revenue per subscriber will increase as it migrates its SMATV properties onto the Company's networks. See "Business -- Network Architecture."

     The cost of services for the Company's telecommunications services consists of leased transport facilities, terminating access charges from ILECs, fees paid to IXCs for long distance and revenue sharing. Leased transport facility costs may include the rental of T-1s to connect the MDU's to the ILEC and may include costs associated with connecting the Company's Network Hubs to each other and to its central office switch. Terminating access charges are fees paid to the ILEC for intraLATA calls which are originated by OpTel's subscribers and terminated on the ILECs network. Fees paid to IXCs for long distance include costs associated with terminating toll calls initiated by OpTel's subscribers. Revenue sharing costs include a commission type payment to owners of MDUs for marketing the Company's telephone product.

     The cost of services for the Company's cable television services consists of programming costs, franchise fees and revenue sharing. Programming costs include those fees paid to obtain the rights to broadcast certain video programming. Revenue sharing costs include a commission type payment to owners of MDUs.

     The Company's selling, general and administrative expenses include selling and marketing costs, customer service, engineering, facilities and corporate and regional administration.

     Through February 28, 1998, the Company had invested approximately $339 million primarily in its cable television and telecommunications assets. The Company's revenues have grown from $0.4 million for the year ended December 31, 1994 to $39.8 million for fiscal 1997. While pursuing its investment and development strategy, the Company has incurred substantial up-front operating expenses for marketing, customer operations, administration and maintenance of facilities, general and administrative expenses and depreciation and amortization in order to solicit and service customers in advance of generating significant revenues. As a result of these factors, the Company has generated operating losses of $5.6 million, $22.8 million, $12.6 million, and $9.5 million for the quarter ended February 28, 1998, fiscal 1997, fiscal 1996 and the eight months ended August 31, 1995, respectively, as its cable television and telecommunications customer base has grown. The Company reported positive EBITDA of $0.1 million for the quarter ended February 28, 1998 as compared with negative EBITDA of $1.4 million, $8.3 million, $3.9 million and $7.0 million for the six months ended February 28, 1998 and for fiscal 1997, fiscal 1996 and the eight months ended August 31, 1995, respectively. The Company expects that the incremental operating costs associated with the addition of new customers in its existing markets will be principally limited to customer operations and marketing expenses and, therefore, that its EBITDA will improve significantly. There can be no assurance that the Company will generate operating profits or continue to generate positive EBITDA in the future.

FACTORS AFFECTING FUTURE OPERATIONS

     The principal operating factors affecting the Company's future results of operations are expected to include (i) changes in the number of MDUs under Rights of Entry, (ii) penetration rates for its services, (iii) the terms of its arrangements with MDU owners, including revenue sharing and length of contract,
(iv) the prices that it charges its subscribers, (v) normal operating expenses, which in the cable television business principally consist of programming expenses and in the telecommunications business principally consist of fees paid to long distance carriers, the cost of trunking services and other LEC charges, as well as, in each case, billing and collection costs, technical service and maintenance expenses and customer support services, and (vi) capital expenditures as the Company commences offering central office switched telecommunication services in additional markets and completes its conversion of SMATV systems. The Company's results of operations may also be impacted by future acquisitions.

     The Company anticipates that it will continue to have higher churn than is typical of an incumbent franchise cable television operator due to the frequent turnover of MDU tenants. This churn generally does not result in a reduction in overall penetration rates since the outgoing subscriber is generally quickly replaced by a new tenant in the unit. This may result in average installation revenue per subscriber that is higher than for a franchise cable television operator. Although this may also require higher installation expenses per subscriber, because of the layout of MDUs and the Company's ability to obtain "permission to enter" from the MDU owner, installations can often be completed when the subscriber is not home, limiting the expense of installation. Accordingly, the Company does not believe that churn is as significant an operating statistic as would be the case for franchise cable television operators. With respect to the Company's telecommunications services, the Company believes that its best opportunity for a sale arises when a subscriber first signs a lease and takes occupancy in an MDU. Accordingly, the Company believes that during the early stages of the roll out its central office switched telecommunications services in a market it benefits from the high rate of MDU resident turnover.

RESULTS OF OPERATIONS

     In 1995, the Company changed its fiscal year end to August 31 to match that of its majority stockholder. In addition, all of the Company's acquisitions have been accounted for by the purchase method of accounting. As a result of the Company's growth through acquisitions and the change in fiscal year, the Company's historical financial results are not directly comparable from period to period, nor are they indicative of future results of operations in many respects.

     The following table sets forth, for the periods indicated, certain operating and financial information relating to the Company.

                                                          AS OF                    AS OF
                                                       AUGUST 31,              FEBRUARY 28,
                                               ---------------------------   -----------------
                                                1995      1996      1997      1997      1998
                                               -------   -------   -------   -------   -------
OPERATING DATA
CABLE
Units passed(1)..............................  170,336   225,433   254,032   239,801   320,286
Basic subscribers............................   75,944   114,163   132,556   125,090   172,643
Basic penetration(2).........................    44.6%     50.6%     52.2%     52.2%     53.9%
Average monthly revenue per basic
  subscriber(3)..............................  $ 22.84   $ 22.70   $ 24.94   $ 23.98   $ 27.57
TELECOMMUNICATIONS
Units passed(1)..............................    9,116    12,364    16,572    14,416    17,551
Lines(4).....................................    2,650     4,126     6,185     5,059     6,375
Line penetration(5)..........................    29.1%     33.4%     37.3%     35.0%     36.3%
Average monthly revenue per line(6)..........      N/A   $ 42.10   $ 47.23   $ 51.29   $ 43.64

                                            EIGHT MONTH       YEAR ENDED        SIX MONTH PERIOD
                                            PERIOD ENDED      AUGUST 31,       ENDED FEBRUARY 28,
                                             AUGUST 31,    -----------------   -------------------
                                                1995        1996      1997       1997       1998
                                            ------------   -------   -------   --------   --------
                                                                        (DOLLARS IN
                                                                         THOUSANDS)
FINANCIAL DATA
REVENUE
  Cable television........................    $ 8,783      $25,893   $36,915   $17,208    $25,247
  Telecommunications......................        788        1,711     2,922     1,414      1,644
                                              -------      -------   -------   -------    -------
                                              $ 9,571      $27,604   $39,837   $18,622    $26,891
Gross profit..............................    $ 5,013      $15,736   $20,635   $ 9,920    $14,472
Gross margin..............................      52.4%        57.0%     51.8%     53.3%      53.8%
EBITDA(7).................................    $(7,042)     $(3,900)  $(8,291)  $(2,347)   $(1,383)

---------------

(1) Units passed represents the number of units with respect to which the Company has connected its cable television and telecommunications systems, respectively.

(2) Basic penetration is calculated by dividing the total number of basic subscribers at such date by the total number of units passed.

(3) Represents average monthly revenue per the average number of basic subscribers for the fiscal periods ended as of the date shown.

(4) Lines represent the number of telephone lines currently being provided to telecommunications subscribers. A telecommunications subscriber can subscribe for more than one line. The Company has revised its method of reporting lines to reflect only one line in service where multiple customers share a single line. The Company has restated the number of lines previously reported to reflect this change.

(5) Line penetration is calculated by dividing the total number of telecommunications lines at such date by the total number of units passed.

(6) Represents average monthly revenue per the average number of lines for the fiscal period ended as of the date shown. Information with respect to the telecommunications business for the period ended August 31, 1995 is not available.

(7) EBITDA represents income (loss) from operations before interest (net of interest income and amounts capitalized), income taxes and depreciation and amortization. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles. In addition, the measure of EBITDA presented herein may not be comparable to other similarly titled measures by other companies. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the cable television and telecommunications industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

  Six months ended February 28, 1998 compared with six months ended February 28, 1997

     Total Revenues. Total revenues for the first six months of fiscal 1998 increased by $8.3 million or 45% to $26.9 million compared to revenues of $18.6 million for the first six months of fiscal 1997.

     Cable Television. Cable television revenues in the first six months of fiscal 1998 increased by $8.0 million, or 47%, to $25.2 million from $17.2 million for the comparable period of fiscal 1997, reflecting both a 38% increase in the number of subscribers and a 12% increase in the average monthly revenue per basic subscriber which rose from $23.98 for the first six months of fiscal 1997 to $27.57 for the first six months of fiscal 1998. This increase mainly resulted from property upgrades, annual rate increases and increased premium revenues as the Company's pay to basic ratio improved substantially from 68.5% at February 28, 1997 to 83.9% at February 28, 1998. The Company also continued to grow basic penetration which increased by 1.7% as compared to the first six months of fiscal 1997.

     Telecommunications. Telecommunications revenues for the first six months of fiscal 1998 increased by 14% to $1.6 million from $1.4 million for the comparable period of fiscal 1997. The Company's telecommunication lines penetration over the comparable period rose 1.3% to 36.3% at February 28, 1998. In Houston, the Company has substantially completed its conversion of properties previously served by PBXs to the central office switch. In addition, the Company has installed and tested its central office switch in Dallas-Fort Worth and intends to migrate the MDUs it currently serves through PBXs in that market to the central office switch over the coming months.

     The reduction in average monthly revenue per line to $43.64 for the first six months of fiscal 1998 from $51.29 for the first six months of fiscal 1997 is largely due to an increase in the proportion of total telephone lines supplied to student accommodation where usage is lower than average and to a decrease of the Company's long distance rates. As the number of telephone lines is increased, management expects the influence of the lower usage contracts to be substantially reduced.

     Cost of Services. Gross margins in the first six months of fiscal 1998 improved by 0.5% over gross margins for the first six months of fiscal 1997, reflecting an increase in basic cable margins, an improvement of telecommunications margins with respect to customers served by the Houston central office switch and were partially offset by an increase in the penetration of lower margin premium services.

     Expenses. Expenses (customer support, general and administrative expenses) were $15.9 million for the first six months of fiscal 1998 compared to $12.2 million for the first six months of fiscal 1997. The increase in customer support, general and administrative expenses were in line with the company's budget and was largely due to an increase in personnel associated with the expansion of the Company's operations and recruitment for the roll out of the Company's telecommunications services.

     EBITDA. The Company's EBITDA for the first six months of fiscal 1998 was negative $1.4 million compared to negative $2.3 million for the comparable period of fiscal 1997.

     Interest Expense, Net. Interest expense (net of interest income and amounts capitalized) was $21.9 million for the first six months of fiscal 1998, an increase of $13.8 million over net interest expense of $8.1 million for the first six months of fiscal 1997, reflecting the increase in the Company's debt incurred principally to fund the build out of its network. See "-- Liquidity and Capital Resources."

 Fiscal year ended August 31, 1997 compared to fiscal year ended August 31, 1996

     Total revenues. Total revenues for the fiscal year ended August 31, 1997 increased by $12.2 million or 44% to $39.8 million compared to revenues of $27.6 million for the fiscal year ended August 31, 1996.

     Cable television. Compared to fiscal 1996, cable television revenues increased by $11.0 million, or 42%, to $36.9 million from $25.9 million, reflecting both a 16% increase in the number of subscribers and a 10% increase in the average monthly revenue per basic subscriber which rose from $22.7 for fiscal 1996 to $24.9 for fiscal 1997. The increase in revenue per subscriber resulted from a combination of rate increases following property upgrades, annual rate increases and increased premium revenues as the Company's pay to basic ratio improved from 53% to 64% over the course of the year. The Company continued to grow basic penetration which increased by 1.6% over the year.

     Telecommunications. The Company's strategy is to roll out central office switched local exchange services in each of the major markets in which it operates. Until recently the Company served certain properties as an STS provider, reselling telephone service using PBXs situated at the MDU properties. The Company has not historically promoted such STS service because it was not in line with its strategy to offer central office switched telecommunications services to its subscribers. Despite not promoting telecommunications services during the year, telecommunications contributed $2.9 million of revenue compared to $1.7 million in the preceding year, mainly as a result of increased penetration and a 34% increase in the number of units where telephone service is offered from 12,364 at the end of fiscal 1996 to 16,572 at the end of fiscal 1997.

     Cost of Services. Overall, gross margins decreased over the year from 57.0% to 51.8%, largely due to costs associated with the increase in the number of subscribers served by PBX telephone service, the increase in premium cable penetration which has lower associated margins and, to a lesser extent, an increase in the proportion of the Company's portfolio under revenue sharing arrangements with property owners. The PBX costs represent the costs of interconnecting individual properties with the ILEC's central office switch. These costs will be substantially reduced once the Company is able to utilize its own networks to pass telephone traffic to Company owned central office switches. Consequently the Company expects gross profit margins to improve once its central office switches are employed to serve telephone customers.

     Expenses. Expenses (customer support, selling, general and administrative expenses) were $28.9 million for fiscal 1997 compared to $19.6 million for fiscal 1996. The increase in expenses was largely due to an increase in personnel associated with the expansion of the Company's operations and recruitment for the roll out of the Company's telecommunications services in advance of the expected revenues. In addition the Company incurred a one time reorganization charge of $1.4 million associated with the restructuring of certain senior management positions during the year which was included in operating expenses.

     EBITDA. The Company's EBITDA decreased from negative $3.9 million to negative $8.3 million over the year, largely due to the reduced gross margins and the expansion of the Company's operations in anticipation of the roll out of telecommunications services. The increase in negative EBITDA was largely within expectations given that the Company increased its personnel in the middle of fiscal 1997 in anticipation of two significant events that occurred after the end of the fiscal year: the launch of the Houston central office switch and the consummation of the acquisition of the residential cable television and associated fiber optic network assets of Phonoscope.

     Interest Expense, Net. Interest expense (net of interest income and amounts capitalized) was negative $25.7 million for fiscal 1997, an increase of $19.9 million over net interest expense of negative $5.8 million for fiscal 1996, reflecting the increase in the Company's debt incurred principally to fund the build out of its network.

 Fiscal year ended August 31, 1996 compared with eight months ended August 31, 1995

     Total revenues. Revenues were $27.6 million for fiscal 1996, an increase of 188% over revenues of $9.6 million for the eight months ended August 31, 1995. Of the revenues generated in fiscal 1996, 93.8% and 6.2% represented revenues from cable television and telecommunications, respectively, compared to 91.8% and 8.2%, respectively, for the eight months ended August 31, 1995.

     Cable television. Cable television revenues were $25.9 million for fiscal 1996, an increase of 194%, over cable television revenues of $8.8 million for the eight months ended August 31, 1995. The growth was attributable in part to an increase in the average number of cable television subscribers, which accounted for approximately $15.6 million of the increase. Cable television revenues also grew in part from an increase in the retail price of the Company's cable television services which accounted for approximately $1.5 million of the increase.

     Telecommunications. Telecommunications revenues were $1.7 million for fiscal 1996, an increase of 113% over the eight months ended August 31, 1995. This growth was largely due to an increase in the average number of telecommunications lines.

     Cost of Services. Cost of services was $11.9 million for fiscal 1996, an increase of 159%, from $4.6 million for the eight months ended August 31, 1995. The increases in costs were primarily attributable to the growth in the number of cable television subscribers and telecommunications lines. Gross margins increased from 52.4% for the eight months ended August 31, 1995 to 57.0% for fiscal 1996.

     Expenses. Expenses (customer support, selling, general and administrative expenses) increased to $19.6 million from $12.1 million, or 111%, over the eight months ended August 31, 1995. The increase was largely due to an increase in personnel associated with the expansion of the Company's operations and the rapid growth in the size of the cable television and telecommunications networks and the number of subscribers.

     Included in the above amounts are costs of $2.3 million for fiscal 1996 and $3.8 million for the eight months ended August 31, 1995, relating to assimilating acquisitions made by the Company and including severance, relocation and recruitment costs.

     EBITDA. Negative EBITDA increased to $3.9 million for fiscal 1996. The improvement in negative EBITDA represents an increase of $3.1 million over negative EBITDA of $7.0 million for eight months ended August 31, 1995. Negative EBITDA represented 14.1% of total revenues for fiscal 1996 compared to 73.6% of total revenues for the eight months ended August 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has generated net losses since its inception, resulting in an accumulated deficit of $111.4 million as of February 28, 1998. During the past year, the Company has required external funds to finance capital expenditures associated with the completion of acquisitions in strategic markets, expansion of its networks and operating activities. Net cash used in building the Company's cable television and telecommunications networks and related business activities was $74.9 million for the first six months of fiscal 1998 (including $36.5 million for the acquisition of Phonoscope) compared to $27.4 million for the first six months of fiscal 1997.

     From inception and until the issuance of the Senior Notes, the Company relied primarily on investments from GVL, its principal stockholder, in the form of equity and convertible notes to fund its operations. Effective March 1, 1998, GVL converted all of the outstanding GVL Notes, including accrued interest, into shares of Series A Preferred with an aggregate liquidation preference of approximately $139.2 million. The Series A Preferred earns dividends at the annual rate of 9.75%, payable in additional shares, and is convertible under certain circumstances and at certain prices at the option of the holder into shares of Multi-Vote Common. VPC has advised the Company that upon consummation of the Offering it intends to convert the Series A Preferred into shares of Multi-Vote Common. Based on an initial public offering price of
$          per share, the Series A Preferred will convert into           shares
of Multi-Vote Common. None
of the Company's stockholders or affiliates are under any contractual obligation to provide additional financing to the Company.

     In February 1997, the Company issued the Senior Notes along with 225,000 shares of Non-Voting Common for aggregate net proceeds of $220.2 million. Of this amount, approximately $79.8 million was placed in an escrow account in order to cover the first six semi-annual interest payments due on the Senior Notes. At February 28, 1998, approximately $54.5 million remained in such escrow account.

     In December 1997, the Company obtained the Senior Credit Facility which consists of a $125 million term loan bearing interest at LIBOR plus 3.5% and a $25 million revolving credit commitment. The Senior Credit Facility is secured by a first fixed and floating lien on substantially all of the assets of the Company and its subsidiaries including liens on the shares of the Company's subsidiaries. The proceeds of the term loan have been funded although availability under the Senior Credit Facility will be subject to the Company meeting certain performance criteria and the limitations on additional indebtedness, limitations on certain payments, investments and distributions and limitations on liens and certain asset sales. The Company is in compliance with, or has obtained waivers for, all covenants of the Senior Credit Facility. The Company entered into an interest rate swap agreement covering approximately $75 million of the Senior Credit Facility to comply with certain covenants of the Senior Credit Facility.

     The Company believes, based on its current business plan, that the net proceeds from the Offering, together with its cash on hand and availability under the Senior Credit Facility, will provide the Company with sufficient financial resources to fund its capital requirements through the third quarter of fiscal 2000. The foregoing estimates are based on certain assumptions, including the timing of the signing of Rights of Entry, the conversion of MDUs currently served by SMATV systems to the networks and the telecommunications roll out, each of which may vary significantly from the Company's plan. The Company plans to fund its future capital requirements through internally generated funds with additional public or private debt and/or equity offerings. There can be no assurance that the Company will be successful in obtaining any necessary financing on reasonable terms or at all. See "Risk
Factors -- Significant Capital Requirements and Need for Additional Financing."

     In addition, GVL has the power to prevent the Company from obtaining additional debt or equity financing. See "Risk Factors -- Control by GVL" and "Principal Stockholders -- Stockholders' Agreement." GVL is party to an indenture which limits the aggregate amount of indebtedness which can be incurred by GVL and its subsidiaries, including the Company taken as a whole (based upon a ratio of total consolidated indebtedness to consolidated operating cash flow). As a result, GVL's strategies and the operating results of its subsidiaries other than the Company may affect the ability of the Company to incur additional indebtedness. There can be no assurance that GVL will not restrain the Company's growth or limit the indebtedness incurred by the Company so as to ensure GVL's compliance with the terms of its debt instruments.

     The Company benefits from the fact that it does not require a substantial capital investment in its cable television and telecommunications networks in advance of connecting subscribers to its networks since a significant proportion of the costs comprises the internal wiring and the erection of microwave transmitting and receiving equipment specific to the MDU. These expenditures are, to a large extent, "success-based" and will only be incurred when new properties are brought into service or when existing properties serviced by SMATV or PBX systems are connected to the networks. When a new Right of Entry is signed, it takes approximately four months of construction work to activate signal at the property. Once the property is activated, penetration rates increase rapidly. The balance of the budgeted capital expenditures is for infrastructure assets not related to individual MDUs. These assets include central office switches, cable television head ends, computer hardware and software and capitalized construction costs. The Company can to some degree control the timing of the infrastructure capital expenditures by controlling the timing of the telecommunications roll out and the scope of its expansion.

     In order to accelerate the achievement of the Company's strategic goals, the Company has from time to time held, and continues to hold, preliminary discussions relating to possible acquisitions by the Company and possible investments in the Company by strategic investors. There can be no assurance that any agreement with any potential strategic investor or acquisition target will be reached nor does management believe that any thereof is necessary to successfully implement its strategic options.

YEAR 2000 COMPLIANCE

     OpTel has implemented a Year 2000 program to ensure that its computer systems and applications will function properly beyond 1999. OpTel believes that it has allocated adequate resources for this purpose and expects its Year 2000 conversion program to be successfully completed on a timely basis. However, successful completion of the Year 2000 conversion program is substantially dependent upon successful implementation of the Company's new customer management information system. The Company's financial accounting system has not been upgraded to eliminate potential Year 2000 related malfunctions. The Company has undertaken a selection process for a new financial accounting system and plans to have the new system selected and implemented within the next twelve months. Other than expenses relating to the acquisition of the customer management information system and financial accounting system OpTel does not expect to incur significant expenditures to address this issue. See "Risk Factors -- Year 2000 Risk."

RECENTLY ISSUED ACCOUNTING PRINCIPLES

     Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," is effective for earnings per share calculations and disclosures for periods ending after December 15, 1997, including interim periods, and requires restatement of all prior period earnings per share data that is presented. SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share," and provides reporting standards for calculating "Basic" and "Diluted" earnings per share. The Company has adopted SFAS No. 128 and its earnings per share computations have been restated for all prior periods.

     The Financial Accounting Standards Board ("FASB") issued, in February 1997, SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure and is effective for financial statements for periods ending after December 15, 1997. The Company currently discloses substantially all of the requirements of SFAS No. 129. Any additional information required will be disclosed beginning August 31, 1998. There will be no impact on the Company's results of operations or financial position.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company has evaluated the requirements of SFAS No. 130 and will begin disclosing the appropriate information in the first quarter of fiscal 1999. There will be no impact on the Company's results of operations or financial position.

     The FASB also issued, in June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public companies disclose information about operating segments, products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company is currently evaluating the applicability of the requirements of SFAS No. 131. Depending on the outcome of the Company's evaluation, additional disclosure may be required beginning in fiscal 1999. There will be no impact on the Company's results of operations or financial position.

INFLATION

     The Company does not believe that inflation has had a material effect on its results of operations to date. However, there can be no assurance that the Company's business will not be adversely affected by inflation in the future.

                                    BUSINESS

THE COMPANY

     OpTel is a leading network based provider of integrated communications services, including local and long distance telephone and cable television services, to residents of MDUs in the United States. As a rapidly growing ICP, OpTel continues to build upon its position as the largest provider of private cable television services to MDUs in the United States. In each market that it serves, OpTel seeks to become the principal competitor in the MDU marketplace to the ILEC and the incumbent franchise cable television operator by providing a package of voice, video and Internet access services at competitive prices. OpTel believes its contractual relationships with MDU owners and associations and its ability to deliver an integrated service offering to MDU residents over its own networks provide it with a competitive advantage.

     Industry sources estimate that annual revenues generated by the U.S. communications industry in 1997 were approximately $223 billion (consisting of approximately $192 billion in telecommunications revenues and $31 billion in cable television revenues). The Company believes that a significant portion of such revenue is attributable to residential users. OpTel recognizes the opportunity to address the residential market by focusing on providing integrated services to MDUs. MDUs comprise a wide variety of high density residential complexes, including high- and low-rise apartment buildings, condominiums, cooperatives, town houses and mobile home communities. According to 1990 U.S. Census Bureau data, there are more than 13.2 million dwelling units in MDUs with greater than 10 dwelling units in the United States. Within the MDU market, the Company focuses on Large MDUs. Based on industry sources, the Company believes that, within its existing markets, as of March 25, 1998, there are approximately 3.0 million dwelling units within these Large MDUs.

     The Company is currently building telecommunications infrastructure in its serviced markets and expects, by the end of calendar 1999, to be in a position to offer facilities based telecommunications services in each of its major markets. The Company presently offers services where it has a Right of Entry with an MDU owner to provide its cable television and/or telecommunications services. The Company classifies a unit as "passed" if it is within an MDU for which the Company has a Right of Entry and the Company has connected and activated the equipment necessary to provide services. As of April 30, 1998, the Company had 369,090 units passed for cable television services. At that date, OpTel had 202,716 cable television subscribers and 7,399 telecommunication lines in service.

     OpTel began operations in April 1993 with a strategy of consolidating the then fragmented "private cable" television, or non-franchise cable television, industry serving MDUs. Securing long-term Rights of Entry has been an integral element of this strategy. The Company's Rights of Entry typically have original terms of 10 to 15 years (five years for Rights of Entry with condominium associations). The weighted average unexpired term of the Company's Rights of Entry was approximately eight years as of April 30, 1998 (assuming the Company's exercise of available renewal options). Rights of Entry generally provide financial incentives to the property owners to promote and sell the Company's cable television and telecommunications services to MDU residents. The Company provides video programming to MDUs primarily under exclusive Rights of Entry. The Company initially offered STS to MDUs serviced under telephone Rights of Entry utilizing remote PBX switches. In accordance with its communications strategy, the Company has begun the process of migrating its STS traffic to its own central office switches and its own network facilities. The Company intends to grow its business by negotiating additional Rights of Entry to serve MDUs currently served by other providers and newly-constructed MDUs, by acquiring other existing operators that serve MDUs, as appropriate, and by providing MDUs it currently serves for cable television with additional services, such as telephone and Internet access.

     The Company currently provides cable television and telecommunications services in several metropolitan areas including Houston, Dallas-Fort Worth, Los Angeles, San Diego, Miami-Ft. Lauderdale, Phoenix, Denver, San Francisco, Chicago, Atlanta and Orlando-Tampa. The Company has commenced offering central office switched local exchange services in Houston and Dallas-Fort Worth and is licensed as a CLEC in each of its other major markets. The Company selected its current markets based upon their growth characteristics, competitive conditions, MDU concentrations, favorable demographics and regulatory environment.

     Since April 1995, OpTel has been indirectly majority owned by GVL, which also owns the second largest cable television operator in Canada (based on number of subscribers). GVL has invested approximately $250 million in OpTel in the form of equity capital and subordinated convertible notes (including accrued interest). See "Prospectus Summary -- Recent Developments." These invested amounts have been critical to OpTel's growth. In addition, key members of the Company's management team gained experience in the competitive offering of telecommunications and cable television to residential markets while serving as executives of a GVL affiliate in the United Kingdom. OpTel management's extensive operating experience in both the telecommunications and cable television industries, including the construction and design of networks and sales and customer support, provides OpTel with significant expertise in managing and developing an infrastructure to support voice, video and Internet access operations.

INDUSTRY OVERVIEW -- MARKET OPPORTUNITIES

  Widespread Changes in Communications Industry

     Both the telephone and cable television segments of the communications industry are currently undergoing widespread changes brought about by, among other things, (i) decisions of federal and state regulators which have opened the monopoly local telephone and cable television markets to competition, (ii) the ensuing transformation of the previously monopolistic communications market controlled by heavily regulated incumbents into a consumer-driven competitive service industry, and (iii) the need for higher speed, higher capacity networks to meet the increasing consumer demand for expanded communications services including broader video choices and high speed Internet services. The convergence of these trends has created opportunities for new types of communications companies capable of providing a wide range of voice, video and data services.

  Opening of Communications Markets

     Divestiture of the Bell System. Until the passage of recent federal legislative reform and other state and federal regulatory efforts to expand competition into the local telephone market, the structure of the U.S. telecommunications industry was shaped principally by the 1984 court-supervised divestiture of local telephone services from AT&T (the "Divestiture") and other judicial and regulatory initiatives which were designed primarily to implement structural and technical industry changes through which competition could develop in the long distance market. Under this structure, the RBOCs and certain other LECs were permitted to retain their monopolies in the provision of local exchange services, but were required to connect their local subscribers to the long-distance services of AT&T and other IXCs. Under this regime, two distinct industry segments developed; competitive IXCs, which offered subscribers long distance telephone services between judicially defined LATAs, and monopoly LECs, which offered subscribers local and toll services within judicially defined LATAs, including connection (or "access") to IXCs for interLATA long-distance services. As a result, the long-distance business became intensely competitive, with low barriers to entry and many service providers competing in a commodity-type market, while providers of local exchange services continued to face relatively little competition.

     Deregulation of Local Telephone Services. After the structural and technical network changes were put in place following the Divestiture to give IXCs other than AT&T "equal access" to the local exchange facilities of the monopoly ILECs, and with long-distance competition beginning to provide consumers with diverse services and lower rates, regulatory policy gradually began to examine whether the competitive benefits which were being experienced in the long-distance marketplace as a result of Divestiture should be expanded to local exchange services. While a small number of states and the FCC had already adopted rules and regulations which opened certain limited and discrete segments of the local exchange market to competition from CAPs and CLECs offering primarily dedicated high-speed private line and some local switching services to large business users, the passage of the Telecom Act in February 1996 codified the pro-competitive policies on a national level and required both the FCC and the state regulatory commissions to adopt dramatic and sweeping changes in their rules and regulations in furtherance of those policies. The Telecom Act required regulators to remove market entry barriers and to enable companies like OpTel to become full service providers of local telephone service by, among other things, mandating that the ILECs provide interconnection and competitively priced network facilities to competitors. In addition, the Telecom Act permits RBOCs to offer long-distance interLATA services in competition with IXCs once they have demonstrated that they have implemented changes to permit economically efficient competition in their local markets for both business and residential services. The Telecom Act also repealed the LEC/cable television cross-ownership restriction, which prohibited LECs from providing multichannel television directly to subscribers in their telephone service areas. See "-- Regulation."

     Deregulation of Cable Television. Unlike the local telephone market, the cable television market is not subject to regulatory or statutory prohibitions on competition. Nevertheless, competition to incumbent franchised cable television operators has developed in only a handful of markets nationwide. Because of the lack of any meaningful competition, in 1992 Congress passed legislation providing for the regulation of certain cable rates. Subsequently, as part of its general goal of supplanting regulation with competition, the Telecom Act took further steps to provide alternative regulatory structures to encourage entry into the multichannel video programming distribution market.

     OpTel's Opportunity. The incumbent local telephone and cable television providers to date have generally been slow to expand their services beyond their traditional lines of business. In particular, the LECs generally have not offered video programming services, nor have the incumbent cable operators generally entered the telephone services market. In addition, most of the other new competitive entrants, including most CLECs, have focused almost exclusively on providing telephone service to medium to large commercial customers and have tailored the coverage area of their networks and the configuration of their business operations to provision services accordingly. Similarly, while a number of companies have begun to market wireless alternatives to cable television service, those companies have not generally begun to offer telephone services to their customers.

     Typically, the last mile connection between an ILEC and its customer is a copper wire twisted pair and the last mile connection of a cable television company is coaxial cable. The Company believes that in its markets, it is the only competitor able to serve a single subscriber with both twisted pair and coaxial cable last mile connections. Accordingly, OpTel believes that it is well-positioned to take advantage of the new regulatory and market environment and that it will be among the first to offer a single-source package of integrated voice, video and Internet access services in its MDU markets. By combining the enhanced telephone and Internet access services offered by CLECs with high quality video programming, OpTel will act as a single source provider of a wide range of voice, video and Internet access services to the MDU market. OpTel's integrated service offerings are available either individually or in bundled packages, providing the consumer with added choice and convenience.

STRATEGY

     OpTel's goal is to become the nation's largest ICP focusing on MDU markets. OpTel's strategy for achieving this goal includes the following key components:

     Provide an Integrated Service Offering. OpTel believes that by utilizing a single advanced network infrastructure it can be among the first to market a competitive integrated package of voice and video services in its target markets. OpTel focuses exclusively on the integrated communications needs of the MDU resident, which distinguishes OpTel from other competitors. OpTel believes that MDU residents are attracted by bundled service offerings, competitive pricing and integrated billing. The Company plans to supplement its voice and video offerings with high speed Internet access in all of its serviced markets. The Company also intends to introduce integrated billing of its bundled services during fiscal 1999.

     Deploy Cost Effective Networks. OpTel's networks are specifically designed to provide services to MDUs. The Company uses a combination of point-to-point microwave transmission equipment and fiber optic cable in order to offer a single source for video, voice telecommunications and eventually high speed Internet access services. A substantial amount of the capital required to provide property-specific voice and video services to an individual MDU is invested only after the Company and the owner of the MDU have entered into a Right of Entry for the MDU. The capital expenditures required to serve an MDU are therefore, to a large extent, "success-based" and will only be incurred shortly before properties are first brought into service or as needed to bring non-network served MDUs onto the Company's networks. In markets served by the Company's microwave networks, OpTel expects that the incremental capital required for it to launch central office switched telecommunications services and to connect customers will be lower than that of its competitors. Unlike copper- and fiber-based systems that require installation and maintenance of a significant amount of wire and cable, the Company's microwave networks generally will not require the installation and maintenance of physical wires between the MDU based equipment and the Company's Network Hubs. As a result, OpTel expects to enjoy a lower network cost structure than certain of its competitors.

     Pursue Focused Marketing Strategy. Strategic relationships with MDU owners are a key element of the Company's marketing strategy. The Company negotiates long term Rights of Entry with MDU owners under which the Company obtains, among other things, the exclusive right to provide cable television services to an MDU or group of MDUs and an undertaking by the MDU owner to promote OpTel as the preferred telecommunications alternative to the ILEC within the MDU. The Rights of Entry generally provide MDU owners with financial incentives to work closely with the Company to promote its products and services. The Company offers prospective customers the opportunity to subscribe for Company services at the same time they sign their unit leases. The Company believes this access, coupled with customer preference for a single source of cable television and telecommunications services, significantly enhances its customer marketing efforts. In addition, the Company markets to MDU residents through (i) direct mail and direct sales campaigns, (ii) special promotion and sign-up parties,
(iii) establishment of a physical presence at a MDU and (iv) distribution of point-of-sale marketing materials.

     Provide Superior Customer Service. The Company believes that superior customer service is important to MDU residents. Therefore, the Company has dedicated resources to providing services that attract and retain subscribers. The Company has a national customer service center staffed with knowledgeable representatives to address the needs of customers 24-hours-a-day, seven-days-a-week. The Company has established direct lines to facilitate rapid response to calls initiated by MDU owners and managers. The Company also has dedicated local service teams that provide prompt installation and response to customer service calls. Because the Company believes that the best way to control the quality and consistency of technical and field services is to train and supervise the service technicians, the Company relies primarily on its own personnel to perform these functions. The Company also has established stringent staff training procedures, including its Operational Excellence continuous improvement program, and internal customer service standards.

     Pursue Selective Acquisitions and Strategic Relationships. To expand its markets and to achieve critical mass in its existing markets, the Company often evaluates opportunities to make acquisitions. Since May 1996, the Company has completed six acquisitions representing approximately 700 MDUs served and 103,000 subscribers. In addition, the Company has entered into strategic relationships for the delivery of high speed Internet access services, and will continue to evaluate other alliances including those permitting it to host additional third-party traffic on its switches.

MARKETS

     Historically, the Company's strategy has been to enter markets either through the acquisition of private cable television operators serving the target market or by entering into Rights of Entry with a major MDU owner in the market. Upon acquisition of an operator, the Company historically has begun the process of upgrading the acquired systems by converting MDUs from SMATV technology to the Company's microwave or, in Houston, fiber optic networks, adding additional programming and improving customer service. In addition, the Company has been able to achieve cost efficiencies by consolidating acquired operations into its existing organization. The Company's strategy for entering new telecommunications markets is through the deployment of network infrastructure and interconnecting such infrastructure to the Company's existing video distribution network. See "-- Network Architecture."

     The following table sets forth the markets where OpTel currently operates and, for each such market, certain additional information including the date the Company launched, or intends to launch, its central office switched telecommunications service offering. The timing and order of the launch of central office switched telecommunications services in each of the Company's markets may vary and will depend on a number of factors, and no assurance can be given the Company will launch such services in each of its markets.

                                            NUMBER OF
                                              UNITS
                             NUMBER OF       IN MDUS                         CABLE
                             UNITS IN     WITH OVER 150    UNITS PASSED   TELEVISION    TELECOMMUNICATIONS   EXPECTED CLEC SERVICES
         LOCATION            MARKET(1)      UNITS(2)       FOR CABLE(3)   SUBSCRIBERS    LINES IN SERVICE         LAUNCH DATE
         --------            ---------    -------------    ------------   -----------   ------------------   ----------------------
Houston....................   362,960         315,401        136,722         67,715           2,251          In service
Dallas-Fort Worth..........   485,623         405,122         43,644         21,395           2,291          In service
Los Angeles................   730,405         294,644         17,777         10,966              75          Fiscal 1999
San Diego..................   503,899         304,043         21,224         12,469             164          Fiscal 1999
Miami-Ft. Lauderdale.......   233,507         224,859         20,857         16,290             129          Fiscal 1999
Phoenix....................   219,334         155,412         24,648         10,377             117          Fiscal 1999
Denver.....................   141,789         105,670         17,449         10,047             303          Fiscal 1999
San Francisco..............   409,555         246,278         24,466         17,128              68          Fiscal 1999
Chicago....................   416,985         342,214         29,708         17,974             113          Fiscal 1999
Atlanta....................   284,805         233,242          9,456          5,146              75          Fiscal 2000
Orlando-Tampa..............   239,955         204,928         11,396          7,318             245          Fiscal 2000
Other markets(4)...........   198,036         156,925         11,743          5,891           1,568
                             ---------      ---------        -------        -------           -----
        Total(5)...........  4,226,853      2,988,738        369,090        202,716           7,399
                             =========      =========        =======        =======           =====

---------------

(1) Represents rental units in MDUs and is based on information published by industry sources. The number of units do not include condominiums. According to 1990 U.S. Census Bureau data there were 1.8 million dwelling units in condominiums in the Company's markets.

(2) Represents rental units in MDUs with more than 150 dwelling units in the United States and is based on information published by industry sources. The number of dwelling units in MDUs with greater than 150 dwelling units do not include condominiums.

(3) Units passed represents the number of units to which the Company has connected its cable television systems. The Company has connected and activated telecommunications infrastructure at only 27,346 of the units passed for cable television services.

(4) Other markets include Austin, Corpus Christi and San Antonio, Texas; Daytona Beach and Tallahassee, Florida; Las Vegas, Nevada; Indianapolis, Indiana; and greater Washington, D.C. Other than with respect to Austin, Texas and Indianapolis, Indiana, the Company has not yet decided whether to concentrate in these markets and launch telecommunication services or to dispose of assets in these markets.

(5) Excludes 29,051 units passed for cable, 15,828 cable television subscribers, and 778 telecommunications lines in services related to the portion of the acquisition of the ICS Operations not consummated as of April 30, 1998.

     The Company installed its first central office switch in the Houston market in October 1997 and currently offers switched access local exchange services to most of its telecommunications customers in Houston. The Company installed, activated and tested its central office switch in the Dallas-Fort Worth market in April 1998 and is currently providing switched access local exchange services to select customers in Dallas-Fort Worth. As of April 30, the Company had 44,359 units under contract for telecommunications in Houston and Dallas-Fort Worth. The Company intends to progressively commence full scale marketing of local exchange based telecommunications services in all of its major markets by the end of calendar 1999. The Company is licensed as a CLEC in all of its major markets and has completed or is negotiating interconnection agreements with the principal ILECs in each of these markets.

SERVICES

     OpTel provides a wide range of voice, video and Internet access services, both individually and as integrated service offerings.

     Voice. OpTel's telephone Rights of Entry generally provide that the MDU owner will market exclusively OpTel's local telephone services to MDU residents. In the markets where it has central office switches, OpTel competes with ILECs and CLECs by offering local exchange telephone service, including standard dial tone access and substantially all other feature groups provided by the ILEC. OpTel offers a wide range of value-added services, including call forwarding, call waiting, caller identification, conference calling, speed dial, calling card, 800-numbers and voice mail. OpTel generally prices its local telephone offering at a discount to the ILEC rates in each of its serviced markets. OpTel also provides long distance services, including outbound, inbound, calling card and operator services. OpTel contracts or plans to contract for other ancillary services, including operator service, directory listings and emergency 911 service and, in certain markets, transport, from the local ILEC and other service providers.

     The Company currently provides telephone service under two regulatory frameworks. In Houston and Dallas-Fort Worth, the Company provides telephone services as a CLEC through Company owned central office switches. In other markets, OpTel provides telephone services as an STS provider. The Company intends to convert substantially all of its STS telephone operations to CLEC operations and to provide switched access local exchange services to substantially all of its telephone customers by the end of calendar 1999.

     Video. OpTel offers its subscribers a full range of popular cable television programming at competitive prices. The Company's networks are capable of delivering up to 72 uncompressed analog channels of programming. The Company offers various programming packages to its cable television subscribers. The Company's basic video programming package provides extensive channel selection featuring all major cable and broadcast networks. The Company's premium video programming package features uninterrupted, full-length motion pictures, sporting events, concerts and other entertainment programming and includes HBO, Cinemax, Showtime and The Movie Channel, as well as supplementary channels such as HBO 2, HBO 3 and Cinemax 2. Premium services are offered individually or in discounted packages with basic or other services. Certain of the Company's systems are capable of offering movies, sporting events, concerts and other special events on a pay-per-view basis.

     In addition, the programming selections available at an MDU can be tailored to the demographics of each MDU and, unlike franchise cable television operators which may be required to carry all local broadcast channels and public access channels, the Company can utilize all of its available channels to provide popular entertainment, news and information programming.

     The Company's programming packages are generally competitively priced compared to similar packages offered by the incumbent franchise cable television operator.

     To enhance its video programming offerings, the Company has made arrangements with a DBS service provider for distribution of additional video programming via DBS technology. The Company currently provides this programming on a limited basis to MDUs in its San Francisco and Miami-Ft. Lauderdale markets using a single, standard direct broadcast satellite receiving antenna at each serviced MDU. The DBS signal is received in digital form, converted at the MDU receiver site to analog form and over coaxial cable distributed to the subscriber's unit. DBS transport permits the Company to provide basic programming or to supplement the Company's other programming services.

     High-Speed Internet Access. OpTel currently provides Internet access service to residents of certain properties in the Houston market in collaboration with a local ISP and a local CAP. OpTel is currently testing a high-speed Internet access service in Dallas-Fort Worth in conjunction with I(3)S, Inc. ("I(3)S"), an ISP. The Company and I(3)S have a strategic alliance to provide high-speed Internet services in the Company's major markets. Following successful completion of its testing, the Company intends to roll out its high speed Internet access service in substantially all of its major markets.

     The Company expects to offer customers a choice of transmission speeds ranging from approximately 64 kilobits ("KB") per second (normal dial-up Internet speed is typically 28.8 KB per second) to 10 megabits ("MB") per second. In MDUs where data transport is to be provided via the Company's networks, the Company expects to be able to offer transmission speeds of up to 10 MB per second. In MDUs where the Company utilizes leased transport facilities, the Company may choose to offer transmission speeds of up to 1.5 MB per second, however, higher transmission speeds could be offered through the lease of incremental bandwidth. Internet connections providing transmission speeds over 0.5 MB per second are generally referred to as "high-speed." The transmission speeds that the Company intends to offer will greatly exceed the 64 KB per second speed available from many LECs through Integrated Services Digital Network ("ISDN") technology.

     OpTel initially will connect each property to the ISP's point of presence using OpTel's microwave transport or its owned or leased fiber transport. At each property, the data stream will be carried to the subscriber's unit via the property's existing coaxial cable distribution wiring. The subscriber will connect a personal computer to the high-speed Internet service using software provided by the ISP and the subscriber's cable modem which will be connected to a standard cable television outlet.

     Wholesale Services to ISPs. The Company believes that with the recent growth in demand for Internet services, numerous ISPs are unable to obtain network capacity rapidly enough to meet customer demand and eliminate network congestion problems. The Company plans to supplement its core end user product offerings by providing a full array of local services to ISPs, including telephone numbers and switched and dedicated access to the Internet.

NETWORK ARCHITECTURE

     The Company's strategy is to deliver all of its service offerings through integrated networks. OpTel's networks are designed specifically to provide services to MDUs. The Company uses a combination of point-to-point microwave transmission equipment and fiber optic cable in order to offer a single source for video, voice telecommunications and eventually high speed Internet access services. As of April 30, 1998, the Company had 46 microwave networks in service in eleven metropolitan areas, and, in Houston, three fiber optic networks, covering over 400 route miles. In order to integrate service offerings, the Company actively adds properties it services within existing network coverage to these networks and seeks to cost effectively develop new networks to cover MDU clusters serviced by the Company in new or expanded markets.

     To maximize network coverage of its microwave networks, the Company establishes hubs designed to service MDU clusters (each a "Network Hub"). Network Hubs usually are located on rooftops or towers. The network is extended from the Network Hubs to the serviced MDUs via point-to-point microwave. Each Network Hub includes equipment to receive and transmit the Company's video programming. The signal is transmitted to a receiving dish at the MDU which must be within the line of site of the Network Hub or a repeater site. To ensure transmission quality, the Company limits the radius of each microwave link to between four and ten miles, depending on topographic and climatic conditions. Within the MDUs it serves the Company distributes video programming via conventional coaxial cable. The on-property network uses a combination of traps (electronic filtering devices), addressable decoder-converter boxes and interdiction. The Company has recently completed field testing interdiction devices and has begun deploying them in several of its current systems. Interdiction devices will permit the Company to activate and deactivate services or specific channels by remote command from a centralized location. When implemented, these devices will afford quicker activation and disconnection, eliminate or significantly reduce the need for traps and for decoder-converter boxes in the home, eliminate or significantly reduce service calls and provide better picture quality. The Company believes that these devices will also result in better collection experience, higher premium service penetration and greater customer satisfaction.

     OpTel's network design is digital capable. All voice traffic over OpTel's networks is digitally compressed. The networks will facilitate digital compression for video signal when economical and required by the marketplace. If OpTel is required to carry digital broadcast programming (e.g., HDTV), then the networks may be upgraded to transmit such programming without material architectural change. See "-- Regulation."

     The Company transports video programming to MDUs which are not yet on the Company's networks by receiving video programming at a self-contained SMATV head end located at the MDU. The Company intends to convert substantially all of its SMATV systems to 18GHz, 12GHz (principally in Denver) or fiber optic networks by the end of fiscal 2000.

     To roll out its central office switched voice telecommunications offering in areas covered by its microwave networks, the Company will link its Network Hubs to both the central office switch and other Network Hubs to form a network backbone. This network backbone will utilize either of 6GHz or 11GHz microwave or fiber optic transmission capacity to form synchronous optical network ("SONET") self-healing rings that provide high speed redundant connections for the delivery of voice traffic. Where it uses fiber, the Company either will install its own fiber optic facilities or on a limited basis will lease fiber from other providers. Voice traffic will be delivered from a Network Hub to a serviced MDU over 23GHz microwave links. The 23GHz microwave links will use the same microwave transmission equipment that is used to relay video signal. Voice traffic is delivered to the individual unit using a traditional copper wire twisted pair. The Company has recently commenced offering network based central office switched telecommunication services on its fiber optic networks in Houston and in Dallas-Fort Worth over its microwave networks.

     The Company has chosen the 5ESS-2000 digital switch manufactured by Lucent. Unlike traditional long distance or local switches, the Lucent switch enables the Company to provide local and long distance services from a single platform. This uniform and advanced switch platform enables the Company to (i) deploy features and functions quickly in all of its networks, (ii) expand switch capacity in a cost effective manner and (iii) lower maintenance costs through reduced training and spare part requirements. The Company expects to continue to deploy Lucent switches to provide a consistent technology platform throughout its network. The Company will use its networks to aggregate MDU long distance and local traffic at its central office switch. As an initial entry strategy in certain markets, the Company intends to lease telecommunication switch capacity in certain markets from third-party providers in order to accelerate the roll out of telephone services and to migrate telecommunications services to its own switch over time. OpTel has entered into an agreement with a national CLEC, pursuant to which OpTel may purchase local telephone service and local loop elements. During any time period and in any market that the Company is purchasing such services from the CLEC, the CLEC has the exclusive right to provide OpTel with these services. OpTel is required to maintain each service ordered for a 24-month minimum period.

     In areas where the Company offers telecommunications services but where it has not yet migrated to its networked central office switch architecture, a PBX switch is installed at the MDU and traffic from the MDU is transported via leased trunk lines to the LEC's central office. From the LEC's central office, local calls are routed through the LEC's network. The Company intends to convert all of its PBX serviced properties to its central office switched telecommunications offering.

     OpTel has contracted with a third-party to monitor its networked telecommunications services. In 1998, OpTel will establish a Network Operations Center to internalize the functions now provided by the third-party and to enhance monitoring, control and maintenance of its networks. OpTel's Network Operational Center is intended to be operational in August, 1998 at its Dallas headquarters and will be staffed 24-hours-a-day, seven-days-a-week. The Network Operations Center will monitor and manage OpTel's central office telephone switches, PBX switches, video headend equipment and certain additional elements of its telecommunications and cable television networks.

SALES AND MARKETING

     A critical aspect of the Company's sales and marketing efforts is the development of strategic contractual relationships with MDU owners. These relationships encourage the owners to promote and sell the Company's cable television and telecommunications services to MDU residents. The Company intends to grow its business by negotiating additional Rights of Entry to serve MDUs currently served by other providers and newly-constructed MDUs, by acquiring other existing operators that serve MDUs, as appropriate, and by providing MDUs it currently serves for cable television with additional services, such as telephone and Internet access.

     The Company tailors its sales and marketing efforts to two different constituencies: (i) owners of MDUs and their agents and (ii) residents at MDUs for which the Company has entered into Rights of Entry. Each constituency is served by separate sales and marketing teams.

  Sales and Marketing to MDU Owners

     The Company maintains a full-time professional sales force dedicated to securing Rights of Entry from owners of MDUs. Many of the Company's sales representatives have previous experience in commercial real estate sales and leasing. The Company has developed an incentive compensation plan for sales personnel which the Company believes encourages sales personnel to target MDUs with more favorable demographic characteristics.

     Marketing to local MDU owners is conducted primarily by (i) using established relationships with property developers, owners and management companies, (ii) direct mail and direct sales campaigns to owners and apartment managers, (iii) canvassing MDU owners with properties within the coverage of the Company's existing and planned networks and (iv) attending and participating in trade shows, conventions and seminars targeted to the MDU industry. In addition, the Company markets to owners of large multiregional portfolios of MDUs via a dedicated sales team. When marketing to MDUs, the Company emphasizes the following competitive advantages:

     New Revenue Source for MDU Owner. An MDU owner who enters into Rights of Entry with the Company generally receives a percentage of the revenue generated by the MDU. The revenue sharing percentages generally range between six and ten percent of such revenue, are often scaled based on penetration and are fixed over the term of the Right of Entry. The Company may from time to time pay up-front "key-money" in lieu of or in combination with revenue participation. While some franchise cable television operators and ILECs now offer revenue sharing and access fee arrangements to some MDU owners, it is the Company's experience that neither the ILECs nor the incumbent franchise cable television operators are willing to offer broad-based, revenue-based incentive compensation to MDU owners generally.

     Property Enhancements. The Company often installs a package of telecommunications and security enhancements at the MDUs it serves, at a nominal cost or at no cost to the MDU owner. For example, the Company can install a monitoring camera at the main entrance that permits MDU residents to identify guests by tuning their television set to the building's security channel. In addition, the Company often provides a dedicated information channel that permits the building's management to send messages to the MDU residents over the private cable television system. These enhancements are relatively inexpensive for the Company to provide and can be important to MDU owners and property managers concerned with security and emergency communications.

     New Marketing Tool and Amenity to Rent Apartments. The principal concern of an MDU owner is to rent apartments. The Company believes that its services and property enhancements can serve as an important marketing tool for owners to attract prospective tenants because its services are generally provided at a price competitive with those charged by the franchise cable operator and lower than those charged by the ILEC and long distance carriers. The Company works with on-site managers to emphasize the benefits of the Company's services and the added value and convenience provided by the Company. The Company also maintains direct lines to facilitate rapid response to customer support calls initiated by MDU owners and managers.

  Marketing to MDU Residents

     Once an MDU owner executes a Right of Entry, the Company aggressively markets its services to actual and potential subscribers within the MDU in order to increase penetration rates for basic and additional services. The Company believes that its best opportunity for a sale arises when a resident first signs a lease and takes occupancy in an MDU. Accordingly, the Company believes that during the first few years after it activates cable television or telecommunications services at an MDU it benefits from the high rate of MDU resident turnover. The Company has developed orientation and incentive programs for on-site property managers and leasing agents, with the objective of enlisting them as the Company's subscriber sales force. In addition, the Company markets to MDU residents through (i) direct mail and direct sales campaigns,
(ii) special promotions and sign-up parties, (iii) establishment of a physical presence at a building and (iv) distribution of point-of-sale marketing materials. The Company stresses the following themes when marketing its services to MDU tenants:

     Simplicity and Convenience. In general, a subscriber can order any of the Company's services through the MDU's leasing agent at the time of lease signing. In addition, in certain of its markets, the Company is able to provide one stop shopping for both cable television and telecommunications services.

     Competitive Pricing. The Company believes it offers a competitive telecommunications offering and cable television channel line-up (often including pay-per-view and premium services) at prices that are generally competitive with those charged by the ILEC and local franchise cable television operator. Upon introduction of its integrated billing system, the Company plans to offer pricing incentives to purchase more than one service from OpTel.

     Superior Video Offering. The number of channels provided by the Company at an MDU generally equals or exceeds that of the local franchise operator in that market. In addition, the programming selections available at an MDU can be tailored to the demographic characteristics of the MDU and, unlike franchise cable television operators which may be required to carry all local broadcast channels and public access channels, the Company can utilize all of its available channels to provide popular programming.

     Better Service and Quality. The Company is upgrading its networks and support systems to ensure continued reliable, high quality delivery of a range of cable television and telecommunications services and expanding its offerings to encompass a broad range of value-added telecommunications services. The Company is committed to providing excellent customer service. The Company believes the most effective means of attracting and retaining MDU owners and subscribers is by providing high quality subscriber service, including: (i) 24-hour-a-day, seven-day-a-week subscriber telephone support, (ii) computerized tracking of all incoming calls to minimize waiting times, (iii) service calls generally made the same day the subscriber indicates a service problem, (iv) flexible, seven-day-a-week installation and service appointments, (v) follow-up calls and on-site inspections to verify subscriber satisfaction, and (vi) 80% of installations completed within three business days of receiving the initial installation request, often within 24 hours. The Company also uses focus groups and subscriber surveys to monitor subscriber satisfaction.

STRATEGIC RELATIONSHIPS WITH MDU OWNERS

     A critical aspect of the Company's growth strategy is the development of strategic relationships with owners of MDU portfolios. These relationships encourage the MDU owner (which may be an ownership association) to promote and sell the Company's cable television and telecommunications services to MDU residents.

     The Company solicits and negotiates Rights of Entry with owners of national, regional and local portfolios of MDUs, as well as with institutions such as hospitals, universities and hotels. The Company's Rights of Entry typically have original terms of ten to fifteen years (five years for Rights of Entry with condominium associations). The weighted average unexpired term of the Company's Rights of Entry was approximately eight years as of April 30, 1998 (assuming the Company's exercise of available renewal options).

     Many Rights of Entry provide MDU owners with financial incentives to work closely with the Company to promote its products and services. Financial incentives may include revenue sharing or payment of up-front inducements to MDU owners. In addition, the Company believes that the delivery of special services tailored to MDU owners and residents provides marketing advantages to the MDU owner in leasing its units. The Rights of Entry acquired by the Company through its various acquisitions (which represent approximately 77% of the Company's units under contract as of April 30, 1998) have not always contained all of the foregoing terms and provisions.

     The long-term Rights of Entry negotiated with MDU owners effectively make the Company the exclusive multichannel television provider, leaving MDU residents with the option of receiving multichannel television from the Company or receiving off-air programming from local broadcasters. Rights of Entry covering telecommunications include an undertaking by the MDU owner to promote OpTel as the preferred telecommunications alternative to the ILEC within the MDU. The Company believes that the development of strategic relationships with MDU owners will enable the Company to maintain its preferred competitive position even if the exclusivity of the Rights of Entry becomes limited by future developments. However, statutory limitations on exclusivity could adversely affect the Company's ability to form new strategic relationships with MDU owners and could increase the capital costs associated therewith. See "Risk Factors -- Risks Associated with Rights of Entry."

COMPETITION

     OpTel competes with a wide range of service providers for each of the services it provides. Substantially all markets for voice, video and Internet services are highly competitive and the Company expects that competition will intensify. In each of its markets, the Company faces significant competition from larger companies with greater access to capital, technology and other competitive resources. The Company's switched local exchange services compete with the ILEC, other STS providers, CLECs and CAPs and will compete with long distance telephone companies and franchise cable television operators as they begin to enter the local telephone business. The Company's long distance services compete with established IXCs and resellers. In addition, recent telecommunications offerings, including PCS, and future offerings may increase competition in the telecommunications industry. The Company's private cable television services compete with incumbent franchise cable television operators as well as wireless cable television operators, other private cable television operators, DBS operators and stand-alone satellite service providers. Recent and future legislative, regulatory and technological developments likely will result in additional competition in each of the markets in which the Company competes. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable television operators and RBOCs may result in providers capable of offering bundled cable television and telecommunications services in direct competition with the Company. Although the Company as a matter of course investigates new sources of programming and technologies that may increase its range of services, other larger and more diversified competitors may attract the targeted MDUs based on their increased menu of services. While the Company believes that the exclusivity provisions of its Rights of Entry provide it with competitive advantages, such advantages may be significantly diminished by technological and other developments beyond the control of the Company. In addition, technological developments may allow competitors of the Company to bypass property owners altogether and market their services directly to tenants of MDUs. See "Risk Factors -- Risks Associated with Rights of Entry" and
"-- Competition."

     Certain of the Company's current and potential competitors are described below.

     ILECs. In each of its markets, OpTel faces, and expects to continue to face, significant competition for the local exchange services it offers from the ILECs, which currently dominate their local telephone markets. OpTel competes with the ILECs in its markets on the basis of product offerings (including the ability to offer integrated voice and video services), reliability, technology and customer service, as well as price.

     In addition, under the Telecom Act and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being removed. The introduction of such competition, however, also establishes the predicate for the incumbent RBOCs to provide in-region interexchange long distance services. The RBOCs are currently allowed to offer "incidental" long distance service in-region and to offer out-of-region long distance service. Once the RBOCs are allowed to offer in-region long distance services, they will also be in a position to offer single source local and long distance service similar to that offered by OpTel and proposed by the three largest IXCs (AT&T, MCI and Sprint Corporation). The Company expects that the increased competition made possible by regulatory reform will result in certain pricing and margin pressures in the telecommunications services businesses. See "Risk Factors -- Regulation" and
"-- Regulation."

     OpTel has sought, and will continue to seek, to provide a full range of local voice services in competition with ILECs in its service areas. The Company expects to compete in this market by (i) establishing strategic relationships with MDU owners so as to allow the Company to market effectively to MDU residents, (ii) providing value added, enhanced services to MDU residents, (iii) bundling its telecommunications and cable television services, (iv) providing a high level of customer service and responsiveness, and (v) competitively pricing its products.

     The Telecom Act permits the ILECs and others to provide a wide variety of video services directly to subscribers in competition with OpTel. Various LECs currently provide video services within and outside their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless transmission facilities. The Company cannot predict the likelihood of success of video service ventures by LECs or the impact on the Company of such competitive ventures.

     CLECs and Other Competitors. OpTel also faces, and expects to continue to face, competition from other potential competitors in certain of its markets. Other CLECs compete for local telephone services, although they have to date focused primarily on the market for corporate customers. In addition, potential competitors capable of offering private line and special access services also include other smaller long distance carriers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users. However, OpTel believes that it will be among the first to offer an integrated package of voice, video and Internet access services to customers in MDUs.

     Incumbent Franchise Cable Systems. The Company's major competition for cable television Rights of Entry in each market comes from the incumbent franchise cable television operator. In certain markets serviced by the Company, franchise cable television operators now offer revenue sharing and access fee arrangements to MDU owners. There can be no assurance that these payments will not increase in the future as competition increases for access to the higher quality MDUs. Another basis of competition is the breadth of programming and range of services offered. The Company competes with franchise cable operators by (i) focusing exclusively on MDUs, (ii) sharing profits with MDU owners, (iii) providing an integrated product offering that to an increasing extent in the future will include Internet services, (iv) offering customized programming, and
(v) charging lower cable and local telephone rates to subscribers.

     Multipoint Multichannel Distribution Systems. MMDS systems are similar to the Company's 18GHz and 12GHz networks in that they use microwave transmitting and receiving equipment. MMDS differs from 18GHz and 12GHz in that (i) it "broadcasts" its video programming directly to individual subscribers and generally not to an MDU's receiver and (ii) its systems transmit in an omni-directional manner, while 18GHz systems are point-to-point. As a result, MMDS wireless cable can provide service to all households within a wireless operator's "line-of-sight." The 2.5GHz spectrum utilized by MMDS wireless cable was initially allocated by the FCC to applicants other than MMDS operators within a given market, with 20 of the available channels generally allocated to educational institutions. As a result, MMDS wireless operators have had difficulty acquiring or leasing the critical mass of channels required to offer a diverse programming lineup. Moreover, absent digital compression technology, channel capacity is limited to 33 analog channels.

     Local Multipoint Distribution Service. The FCC has issued rules reallocating the 28GHz band to create a new local exchange and video programming delivery service referred to as local multipoint distribution service ("LMDS"). LMDS licensees may hold up to 1000MHz of spectrum in each prescribed geographic area. LMDS systems, like MMDS, will use point-to-multipoint microwave distribution. Unlike MMDS, however, LMDS systems, using the proposed allocation in the 28GHz band, will be able to provide channel capacity equal or greater to that of most cable systems, including the Company's. In addition, LMDS systems may include subscriber-to-hub transmission capabilities, which would allow them to provide interactive and telecommunication services. In March 1998, the FCC completed its auction of LMDS licenses. So far, however, there has been no significant commercial deployment of LMDS systems in the Company's serviced markets.

     SMATV Systems. The largest number of private cable companies are operators of SMATV systems. Like the Company, these SMATV operators offer a multichannel television service pursuant to Rights of Entry with MDU owners. Where the Company has introduced or will introduce 18GHz systems, the Company competes with SMATV systems on the basis of (i) larger channel offerings (typically SMATV offers 33 to 45 channels), (ii) the quality of its video programming delivery,
(iii) customer service, and (iv) the perceived high price of SMATV relative to the programming package provided.

     Direct Broadcast Satellite. DBS systems involve the transmission of encoded video programming direct from a satellite to the home user without any intermediate processing or retransmission by a terrestrial operator. Although prices have been decreasing, DBS service typically requires the purchase of equipment and installation fees which are a significant cost to the subscriber. In addition, subscribers generally pay a monthly programming fee to receive DBS service, which can be lower than those charged by the Company before consideration of the equipment costs. However, the Company believes that it can effectively compete with DBS systems in the MDU marketplace for the following reasons. First, DBS line-of-sight problems are significant (unless an entire MDU is connected to the service) because a DBS antenna must be pointed in the proper direction to receive video programming from the satellite. In addition, most MDU owners prohibit the placement of individual antennas on their property by MDU residents. More importantly, DBS operators are generally not permitted to retransmit network or local broadcasting programming. Certain DBS operators have announced "MDU programs" which generally consist of either (i) paying commissions to a local satellite dish dealer who has, at its own expense, overbuilt an MDU or (ii) billing MDU owners for the service on a bulk basis. The Company's Rights of Entry currently prohibit an MDU owner from allowing a DBS system to be installed at the MDU.

     Internet Services. The market for Internet access services is extremely competitive and highly fragmented. No significant barriers to entry exist, and competition in this market is expected to intensify as use of the Internet grows. The Company competes (or in the future may compete) directly or indirectly with (i) national and regional ISPs, (ii) national telecommunications companies, (iii) LECs, (iv) cable operators, and (v) nonprofit or educational ISPs. Some of these present or potential future competitors have or can be expected to have substantially greater market presence and financial, technical, marketing and other resources than the Company. Certain of the Company's online competitors have introduced unlimited access to the Internet and their proprietary content at flat rates, and certain of the LECs have also introduced competitive flat-rate pricing for unlimited access (without a set-up fee for at least some period of time). There can be no assurance that competition will not lead to pricing pressures in the Internet business.

     Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. In addition, a continuing trend toward business combinations and alliances in the communications industry may also create significant new competitors to OpTel. The Company cannot predict whether competition from such developing and future technologies or from such future competitors will have a material impact on its operations. See "Risk Factors -- Competition."

REGULATION

     The telecommunications and multichannel television industries are subject to extensive regulation at the federal, state and local levels. The following summary does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the telecommunications and multichannel television industries. Legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies, as well as state and local franchise requirements, have in the past, and may in the future, materially affect the Company and the telecommunications and multichannel television industries. Additionally, many aspects of regulation at the federal, state and local levels currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal or adopt new laws and administrative regulations and policies. Neither the outcome of these proceedings nor their impact on the Company can be predicted at this time. The Company believes that it is in compliance in all material respects with all federal, state and local regulations applicable to it. In some instances, the Company has acquired businesses that did not comply with all regulations applicable to them and it undertook to remediate such matters as soon as practicable.

TELECOMMUNICATIONS ACT OF 1996

     The Telecom Act, which amended the Communications Act of 1933 (as amended, the "Communications Act"), has altered, and will continue to alter, federal, state and local laws and regulations regarding telecommunications providers and services. The law is intended, in part, to promote competition in the marketplace for local telephone service and in the delivery of video and other services. Although the Company believes that certain provisions of the Telecom Act will help the Company compete with ILECs and with franchised cable operators, it is not possible at this time to predict the effect of the Telecom Act on the telecommunications and multichannel television industries in general or the Company in particular. In large part, the impact of the Telecom Act will depend upon the outcome of various FCC rulemaking proceedings to interpret and implement the Telecom Act.

TELECOMMUNICATIONS REGULATION

     The telecommunications services provided by the Company are subject to regulation by federal, state and local government agencies. As the Company implements its telecommunications strategy, which includes replacing many of its current PBX switches with networked central office switches, the Company will increasingly become regulated as a CLEC. The FCC has jurisdiction over interstate services, and state regulatory commissions exercise jurisdiction over intrastate services. Additionally, local authorities may regulate limited aspects of the Company's business, such as the use of public rights-of-way. The following subsections summarize the local, state and federal regulations that pertain to the Company's current and projected telecommunications services.

  Competitive Local Exchange Carrier Regulation

     Recent and impending changes in federal law and regulation likely will affect the conduct of the Company's telecommunication service business. The FCC historically has left the regulation of the intrastate aspects of local exchange service to the states. It has, however, exercised its jurisdiction over interstate matters and jurisdictionally mixed matters respecting local telephone service. The Telecom Act expands the FCC's authority to regulate local exchange service and there can be no assurance that the FCC will not exercise this authority aggressively.

     State regulation of local exchange service traditionally has favored the ILECs. The state laws have, with the exception of STS, generally prohibited competition in the local exchange services market. The Telecom Act expressly preempts such prohibitions. The Telecom Act declares that no state or local laws or regulations may prohibit or have the effect of prohibiting the ability of any entity to provide any interstate or intrastate telecommunications service. States may, however, impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality and consumer protection. Local authorities may also require reasonable, competitively neutral compensation for use of the public rights-of-way.

     The Company anticipates that it will, in the future, increasingly compete in telecommunications markets as a CLEC. For purposes of the Telecom Act, CLECs and ILECs are subject to the same basic set of requirements. However, certain additional obligations are imposed on ILECs, but not on CLECs. Although the Company does not believe that the regulatory burdens applicable to CLECs will have a material effect on its business, no assurance can be given at this time regarding the extent or impact of such regulation.

     The Telecom Act requires all carriers, both CLECs and ILECs, to interconnect with the facilities of other carriers, resell their services, provide number portability, provide dialing parity, afford access to their poles, ducts, conduits and rights-of-way, and to establish reciprocal compensation for the transport and termination of other LECs' telephone traffic. All providers of telecommunications services are also subject to the Telecom Act's requirements that they contribute to state and federal universal service funds. ILECs are subject to certain additional requirements, such as a duty to negotiate interconnection agreements in good faith, to unbundle elements of their networks, to provide nondiscriminatory interconnection with their networks, to comply with specific resale obligations, to provide notice of changes to their networks and to allow collocation of other carriers' equipment on their premises. The Company is not, however, considered an ILEC in any state.

     The FCC and various state PUCs are in the process of defining the precise contours of the requirements that will govern local exchange service in the future. Although the Telecom Act sets forth certain standards, it also authorizes the states to adopt additional regulations provided that such regulations do not conflict with the federal standards. It is unclear at this time how the states will respond to the Telecom Act, and what additional regulations they may adopt. Moreover, the United States Court of Appeals for the Eighth Circuit overturned portions of the FCC's First Report and Order that had set forth pricing methodologies for unbundling, resale and interconnection, and that had also set forth certain technical requirements, such as obligations relating to quality of service and combination of unbundled network elements. The Supreme Court has granted certiorari and agreed to review the Eighth Circuit decision. Further, a U.S. District Court has held unconstitutional certain provisions of the Telecom Act that limit the ability of the RBOCs to provide in-region long-distance telecommunications services. This decision has been stayed pending appeal. Absent these restrictions, the RBOCs may have less incentive to cooperate with CLECs seeking to enter local exchange markets. The Company cannot predict the outcome of this litigation or the impact of any court decision on the Company's operations.

     It is not possible for the Company to predict the outcome of these or any other proceedings relating to the Telecom Act. Nonetheless, at this time it is clear that an increasing number of service providers will be seeking to compete as CLECs in the local exchange markets and that state and federal regulations will, to some extent, allow for such market entry. Although jurisdictional lines of authority and basic implementation issues are being determined by the FCC and the federal courts in accordance with the statutory provisions outlined above, several states already have begun the process of opening the local exchange market to competition.

     Most states require companies seeking to compete in intrastate telecommunications services to be certified to provide such services. These certifications generally require a showing that the carrier has the financial, managerial and technical resources to offer the proposed services consistent with the public interest. State regulation of telecommunications services may impose upon the Company additional regulatory burdens, including quality of service obligations and universal service contributions.

  Shared Tenant Services

     The resale of STS is subject to the terms and conditions in the tariffs of the telecommunications company whose services it resells and to regulation by the states in which the Company resells such services. Historically, virtually all such telecommunications company tariffs flatly prohibited resale of local exchange service. However, in recent years several state legislatures and PUCs determined that resale of local exchange service is in the public interest and have directed telecommunications companies within their jurisdictions to allow for resale of local exchange service, opening the way for STS operations. Moreover, the Telecom Act requires such resale pursuant to interconnection agreements with the ILEC. In some states, PUCs have issued detailed regulations governing the provision of STS and other resale services. In other jurisdictions where no formal requirements have been adopted, most telecommunications companies have nonetheless modified their tariffs to provide for resale of local exchange services.

     The precise terms and conditions under which such resale services may be provided varies from state to state, and from LEC to LEC, and may include significant restrictions and limitations. These include: (i) a requirement to be certified by the state PUC, (ii) restrictions with respect to the location and ownership of MDUs to which STS service may be provided and the crossing of public rights-of-way by STS operator facilities, (iii) regulations allowing telecommunications companies to apply different local service rate structures (e.g., measured use vs. flat rate) to STS providers and other subscribers, in some cases lessening or even eliminating efficiencies which might otherwise be realized through the use of the LECs' trunking facilities, (iv) regulations providing for LEC access or rights-of-way to directly service individual customers within an MDU, and (v) in certain states, limits or prohibitions on resale of intrastate long distance and local service at a profit.

     None of the states in which the Company has significant operations has adopted regulations governing the provision of STS services. The California PUC has, however, adopted informal STS "guidelines." In addition, Florida requires providers of STS services to be certified to resell local exchange services. Other than the California "guidelines" and Florida's certification requirement, the Company may provide STS services in each of its major markets, subject only to individual telecommunications company tariff provisions. The tariffs of all major LECs serving these jurisdictions provide for resale of local exchange service pursuant to varying terms and conditions. Provision of STS service in these states in the future will be subject to any regulations that ultimately may be adopted by state authorities, and to changes in telephone company tariffs.

  Information Service Provider Regulation

     Information service providers, including Internet access providers, are largely unregulated at this time (apart from federal, state, and local laws and regulations applicable to business in general). However, there can be no assurance that this business will not become subject to regulatory restraints. For instance, although the FCC has rejected proposals to impose additional costs and regulations on information service providers to the extent they use local exchange telephone network facilities, it has suggested that certain telephone-to-telephone services provided by information service providers using the Internet backbone may be reclassified as "telecommunications services" and subject to regulation as such. Any such change may affect demand for the Company's Internet related services. In addition, the FCC has pending a proceeding in which it will determine whether CLECs that serve as information service providers are entitled to reciprocal compensation from other LECs for terminating Internet traffic that originates on the other LEC's network. An FCC determination that information service provider traffic should not be included within reciprocal compensation calculations could have a negative effect on the Company's revenues.

     There also have been efforts at the federal and state level to impose taxes and other burdens on information service providers and to regulate content provided via the Internet and other information services. These efforts have not generally been upheld when challenged in court. Nonetheless, the Company expects that proposals of this nature will continue to be debated in Congress and state legislatures in the future. No assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to Internet services would not have a material adverse effect on OpTel. In addition, although there is a trend in the law away from ISP liability for content posted or published on the Internet, there can be no assurance that the Company's involvement in the provision of ISP services will not subject it to liability for acts performed by third parties using the Internet.

  Long Distance Resale Regulation

     Non-dominant IXCs, such as the Company, are subject to limited federal regulation. Nonetheless, carriers are required by statute to offer their services under rates, terms and conditions that are just, reasonable and not unreasonably discriminatory, and to file tariffs for their international and interexchange services. As a non-dominant carrier, the Company is permitted to make tariff filings on a single day's notice and without cost support to justify specific rates. The FCC generally does not exercise direct oversight over cost justification and the level of charges for service of non-dominant carriers, although it has the statutory power to do so. The FCC has jurisdiction to act upon complaints brought by third parties, or on the FCC's own motion, against a carrier for failure to comply with its statutory obligations.

  Foreign Ownership Restrictions

     Section 310(b) of the Communications Act limits the extent to which foreign controlled companies may hold common carrier radio licenses. Under Section 310(b)(4) of the Communications Act, the FCC has discretion to permit common carrier licensees to exceed some of these limits. To allow the Company to provide common carrier telecommunications services using its networks, in the event that the Company decides to provide such services, the Company has assigned substantially all of its frequency licenses (the "Assigned Licenses") to THI, an entity controlled by United States citizens. To establish the terms of the Company's continued and unencumbered use of the Assigned Licenses, the Company has entered into a license and services agreement pursuant to which THI has agreed to provide to the Company all the transmission capacity it requires or may in the future require and the Company has granted THI a non-exclusive license to use all of the Company's facilities and related equipment, such as microwave transmitting and receiving equipment, required to provide transmission capacity. The Company has also obtained an option to acquire the assets or equity of THI, subject to FCC approval.

     In 1997, the United States agreed, as part of the WTO Basic Telecom Agreement, to allow foreign suppliers from WTO member nations, including Canada, to provide a broad range of basic telecommunications services in the United States. In light of those commitments, which became effective in February of 1998, and consistent with its authority under Section 310(b)(4) of the Communications Act, the FCC has adopted a presumption favoring grant of applications to exceed the limits on non-U.S. ownership of common carrier licensees when the non-U.S. investment is from a WTO member nation. Accordingly, the Company is in the process of reevaluating whether it should hold FCC authorizations directly and, specifically, whether it should exercise its option to purchase the assets of THI.

REGULATION OF CABLE TELEVISION

     Certain of the Company's networks are, for regulatory purposes, deemed to be "Cable Systems." To constitute a Cable System, a multichannel television system must use hard-wire or fiber optic cable that makes a tangible physical crossing or use of a public right-of-way. As a result, all Cable Systems are required to obtain a local franchise and are subject to state and local regulation as well as federal Cable System regulation, including rate regulation in certain circumstances. The Company's 18GHz networks, its 12GHz networks to be developed and SMATV systems are not considered Cable Systems and thus are not subject to local franchising requirements and are free from most Cable System regulation. The Company's Houston system, a portion of its Fort Worth system and certain other small systems are regulated as Cable Systems. However, the Company's Houston, Fort Worth and other small franchise cable television systems are exempt from federal rate regulation and the universal service obligation, even though they are Cable Systems, because they are subject to "effective competition" as discussed in greater detail below.

     Set forth below is a discussion of the principal laws and regulations governing the Company's private and franchise cable television operations.

     Federal "Cable System" Regulation. The Communications Act governs the regulation of Cable Systems. The regulations imposed on Cable Systems include requirements to (i) obtain a local franchise (which may require the franchisee to pay franchise fees to local governments of up to 5% of yearly gross revenues), (ii) delete certain programs from cablecasts, (iii) comply with certain customer service standards, (iv) retransmit certain broadcast television programming, (v) in most circumstances, conform subscriber service and equipment rates to applicable federal regulations, (vi) comply with FCC equal employment opportunity ("EEO") rules and policies, (vii) make available channels for leased-access programmers at rates that are to be calculated on a formula established by the FCC and (viii) offer customer service to all buildings passed by its network. In addition, rates for basic cable service on Cable Systems not subject to "effective competition" are regulated by local franchising authorities. Rates for upper tier or "cable programming services" on such systems are regulated by the FCC. The Telecom Act eliminates cable programming service tier rate regulation effective March 31, 1999, for all Cable System operators. The Company's networks that are Cable Systems are subject to these requirements, which impose regulatory costs and reduce the speed and flexibility with which the Company and its Cable System competitors can respond to competitive challenges from other video distribution technologies. The Company's Cable Systems, however, are exempt from rate regulation because they are, the Company believes, subject to "effective competition."

     Prior to the enactment of the Telecom Act, Cable Systems were deemed to be subject to "effective competition" if any of: (i) fewer than 30% of the households in the franchise area subscribe to the service of the Cable System,
(ii) the area is served by at least two unaffiliated multichannel television operators, both of which are able to provide service to at least 50% of the households in the franchise area, and the number of households actually subscribing to all but the largest multichannel television operator exceeds 15%, or (iii) the local franchising authority itself offers multichannel television to at least 50% of the households in the franchise area. The Telecom Act expanded the definition of "effective competition" to include situations in which a LEC or its affiliate offers multichannel television directly to subscribers by any means (other than direct-to-home satellite services) in the franchise area. It is expected that this change will provide franchise cable television operators with increased pricing flexibility to the extent that LECs begin to provide multichannel television services. No assurance can be given that the Company does not, or will not in the future, constitute "effective competition" to any franchise cable television operator with which it competes.

     Copyright Licensing. Cable Systems and private cable television systems are entitled to federal compulsory copyright licensing privileges. In order to obtain a compulsory copyright, such systems must make semi-annual payments to a copyright royalty pool administered by the Library of Congress. A compulsory copyright provides a blanket license to retransmit the programming carried on television broadcast stations. Non-broadcast programming, often referred to as cable channel programming, is not subject to the compulsory copyright license. The Company purchases this copyrighted programming from program suppliers (e.g., ESPN), which in turn obtain rights to the programming directly from the program copyright owner pursuant to a private negotiated agreement. Bills have been introduced in Congress over the past several years that would eliminate or modify the cable compulsory license. The need to negotiate with the copyright owners for each program carried on each broadcast station in the channel lineup could increase the cost of carrying broadcast signals or could impair the Company's ability to obtain programming.

     Must-Carry and Retransmission Consent. The Communications Act grants local television stations the right to elect either to force local Cable Systems to "carry" the television station free of charge (a "must carry" right) or to prohibit Cable Systems and private cable television systems from carrying the local television station (a "retransmission consent" right). Under the must-carry rules, a Cable System, subject to certain restrictions, generally must carry, upon request by the station and depending on the number of usable activated channels on the system, all commercial television stations with adequate signals that are licensed to the same market as the Cable System. Under the retransmission consent rules, Cable Systems and private cable television systems are precluded from carrying commercial broadcast stations that choose not to exercise their must-carry rights, all "distant" commercial broadcast stations (except for "superstations", i.e., commercial satellite-delivered independent stations such as WTBS), commercial radio stations and certain low-powered television stations, without obtaining those stations' explicit written consent for the retransmission of their programming. Retransmission consent agreements do not obviate a copyright license for the programming carried on the broadcaster's signal. However, Cable Systems and private cable television systems may obtain a compulsory copyright license for broadcast programming as described above. To date, the "must carry/retransmission consent" regulations have not had a significant impact on either the operations or profitability of the Company. The Company has had little difficulty obtaining retransmission consent agreements with local broadcasters. Nonetheless, there can be no assurance that broadcasters, in some circumstances, will not withhold retransmission consent, require excessive compensation for that consent or impose onerous conditions thereon which could adversely affect the Company. Furthermore, it is unclear at this time the extent to which Cable Systems will be required to carry multiple signals of digital television broadcast stations or high definition television ("HDTV") signals. The resolution of these must-carry issues may have a significant impact on the programming carried on the Company's systems.

     Changes in the Definition of a "Cable System." Formerly, to avoid being classified as a Cable System, private cable television systems were limited to linking with hard wire only commonly owned or managed MDUs without crossing a public right-of-way. The Telecom Act amended the definition of Cable System such that systems which make no use of public streets or public rights-of-way no longer are deemed to be Cable Systems, regardless of the type or ownership of properties served by the system. Thus, for example, the Company's private cable television systems now may serve mobile home parks and private communities without a local franchise and free of most federal Cable System regulations.

     Elimination of the Telco-Cable Cross-Ownership Restriction. The Telecom Act repealed the LEC cable television cross-ownership restriction, which prohibited LECs from providing multichannel television directly to subscribers in their telephone service areas. This change may increase the level of competition in the multichannel television market. LECs now have several options for entering and competing in the multichannel television marketplace. LECs now may (i) provide video programming to subscribers through radio communications under Title III of the Communications Act, (ii) provide transmission of video programming on a common carrier basis under Title II of the Communications Act (i.e., provide a common carrier video platform), (iii) provide video programming as a Cable System under Title VI of the Communications Act (franchise cable), and (iv) provide video programming by means of an "open video system." Open video systems are not required to comply with the full panoply of federal Cable System regulation, but they are subject to certain additional programming selection limitations. It is unclear at this time the extent to which any of these market entry options will be used by LECs.

     Rate Relief for Small Cable Operators. The Telecom Act deregulated the rates charged for cable programming services in any Cable System operated by a "small cable operator" that serves 50,000 or fewer subscribers. The law defines a "small cable operator" as one which, in the aggregate, serves fewer than one percent of all subscribers in the United States and which is not affiliated with any entity with gross annual revenues in excess of $250 million. This provision may provide increased pricing flexibility for certain of the Company's competitors who qualify as "small cable operators."

     The Uniform Rate Requirement. Prior to enactment of the Telecom Act, the Communications Act generally provided that Cable Systems were required to have a rate structure for the provision of cable service that was uniform throughout its geographic area. The Telecom Act provides that this requirement is applicable only where "effective competition" is absent. Further, the Telecom Act exempts from the uniform rate requirement non-predatory bulk discounts offered to MDUs. Consequently, the franchise cable television operators with which the Company competes now have increased pricing flexibility with respect to MDU bulk discounts.

     Program Access. The program access provisions of the Communications Act were intended to eliminate unfair competitive practices and facilitate competition by providing competitive access to certain defined categories of programming. Generally, these restrictions are applicable to Cable System operators, satellite cable programming vendors in which a Cable System operator has an attributable interest and satellite broadcast programming vendors. The programming access provisions prohibit these entities from charging unfair, unreasonable or discriminatory prices for programming. Further, the programming access provisions prohibit most exclusive dealing arrangements pursuant to which Cable Systems obtain the exclusive right to distribute the subject programming within their franchise areas. Such exclusive distribution arrangements have been found to inhibit the ability of new entrants to compete in the multichannel television market. The prohibition on exclusive contracts, however, is scheduled to expire on October 5, 2002 unless the FCC determines, during a proceeding that is to be conducted in 2001, that the prohibition continues to be necessary to promote competition in the multichannel television market. The Telecom Act amended the program access provisions by adding that the provisions shall also apply to common carriers and their affiliates. Thus, telecommunications companies entering the market will find it more difficult to limit their competitors' access to programming.

     Subscriber Access. The FCC has initiated a notice of proposed rulemaking seeking comment on whether the FCC should adopt regulations restricting exclusive contracts. The FCC has indicated that it seeks to ensure a level competitive playing field in the emerging multichannel television market. One possibility raised by the FCC is the establishment of a federal mandatory access requirement or a limit on the duration of exclusive service agreements between MDU owners and video programming providers. In another proceeding, the FCC is contemplating an order preempting state, local and private restrictions on over-the-air reception antennas placed on rental properties or properties not within the exclusive control of the viewer. Although it is open to question whether the FCC has statutory and constitutional authority to compel mandatory access, restrict exclusive agreements or preempt private restrictions on antennas located on property owned or controlled by others, there can be no assurance that it will not attempt to do so. Either such action would tend to undermine the exclusivity provisions of the Company's Rights of Entry with MDU owners.

     State and Local Cable System Regulation. Because Cable Systems use public rights-of-way, they are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials often are involved in the franchisee selection, system design and construction, safety, consumer relations, billing, and community-related programming and services among other matters. Cable Systems generally are operated pursuant to nonexclusive franchises, permits, or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions of the franchise. Franchising authorities are immune from monetary damage awards arising out of regulation of Cable Systems or decisions made on franchise grants, renewals, transfers and amendments.

     Cable franchises typically contain provisions governing fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public rights-of-way and types of cable services provided.

     Although federal law contains certain procedural safeguards to protect incumbent Cable Systems from arbitrary denials of franchise renewal, the renewal of a cable franchise cannot be assured unless the franchisee has met certain statutory standards. Moreover, even if a franchise is renewed, a franchising authority may impose new requirements, such as the upgrading of facilities and equipment or higher franchise fees. At least two states, Massachusetts and Connecticut, have adopted legislation subjecting Cable Systems to regulation by a centralized state government agency. There can be no assurance that other states will not similarly adopt state level regulation.

     The Company's Houston cable television franchise and its other limited cable television franchises are subject to state and local franchise laws. Moreover, although the Company's non-franchised private cable systems that use microwave distribution technologies are not subject to local franchise laws, state and local property tax and environmental laws are applicable to the Company's business. For example, the Company has to comply with local zoning laws and applicable covenants, conditions and restrictions when installing its antennae and other microwave equipment.

     In addition, a number of states have enacted mandatory access laws. Although such laws differ in some respects from state to state, state mandatory access laws generally require that, in exchange for just compensation (typically set by statute or regulation to be as low as $1.00), the owners of rental apartments (and, in some instances, the owners of condominiums and manufactured housing parks) must allow the local franchise cable television operator to have access to the property to install its equipment and provide cable service to residents of the MDU. Such state mandatory access laws effectively eliminate the ability of the property owner to enter into an exclusive Right of Entry agreement with a provider of cable or other video programming services. To the best of the Company's knowledge, states that have enacted cable mandatory access statutes in some form are: Connecticut, Delaware, Illinois, Kansas, Maine, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Rhode Island and Wisconsin. The District of Columbia and the cities of Scottsdale and Glendale, Arizona, and Lewisville, Texas also have adopted municipal ordinances requiring mandatory access. Florida currently has a mandatory access statute for condominiums, but the validity of that statute has been called into question because an identical provision of Florida law that applied to rental properties has been held to be unconstitutional. Virginia has an anti-compensation statute that forbids an owner of an MDU from accepting compensation from whomever the owner permits to provide cable or other video programming services to the property. Such a statute limits the ability of a cable or other video programming provider to enter into an exclusive Right of Entry agreement with an owner of an MDU because an owner usually is induced to enter an exclusive agreement through financial incentives. These statutes have been and are being challenged on constitutional grounds in various states.

     The Company does not have significant operations in any mandatory access state other than Florida (with respect to condominiums) and Illinois. When operating in Illinois, the Company generally enters into bulk sales agreements with MDU owners, whereby the MDU owner agrees to purchase cable television, at a discount, for each unit in the MDU and provides the service to the MDU resident as one of the amenities included in their rent.

  Microwave and Private Cable Regulation

     The Company uses microwave distribution networks, which typically operate in the 18GHz band, to interconnect individual private cable systems with each other and with head-end facilities. The FCC exercises jurisdiction over 18GHz microwave and other transport technologies using the radio frequency spectrum pursuant to Title III of the Communications Act, which vests authority in the FCC to regulate radio transmissions and to issue licenses for radio stations. The scope, content, and meaning of existing laws, rules and regulations governing all microwave technologies are subject to legislative, judicial and administrative changes. There can be no assurance that future legislative or regulatory actions will not adversely affect the Company's ability to deliver video or telecommunications programming using the radio frequency spectrum or raise the cost of such delivery.

     The Company's microwave networks must comply with the FCC's licensing procedures and rules governing a licensee's operations. Application to use microwave "paths" and frequencies is made to the FCC and is subject to certain technical requirements and eligibility qualifications. After microwave paths are licensed to an applicant, the facilities must normally be constructed and fully operational within 18 months of the grant. The facilities must be built in strict accordance with the terms of the granted application. Most of the Company's licenses are valid for a period of five years from the grant date, however, new licenses are valid for ten years from the date of grant, after which the licensee must apply to the FCC for license renewal.

License renewal is not an automatic right, although it is routinely granted if the licensee is in substantial compliance with the FCC rules.

     Licensing procedures include (i) obtaining an engineering report confirming that the proposed path does not interfere with existing paths and (ii) filing with the FCC a statement of eligibility and use, a system diagram, and a statement regarding compliance with the frequency coordination requirement. The entire licensing procedure requires approximately 120 days.

     The Company does not "own" the paths and frequencies granted by the FCC. Rather, the Company is merely licensed or permitted to "use" the frequencies. Moreover, the rights granted to the Company to use microwave frequencies are not to the complete exclusion of other potential licensees. First, the Company's rights only extend to the microwave paths identified in its application as connecting the various points in its video distribution system. Other microwave users are permitted to file applications and serve the same buildings as the Company (in so far as the microwave licensing is concerned), but they may not interfere with an incumbent user's licensed microwave paths. Second, the Company has no right to the airspace over which the programming is transmitted. Obstructions could be constructed in the line-of-sight of the microwave paths, precluding connection of the satellite earth station with the various reception points to be served. The microwave bands used by the Company also are authorized for use by other kinds of users, including non-video, point-to-point microwave, mobile communications and satellite transmissions. Although sharing these frequencies is technically feasible, it is possible that the Company will be unable to obtain licenses for frequency paths it desires, or that it will be able to use only a portion of the frequencies at certain locations because of pre-existing users. In addition, there have been proposals by certain satellite operators to blanket license satellite downlink transmissions in the 18GHz band. If adopted, such blanket licensing could impair the use of the 18GHz band by private microwave operators such as the Company.

     Radio frequency ("RF") emissions from microwave equipment may pose health risks to humans. The FCC recently adopted new guidelines and methods for evaluating the environmental effects of RF emissions from FCC-regulated transmitters, including microwave equipment. The updated guidelines and methods generally are more stringent than those previously in effect. The Company expects that the microwave equipment to be provided by its vendors will comply with applicable FCC guidelines.

     Although private cable television operators are not subject to the full range of regulation applicable to Cable Systems, they are subject to the following federal regulations. First, private cable television operators are entitled to the compulsory copyright license described above. Second, private cable television operators benefit from the federal laws and regulations that require certain programming providers to make cable programming available to all multichannel video programming distributors on fair, reasonable and nondiscriminatory terms. Third, as noted above, private cable television operators are required to obtain retransmission consent from local broadcasters in order to retransmit their signals. Finally, private cable television systems are required to comply with the FCC's EEO rules and policies, although the continuing validity of these rules and policies has been called into question by a recent court of appeals decision overturning portions of the FCC's EEO rules applicable to broadcast stations.

     Because they are subject to minimal federal regulation, private cable television operators have significantly more competitive flexibility than do the franchised Cable Systems with which they compete. Private cable television operators have fewer programming restrictions, greater pricing freedom, and they are not required to serve any customer whom they do not choose to serve. In addition, with the exception of local zoning laws and regulations, state and local authorities generally have no jurisdiction over private cable television operators. The Company believes that these advantages help to make its private cable television systems competitive with larger franchised Cable Systems.

  6GHz, 11GHz, 12GHz and 23GHz Microwave Regulation

     The Company anticipates that in the future it will use 6GHz, 11GHz and 23GHz microwave frequencies, which are available for both private or common carrier communications, to provide bi-directional telecommunications services. The application and licensing procedures for authorizations to use the 6GHz, 11GHz and 23GHz frequencies are substantially the same as those described above. Although the Company expects that

6GHz, 11GHz and 23GHz frequencies will be available on its current paths and to meet its future needs, the Company has not commenced frequency coordination and there can be no assurance that the Company will be able to obtain licenses for these frequencies on the paths it desires.

     Recently the FCC, at the request of national defense agencies, restricted the use of 18GHz frequencies in the greater Denver and Washington, D.C. areas. This change could severely limit the Company's ability to use 18GHz microwave technologies in these two markets. The Company has, however, received assurances from the FCC that it will be permitted, subject to certain waiver and/or rulemaking procedures, to use 12GHz microwave as a medium to deliver multi-channel video programming and telecommunications services in Denver. The Company believes that 12GHz microwave paths are an acceptable substitute for 18GHz microwave paths and that the change will not materially adversely affect the Company's network plans in Denver. The 12GHz frequencies are not, however, generally available to private microwave licensees. Nonetheless, based on the assurances received from the FCC, the Company has commenced frequency coordinations for 12GHz paths on Denver and obtained waivers permitting it to use 12GHz frequencies on selected paths in Denver. There can be no assurance that 12GHz paths will be available for the Company's future needs in Denver or the Washington, D.C. area.

     To reduce the Company's reliance on 18GHz microwave and to take advantage of superior propagation characteristics of lower frequency microwave transmissions, the Company has initiated two proceedings at the FCC that would, if resolved in a manner satisfactory to the Company, make additional microwave bands available for use by the Company on a nationwide basis. First, the Company has filed a petition for rulemaking that proposes FCC rule changes to allow the Company and other private microwave licensees to use 12GHz frequencies nationwide for the delivery of video programming materials. These bands, which the Company has obtained limited waivers to use in the Denver market, normally are not available for video distribution services by private microwave licensees. Second, the Company has sought a nationwide waiver of a restriction in the FCC's rules that prohibits non-common carrier microwave licensees from transmitting video entertainment material in the 11GHz microwave bands. Although the Company anticipates that one or both of these regulatory initiatives will be successful, there can be no assurance that either of these bands will be made generally available to the Company on a nationwide basis.

EMPLOYEES

     As of April 30, 1998, the Company employed a total of 597 full-time employees. The Company believes that its continued success will depend in large part on its ability to attract and retain highly skilled and qualified personnel. The Company has nondisclosure agreements with all of its senior executive officers. From time to time the Company also uses the services of contract technicians for installation and maintenance services. The Company relies principally on outside contractors for network construction. None of the Company's employees are currently represented by a collective bargaining agreement. The Company believes that its relationships with its employees are good.

PROPERTIES

     The Company's executive offices are located in Dallas, Texas and house its national call center and its corporate, engineering, sales and marketing and corporate administrative services groups. The original lease provides for approximately 52,000 square feet of space and has a ten year term expiring November 30, 2005. The Company has an option to extend the lease term for an additional five year term at the then market rental rate. The Company recently leased an additional 17,000 square feet in the same building, for a term of one year, to provide for needed expansion. The Company pays approximately $71,000 per month for the space in its headquarters building. The Company has the right to acquire additional space at its current location when such space becomes available. In light of the Company's rapid growth, the Company is currently evaluating relocating its executive offices to a new location within the Dallas-Fort Worth area.

     In October 1997, the Company purchased a building proximate to its executive offices in Dallas, Texas. The Company has installed the central office switch for the Dallas-Fort Worth market in the building and intends to relocate its Dallas regional operations to the same building by the end of calendar 1998. The Company also leases facilities in each of the fourteen cities in which it has established regional operations.

     The Company owns substantially all of the telecommunications and cable television equipment essential to its operations. The Company's major fixed assets are telecommunications switches, cable television head ends, microwave transmitters and receivers, SMATV receivers, PBX switches and coaxial fiber optic cable. Such properties do not lend themselves to description by character and location of principal units. Substantially all of this equipment (other than fiber optic cable laid under public rights of way) resides on or under the MDUs served by the Company or in leased facilities in various locations throughout the metropolitan areas served by the Company.

LEGAL PROCEEDINGS

     Except as set forth below, the Company is not a party to any legal proceedings except for those arising in the ordinary course of business. The Company does not believe that any legal proceeding to which it is a party will have a material adverse impact on the Company's financial condition or results of operations.

     On April 27, 1998, the Civil Action was commenced against the Company in the United States District Court for the Northern District of California by Octel, charging the Company with trademark infringement, trade name infringement, trademark dilution, and unfair competition based on its use of the name "OpTel" and seeking to enjoin the Company from using the name "OpTel." The Civil Action follows a now-suspended administrative proceeding in the PTO relating to registration of the "OpTel" mark by the Company. The PTO found the Company's application for registration to be allowable; however, Octel commenced the PTO proceeding claiming that the Company's mark is confusingly similar to the "Octel" mark used by that party in a related field, and claiming that the Company's application had procedural deficiencies. During the course of the PTO proceeding, the Company acquired rights to the marks "Optel" and "Optel Communications" in the telecommunications field which are believed to predate the rights of Octel to its trademark, and the Company commenced two further proceedings against Octel in the PTO seeking cancellation of two of the trademark registrations owned by Octel. The various proceedings in the PTO between the Company and Octel were consolidated and thereafter suspended on May 15, 1998, in view of the commencement of the Civil Action. The Company believes it has meritorious counterclaims in the Civil Action and intends to vigorously defend against Octel's claims. The answer and counterclaims must be filed by the Company in mid-June. Although the Company does not believe that its use of the name "OpTel" infringes on the trademark or trade name rights of Octel or any other person, there can be no assurance as to the outcome of the Civil Action or that the Company will not be enjoined from the use of the name and trademark "OpTel" or the proceedings in the PTO (if reinstated) or of any other action that may be brought by any other party or that any such outcome would not materially adversely affect the Company. See "Risk Factors -- Use of the Name OpTel."

     On April 9, 1998, a purported class action complaint was filed in the District Court of Harris County, Texas by Gavin Stewart Clarkson, individually and on behalf of all cable subscribers in the U.S. that have paid late fees to either Phonoscope or the Company. The plaintiff, who formerly subscribed to cable television services provided by Phonoscope, alleges that Phonoscope's charging pre-established late fees for delinquent payments of cable subscription charges constitutes an illegal collection of a penalty and that cable service providers should only be entitled to their actual collection costs. The plaintiff seeks to enjoin Phonoscope and OpTel from collecting, or attempting to collect, such late fees. The case is in its very early stages and the Company has not yet been served with process of the summons and complaint. No assurance can be given as to its ultimate outcome or that any such outcome will not materially adversely affect the Company. OpTel believes that it will have meritorious factual and legal defenses, and intends to defend vigorously against these claims.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the directors and executive officers of the Company as of May 31, 1998:

             NAME                                     POSITION                          AGE
             ----                                     --------                          ---
Claude Chagnon................  Chairman of the Board and Director                      43
Louis Brunel..................  Director; President and Chief Executive Officer         56
Christian Chagnon.............  Director                                                42
William O. Hunt...............  Director                                                65
Lynn McDonald.................  Director                                                38
Alain Michel..................  Vice Chairman of the Board and Director                 49
Bertrand Blanchette...........  Chief Financial Officer                                 40
John Czapko...................  Vice President, Sales                                   56
Stephen Dube..................  Vice President, Operations                              42
James Greene..................  Vice President, Telephone                               52
Michael E. Katzenstein........  Vice President, Legal Affairs and General Counsel       38
Thomas Watson.................  Vice President, Engineering and Information Services    41
Lynn Zera.....................  Vice President, Human Resources                         50

     Claude Chagnon has served as a Director since August 1996. Since October 1996, he has been the President and Chief Operating Officer of GVL. From January 1994 to October 1996, Mr. Chagnon was Vice Chairman of GVL. Prior to 1994, Mr. Chagnon held various positions at GVL and its subsidiaries including, from May 1988 to January 1994, President of Videotron Ltee, a Canadian cable television company and wholly-owned subsidiary of GVL.

     Louis Brunel has served as a Director since March 1995 and as President and Chief Executive Officer since April 1996. Since 1988, Mr. Brunel has held various positions at GVL and its subsidiaries, including, immediately prior to joining OpTel, Vice-Chairman and Chief Executive Officer of Videotron Holdings Plc ("VHP"), a recently divested United Kingdom based cable and telephone subsidiary of GVL. While at VHP, Mr. Brunel was the chief architect of VHP's cable television/telecommunications business. From 1988 to 1990, he served as Vice President, Corporate Development of GVL. In addition, he served as President of Videotron International Ltee from September 1994 through December 1996.

     Christian Chagnon has served as a Director since March 1997 and has been Senior Vice President, Strategic Planning and Technology of GVL since September 1994. Prior to August 1994, Mr. Chagnon was also President of Videotron Services Informatiques Ltee. Mr. Chagnon also serves as a Director of GVL. Mr. Christian Chagnon is the brother of Mr. Claude Chagnon.

     William O. Hunt was appointed as a Director in June 1998. Since December 1992, Mr. Hunt has served as Chairman of the Board, Chief Executive Officer and President of Intellicall, Inc., a manufacturer of network and customer premise equipment. From June 1986 to July 1992, Mr. Hunt was Chairman and Chief Executive Officer of Alliance Telecommunications Corporation, a wireless telecommunications company. Mr. Hunt also serves on the boards of The Allen Group Inc., American Homestar Corporation, DSC Communications Corporation and Dr. Pepper Bottling Company of Texas.

     Lynn McDonald was appointed as a Director in June 1998. Since 1996, Ms. McDonald has been a Manager with CDPQ, a subsidiary of Caisse that actively manages private placements in communications companies. Prior to joining CDPQ, Ms. McDonald worked at the Fonds de Solidarite des Travailleurs du Quebec, a leading venture capital fund. Previously, Ms. McDonald was a special situations equity analyst at BBN James Capel, a Canadian stock brokerage firm. Ms. McDonald is also a director of Fundy Communications Inc., Telexis Corporation, Les Systemes Proxima Ltee and Regional Vision Inc.

     Alain Michel has served as a Director since April 1997. Since July 1992, Mr. Michel has held various management positions at GVL, including, since July 1994, Senior Vice President and Chief Financial Officer. Mr. Michel is also a director of NB Capital, Inc., a publicly traded Delaware real estate investment trust, Microcell Telecommunications Inc., a Canadian public company which provides telecommunications services and in which GVL holds a minority interest, and Groupe Goyette Inc., a Canadian private company which provides transportation and storage services.

     Bertrand Blanchette was appointed Chief Financial Officer in September 1996. From September 1995 to December 1996, Mr. Blanchette served as Chief Financial Officer of VHP. From June 1994 to December 1995, he was Vice President, Control of GVL. From October 1986 to May 1994, Mr. Blanchette was Vice President, Finance of Heroux, Inc., a Canadian public company which manufactures airplane parts.

     John Czapko was appointed Vice President, Sales in March 1997. From September 1993 to February 1997, Mr. Czapko was Director of Indirect Distribution of Metrocel Cellular Telephone Company ("Metrocel"). From June 1991 to September 1993, he was Director of Direct Distribution of Metrocel.

     Stephen Dube was appointed Vice President, Operations in March 1998. Prior to that date, Mr. Dube served as Vice President, Marketing and Corporate Development for OpTel from May 1997 to March 1998 and as Vice President, Acquisitions and Strategic Planning for OpTel from July 1995 to May 1997. From July 1995 to March 1997, Mr. Dube served as a Director of OpTel. From January 1992 to April 1995, Mr. Dube was Senior Vice President of Laurentian Financial Inc., a financial services company.

     James Greene was appointed Vice President, Telephone in April 1998. From June 1997 to April 1998, Mr. Greene was an independent consultant and advised the Company on the launch of its first central office switch in Houston, Texas and the commencement of CLEC services. Mr. Greene consulted for OpTel on an exclusive basis from November 1997 until his appointment as Vice President. From 1993 to November 1997, Mr. Greene was a consultant for several state and local regulatory bodies and worked principally with the State of Oregon.

     Michael E. Katzenstein was appointed Vice President, Legal Affairs and General Counsel in November 1995. Prior to joining OpTel, Mr. Katzenstein was a partner at Kronish, Lieb, Weiner and Hellman LLP. Mr. Katzenstein received his J.D. from Boston University School of Law in 1985.

     Thomas Watson was appointed Vice President, Information Services in September 1996. In August 1997, he also assumed the role of Vice President, Engineering. From January 1992 to September 1996, Mr. Watson held various positions at GTE Telephone Operations, an ILEC, including Group Product Manager, Group Manager Engineering and Senior Program Manager.

     Lynn Zera was appointed Vice President, Human Resources in November 1995. From July 1994 to October 1995, Ms. Zera was Executive Director of Keystone Consulting. From July 1993 to July 1994, she was Executive Director of Human Resources of Intellicall, Inc., a telecommunications company. From March 1978 to January 1993, she held various management and marketing positions with Oryx Energy, a company involved with the production and exploration of oil and gas.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation awarded to or paid to the Company's Chief Executive Officer and the four most highly compensated executive officers (collectively, the "Named Executive Officers") for the fiscal years ended August 31, 1997, 1996 and the eight month period ended August 31, 1995.

                                                        ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                                ------------------------------------    ------------------------------
                                                                                        SECURITIES
                                      FISCAL                            OTHER ANNUAL    UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL POSITION        YEAR      SALARY        BONUS    COMPENSATION     OPTIONS      COMPENSATION(14)
    ---------------------------       ------    --------      -------   ------------    ----------    ----------------
Louis Brunel........................   1997     $269,623           --     $ 66,062(7)   16,034.79              --
  President and Chief                  1996     $ 35,095(2)        --           --             --              --
  Executive Officer                    1995           --           --           --             --              --
Michael E. Katzenstein..............   1997     $175,000      $57,500     $ 65,196(8)    9,137.61          $2,820
  Vice President, Legal Affairs        1996     $135,346(3)   $40,000     $103,756(9)          --          $3,334
  and General Counsel                  1995           --           --           --             --              --
Rory Cole(1)........................   1997     $163,654      $43,750           --       9,406.36(13)      $3,629
  Vice President and                   1996     $175,000      $36,500           --             --          $4,750
  Chief Operating Officer              1995     $102,980           --     $ 22,405(10)         --              --
Bertrand Blanchette.................   1997     $129,702(4)   $ 5,000     $ 33,961(11)   4,373.12              --
  Vice President and                   1996           --           --           --             --              --
  Chief Financial Officer              1995           --           --           --             --              --
Stephen Dube........................   1997     $119,139      $15,000     $ 63,514(12)   3,381.88          $2,844
  Vice President, Operations           1996     $ 36,542(5)        --           --             --              --
                                       1995           --           --           --             --              --
Lynn Zera...........................   1997     $112,877      $21,040           --       2,565.57          $2,809
  Vice President, Human Resources      1996     $ 83,750(6)        --           --             --          $2,513
                                       1995           --           --           --             --              --

---------------

 (1) Mr. Cole resigned from the Company effective July 11, 1997.

 (2) During fiscal 1996, Mr. Brunel was paid primarily by GVL. Beginning June 1, 1996, a portion of Mr. Brunel's salary was allocated to the Company. Effective November 1, 1996, Mr. Brunel accepted the position of President and Chief Executive Officer on a full-time basis.

 (3) Mr. Katzenstein commenced employment with the Company in November 1995.

 (4) Mr. Blanchette commenced employment with the Company as Chief Financial Officer in September 1996. During the period September 1996 through December 1996, Mr. Blanchette continued to act as Chief Financial Officer of VHP, a subsidiary of GVL which was divested in December 1996. During such period, Mr. Blanchette's salary was paid by VHP and a portion of such salary was allocated to the Company. Mr. Blanchette commenced full-time employment with the Company effective January 1, 1997.

 (5) During fiscal 1996, Mr. Dube was paid primarily by GVL. Beginning June 1, 1996, a portion of Mr. Dube's salary was allocated to the Company. Effective January 1, 1997, Mr. Dube became a full-time employee of the Company.

 (6) Ms. Zera commenced employment with the Company in November 1995.

 (7) $39,790 represents relocation payments and $21,680 represents an automobile allowance.

 (8) $49,823 represents tax reimbursements resulting from relocation.

 (9) $93,706 represents relocation payments.

(10) The entire amount represents an automobile allowance.

(11) $29,161 represents relocation payments.

(12) $54,288 represents relocation payments.

(13) The options granted to Mr. Cole were exchanged for the Cole Warrant (as defined herein) in connection with the termination of Mr. Cole's employment. See "Certain Relationships and Related Transactions -- Cole Warrant."

(14) Represents 401(k) matching fund contributions by the Company.

                          OPTION GRANTS IN FISCAL 1997

     The following table sets forth options to purchase shares of the Class A Common Stock granted to the Named Executive Officers during fiscal 1997. Prior to fiscal 1997, no options were granted by the Company.

                                                                                          POTENTIAL REALIZED VALUE
                                                                                          AT ASSUMED ANNUAL RATES
                                NUMBER OF     % OF TOTAL                                       OF STOCK PRICE
                                SECURITIES     OPTIONS                                    APPRECIATION FOR OPTION
                                UNDERLYING    GRANTED TO                                            TERM
                                 OPTIONS     EMPLOYEES IN   EXERCISE                      ------------------------
             NAME                GRANTED     FISCAL YEAR     PRICE     EXPIRATION DATE       5%            10%
             ----               ----------   ------------   --------   ---------------    ---------    -----------
Louis Brunel..................  16,034.79       18.40%       $85.75    November, 2006     $758,067     $1,867,155
Rory Cole(1)..................   9,406.36       10.80%       $74.42    November, 2006     $551,273     $1,201,888
Michael E. Katzenstein........   9,137.61       10.49%       $74.42    November, 2006     $535,522     $1,167,549
Bertrand Blanchette...........   4,373.12        5.02%       $85.75    November, 2006     $206,745     $  509,224
Stephen Dube..................   3,381.88        3.88%       $85.75    November, 2006     $159,883     $  393,800
Lynn Zera.....................   2,565.57        2.94%       $85.75    November, 2006     $121,291     $  298,745

---------------

(1) In connection with the termination of Mr. Cole's employment, all of the options granted to Mr. Cole were exchanged for the Cole Warrant. See "Certain Relationships and Related Transactions -- Cole Warrant."

 AGGREGATED OPTIONS EXERCISES IN FISCAL 1997 AND FISCAL YEAR END OPTION VALUES

     The following table shows the values of options held by the Named Executive Officers as of the end of fiscal 1997. No options were exercised by the Named Executive Officers during fiscal 1997.

                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                                        OPTIONS AT FISCAL YEAR-END    OPTIONS AT FISCAL YEAR-END
                                                  1997(#)                     1997($)(1)
                                        ---------------------------   ---------------------------
                 NAME                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                 ----                   -----------   -------------   -----------   -------------
Louis Brunel..........................        --        16,034.79           --              --
Rory Cole(2)..........................        --               --           --              --
Michael E. Katzenstein................        --         9,137.61           --        $103,529
Bertrand Blanchette...................        --         4,373.12           --              --
Stephen Dube..........................        --         3,381.88           --              --
Lynn Zera.............................        --         2,565.57           --              --

---------------

(1) The value of the options at fiscal year-end 1997 is based on an assumed fair market value of $85.75 per share of Class A Common Stock.

(2) In connection with the termination of Mr. Cole's employment, all of the options granted to Mr. Cole were exchanged for the Cole Warrant. See "Certain Relationships and Related Transactions -- Cole Warrant." At fiscal year-end 1997, the Cole Warrant was presently exercisable and, assuming a cashless exercise, had a value of $106,574 based on an assumed fair market value of $85.75 per share of Class A Common Stock.

EMPLOYMENT AGREEMENTS

     Louis Brunel is employed as President and Chief Executive Officer of the Company pursuant to an at will employment agreement. Under the employment agreement, Mr. Brunel currently receives an annual base salary of $350,000, a Company automobile and a housing allowance. In addition, Mr. Brunel is entitled to participate in the Company's Incentive Stock Plan (as described below) and Bonus Plan (as described below). If Mr. Brunel's employment is terminated by the Company for other than cause, Mr. Brunel will receive a severance payment equal to two years base salary.

     Michael E. Katzenstein is employed as Vice President, Legal Affairs and General Counsel of the Company pursuant to an employment agreement expiring in November 2000. Under the employment agreement, Mr. Katzenstein currently receives an annual base salary of $182,000 and a Company automobile. In addition, Mr. Katzenstein is entitled to participate in the Company's Incentive Stock Plan and Bonus Plan.

     Bertrand Blanchette is employed as Vice President and Chief Financial Officer of the Company pursuant to an at will employment agreement. Under the employment agreement, Mr. Blanchette currently receives an annual base salary of $158,000 and a Company automobile. In addition, Mr. Blanchette is entitled to participate in the Company's Incentive Stock Plan and Bonus Plan.

     Stephen Dube is employed as Vice President, Operations of the Company pursuant to an at will employment agreement. Under the employment agreement, Mr. Dube currently receives an annual base salary of $180,000 and a Company automobile. In addition, Mr. Dube is entitled to participate in the Company's Incentive Stock Plan and Bonus Plan.

     Lynn Zera is employed as Vice President, Human Resources of the Company pursuant to an at will employment agreement. Under the employment agreement, Ms. Zera currently receives an annual base salary of $124,000 and a Company automobile. In addition, Ms. Zera is entitled to participate in the Company's Incentive Stock Plan and Bonus Plan.

     Upon termination by the Company of any of its most senior executives without cause, the Company has in the past offered severance equal to one year's base salary.

INCENTIVE STOCK PLAN

     In fiscal 1997, the Company adopted an Incentive Stock Plan. In fiscal 1998, the Company adopted certain amendments to such plan which will become effective, subject to stockholder approval, on the date the Offering is consummated (as so amended, the "Plan"). Five percent of the Class A Common Stock outstanding, on a fully diluted basis, on the date the Offering is consummated, may be issued under the terms of the Plan. The number of shares issuable under the Plan will be adjusted on each January 1 to 5% of the then outstanding Class A Common Stock, on a fully diluted basis, if such adjustment would increase the number of shares. As of April 30, 1998, options to purchase 88,004 shares of Class A Common Stock have been granted under the Plan, none of which have been exercised, at a weighted average exercise price of $84.37 per share of Class A Common Stock. The Plan authorizes the Board to issue incentive stock options ("ISOs") as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), stock options that do not conform to the requirements of that Code section ("Non-ISOs"), stock appreciation rights ("SARs"), restricted stock, stock awards, dividend equivalent rights, performance based awards and similar stock-based awards. The Plan shall terminate on the tenth anniversary of the date the Offering is consummated.

     Stock Options. The Board has discretionary authority to determine the types of options to be granted, the persons to whom options shall be granted (provided that options shall only be granted to directors, senior executives and other employees designated by the Board), the number of shares to be subject to each option granted (provided that no single participant in the Plan shall be entitled to receive more than 100,000 shares of Class A Common Stock pursuant to the Plan) and the terms of the stock option agreements. Unless otherwise specifically provided in the option agreement, (i) the exercise price of an option will not be less than the fair market value, as determined by the Board, of the Class A Common Stock on the date of the grant and (ii) the options shall become exercisable in equal installments on each of the second, third, fourth and fifth anniversaries of the effective date of grant; provided that if a participant owns 10% of the voting power or equity interests of all classes of the Company's stock, ISOs granted to such person (i) shall have an exercise price not less than 110% of the fair market value of the Class A Common Stock on the date of the grant and (ii) shall expire five years from the date of grant. In the event of a "change of control," all options shall vest and become immediately exercisable. The exercise price may be paid by personal check, bank draft, money order, or money transfers, through the delivery of shares of the Class A Common Stock, pursuant to a broker-assisted "cashless exercise" program if established by the Company or by such other method as the Board may deem appropriate.

     Stock Appreciation Rights. The Board may award SARs, which may or may not be granted together with options, under the plan. Generally, SARs permit the holder thereof to receive an amount (in cash, Class A Common Stock or a combination thereof) equal to the number of shares of Class A Common Stock with respect to which SARs are exercised multiplied by the excess of the fair market value of the Class A Common Stock on the exercise date over the exercise price. In general, the exercise of any portion of the SARs or any related option will cause a corresponding reduction in the number of shares of Class A Common Stock remaining subject to such SARs and related option.

     Restricted Stock. Awards of Class A Common Stock granted under the Plan may be subject to forfeiture until such restrictions, terms and conditions as the Board may determine lapse or are fulfilled, as the case may be. The Board will determine how the price for the Class A Common Stock, if any, may be paid. Generally, a participant obtaining a restricted stock award will have all the rights of a stockholder while the Class A Common Stock is subject to restrictions, including the right to vote the Class A Common Stock and to receive dividends. Restricted Class A Common Stock will be issued in the name of the participant and held in escrow until any applicable restrictions lapse or terms and conditions are fulfilled, as the case may be. Until the restrictions are eliminated, restricted Class A Common Stock may not be transferred.

     Dividend Equivalent Award. The Board may grant an award that represents the right to receive a dividend or its equivalent with respect to any new or previously existing award, which will entitle the recipient to receive at the time of settlement an amount equal to the actual dividends paid on the Class A Common Stock delivered to the recipient, calculated from the date of award and accounted for as if reinvested in Class A Common Stock on the dividend payment dates. This type of award may be paid in the form of Class A Common Stock, cash or a combination of both.

     Performance-Based Awards. The Board may grant awards under the Plan upon the satisfaction of specified performance goals. The performance period for a performance based award shall be established prior to the time such award is granted and may overlap with performance periods relating to other awards granted under the Plan to the same recipient. Each award shall be contingent upon future performance and achievement of objectives described either in terms of Company-wide performance or in terms that are related to the performance of the recipient or of the division, subsidiary, department or function within the Company in which the recipient is employed. Such objectives shall be based on increases in share prices, operating income, net income or cash flow thresholds, sales results, return on common equity or any combination of the foregoing. Following the end of each performance period, the holder of each award shall be entitled to receive payment of an amount, not exceeding the maximum value of the award, based on the achievement of the performance measures for such performance period, as determined by the Board. Unless the award specifies otherwise, including restrictions in order to satisfy the conditions under Section 162(m) of the Code, the Board may adjust the payment of awards or the performance objectives if events occur or circumstances arise which would cause a particular payment or set of performance objectives to be inappropriate, as determined by the Board.

     Other Stock Based Awards. The Board may grant Class A Common Stock or other Class A Common Stock based awards that are related to or similar to the awards described above.

STOCK PURCHASE PLAN

     In fiscal 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. One percent of the Class A Common Stock outstanding, on a fully diluted basis, on the date the Offering is consummated, may be issued under the terms of the Stock Purchase Plan. The Stock Purchase Plan provides for a series of six month "Option Periods." Subject to certain limitations, employees may contribute between 1% and 10% of their compensation to the Stock Purchase Plan during an Option Period and purchase Class A Common Stock at the end thereof. At the start of each Option Period, employees electing to participate in the Stock Purchase Plan are deemed to have been granted an option to purchase a number of whole shares of Class A Common Stock at an exercise price (the "Exercise Price") equal to eighty-five percent (85%) of the lower of the fair market value of one share of the Class A Common Stock on (i) the first day of the Option Period or (ii) the last day of the Option Period (the "Exercise Date"). The number of shares underlying such option is determined by dividing (i) the amount contributed by such employee to the Stock Purchase Plan during the Option Period by (ii) the Exercise Price. On each Exercise Date, each employee will automatically be deemed to have exercised his or her option to purchase at the Exercise Price the largest number of whole shares of Class A Common Stock which can be purchased with the amount contributed by such employee to the Stock Purchase Plan less any amounts previously applied to option exercises under the terms of the Stock Purchase Plan; provided, however, no employee shall be permitted to purchase more than 4,000 shares of

Class A Common Stock during any Option Period and subject to reduction in order to avoid issuance of more shares than are provided for under the terms of the Stock Purchase Plan.

ANNUAL BONUS PLAN

     The Company has adopted an Annual Bonus Plan (the "Bonus Plan") pursuant to which the Board is authorized to grant cash bonuses to certain employees of the Company. Bonuses are payable only if the Company achieves certain performance targets approved by the Compensation Committee at the beginning of the fiscal year.

401(K) PLAN

     The Company has implemented an employee savings and retirement plan (the "401(k) Plan") covering certain of the Company's employees who have at least three months of service with the Company and have attained the age of 21. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of such compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Company has made, and may in the future make, contributions to the 401(k) Plan on behalf of eligible employees. Employees become 100% vested in these Company contributions after one year of service. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the 401(k) Plan employee salary deferrals in selected investment options.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has an Audit Committee and a Compensation Committee. The functions of the Audit Committee include recommending to the Board the retention of independent public accountants, reviewing the scope of the annual audit undertaken by the Company's independent public accountants and the progress and results of their work, and reviewing the financial statements of the Company and its internal accounting and auditing procedures. The Audit Committee is composed of Claude Chagnon, William O. Hunt, Lynn McDonald and Alain Michel. The chairman of the Audit Committee is Mr. Hunt. The function of the Compensation Committee is to supervise the Company's compensation policies, administer the employee incentive plans, review officers' salaries and bonuses, approve significant changes in employee benefits and consider other matters referred to it by the Board. The Compensation Committee is composed of Claude Chagnon, William O. Hunt, Lynn McDonald and Alain Michel. The Chairman of the Compensation Committee is Mr. Chagnon.

COMPENSATION OF DIRECTORS

     After the consummation of the Offering, Directors of the Company who are neither employees of the Company nor designees of the Company's significant stockholders will receive an annual fee of $15,000, a fee of $1,000 per meeting of the Board and an annual fee of $1,500 if they serve as the chairperson of a committee of the Board. Each such Director will also receive options to purchase shares of Class A Common Stock having an aggregate value of $150,000 upon consummation of the Offering (or, if such Director is not serving in such capacity upon consummation of the Offering, on the date of his or her election to the Board) with an exercise price equal to the initial public offering price (or the fair market value on the date of grant). The options will become exercisable in equal installments on each of the second, third, fourth and fifth anniversaries of the consummation of the Offering. Directors who are either employees of the Company or designees of the Company's significant stockholders will not be compensated for their services. However, all Directors will be reimbursed for actual out-of-pocket expenses incurred by them in connection with their attending meetings of the Board or any committees of the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, Mr. Brunel served as a member of the Compensation Committee. Effective May 19, 1998, Mr. Brunel resigned from the Compensation Committee.

LIMITATION OF LIABILITY; INDEMNIFICATION; INSURANCE

     The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the DGCL, indemnify all persons which it may indemnify pursuant thereto (i.e., directors and officers) and shall advance expenses incurred in defending any proceeding for which such right to indemnification is applicable, provided that, if the DGCL so requires, the indemnitee provides the Company with an undertaking to repay all amounts advanced if it is determined by a final judicial decision that such person is not entitled to indemnification pursuant to this provision. The Company's Certificate of Incorporation also contains a provision eliminating the personal liability of the Company's directors for monetary damages for breach of any fiduciary duty. By virtue of this provision, under the DGCL, a director of the Company will not be personally liable for monetary damages for breach of his fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) dividends or stock purchases or redemptions that are unlawful under the DGCL and (iv) any transaction from which a director derives an improper personal benefit. However, this provision of the Company's Certificate of Incorporation pertains only to breaches of duty by directors as directors and not in any other corporate capacity such as officers, and limits liability only for breaches of fiduciary duties under the DGCL and not for violations of other laws, such as the federal securities laws. As a result of the inclusion of such provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. The inclusion of this provision in the Company's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling OpTel pursuant to the foregoing provisions, OpTel has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The directors and officers of the Company are insured (subject to certain exceptions and deductions) against liabilities that they may incur in their capacity as such, including liabilities under the Securities Act, under a liability insurance policy carried by GVL. Such policy provides coverage in an aggregate amount of $50 million (subject to a $250,000 deductible) and expires in October 1998. The Company expects that this insurance will be renewed in the ordinary course.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock by (i) each Director of the Company, (ii) each Named Executive Officer, (iii) each person known by the Company to beneficially own 5% or more of the outstanding shares of any class of Common Stock and (iv) all directors and executive officers of the Company as a group, in each case as adjusted to reflect the sale of the Class A Common Stock in the Offering and the conversion of all of the outstanding shares of Non-Voting Common and Series B Preferred into Class A Common Stock and all of the outstanding shares of Series A Preferred into Multi-Vote Common in connection with the Offering.

                                                                                                                     PERCENT OF
                                                      AMOUNT AND                                 PERCENT OF            TOTAL
                                    TITLE OF          NATURE OF              PERCENT OF         TOTAL SHARES           VOTING
      BENEFICIAL OWNER               CLASS           OWNERSHIP(1)          CLASS(2)(3)(4)   OUTSTANDING(2)(3)(4)   POWER(2)(3)(4)
      ----------------        --------------------   ------------          --------------   --------------------   --------------
Le Groupe Videotron Ltee....  Multi-Vote Common                (5)
Caisse de depot et placement
  du Quebec.................  Multi-Vote Common                (6)
Interactive Cable Systems,
  Inc.......................  Class A Common Stock             (7)(8)
Nomura Holding America
  Inc.......................  Class A Common Stock             (7)(8)
MCI Telecommunications
  Corporation...............  Class A Common Stock             (7)(8)
James A. Kofalt.............  Class A Common Stock    24,992.00(9)
Rory Cole...................  Class A Common Stock     9,406.36(10)
Louis Brunel................  Class A Common Stock     6,559.83(11)
Michael E. Katzenstein......  Class A Common Stock     2,284.40(12)
Bertrand Blanchette.........  Class A Common Stock           --(13)
Stephen Dube................  Class A Common Stock     1,195.34(14)
Lynn Zera...................  Class A Common Stock     1,282.78(15)
All directors and officers
  as a group (13 persons)...  Class A Common Stock    11,322.35(16)

---------------

 (1) Except as otherwise indicated in the other footnotes to this table, each person named in the table has sole voting and dispositive power with respect to the shares of Common Stock beneficially owned by such person.

 (2) "*" indicates less than one percent.

 (3) In accordance with the Commission's rules, each beneficial owner's holdings have been calculated assuming the full exercise of warrants and options and the conversion of all shares of convertible preferred stock held by such holder which are currently exercisable or convertible or which will become exercisable or convertible within 60 days after the date of this Prospectus and no exercise of warrants and options or conversion of preferred stock held by any other person.

 (4) Assumes that the over-allotment option granted to the Underwriters has not been exercised.

 (5) Such shares are owned by VPC, an indirect wholly-owned subsidiary of GVL. Andre Chagnon, the founder of GVL, indirectly controls approximately 72% of GVL's outstanding voting rights. All such shares are fully convertible into Class A Common Stock on a one-for-one basis upon the occurrence of a Conversion Event. See "-- Stockholders' Agreement" and "-- GVL Shareholders' Agreement" for the terms of certain agreements governing the voting and disposition of the shares of Common Stock held by VPC and GVL. GVL's address is 300 Avenue Viger East, Montreal, Quebec, H2X 3W4.

 (6) Such shares are owned by CDPQ, a wholly-owned subsidiary of Caisse. All such shares are fully convertible into Class A Common Stock on a one-for-one basis upon the occurrence of a Conversion Event. See "-- Stockholders' Agreement" and "-- GVL Shareholders' Agreement" for the terms of certain agreements covering the voting and disposition of the shares of Common Stock held by Caisse and CDPQ. Caisse's address is 1981, Avenue McGill College, Montreal, Quebec, H3A 3C7.

 (7) See "-- ICS Stockholders' Agreement and ICS Registration Rights Agreement" for the terms of certain agreements governing the disposition of such shares of Common Stock. ICS's address is 1901 N. Glenville Drive, Suite 800, Richardson, Texas 75081. Nomura Holding America Inc.'s ("Nomura") address is 2 World Financial Center, Building B, New York, New York 10281. MCI's address is 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006.

 (8) Includes shares currently held in escrow pending the consummation of the balance of the acquisition of the ICS Operations.

 (9) Represents a presently exercisable warrant to purchase 24,992 shares of Class A Common Stock. Mr. Kofalt's address is 50209 Manly, Chapel Hill, North Carolina 27514.

(10) Represents a presently exercisable warrant to purchase 9,406.36 shares of Class A Common Stock. Mr. Cole's address is 4339 Beverly Drive, Dallas, Texas 75205.

(11) Includes at least 6,559.83 shares of Class A Common Stock underlying presently exercisable options. Excludes 19,679.51 shares of Class A Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.

(12) Includes 2,284.40 shares of Class A Common Stock underlying presently exercisable options. Excludes 6,853.21 shares of Class A Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.

(13) Excludes 4,373.12 shares of Class A Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.

(14) Includes 1,195.34 shares of Class A Common Stock underlying presently exercisable options. Excludes 5,102.04 shares of Class A Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.

(15) Includes 1,282.78 shares of Class A Common Stock underlying presently exercisable options. Excludes 1,282.79 shares of Class A Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.

(16) With respect to executive officers who are not Named Executive Officers, excludes 9,912.52 shares of Class A Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.

     As of May 31, 1998, all of the outstanding shares of the Multi-Vote Common were held by VPC and CDPQ and all of the outstanding shares of Common Stock were held by ICS. See "Risk Factors -- Control by GVL."

ICS STOCKHOLDERS' AGREEMENT AND ICS REGISTRATION RIGHTS AGREEMENT

     In connection with the Company's acquisition of the ICS Operations, ICS, Nomura, MCI (ICS, Nomura, and MCI, together, the "ICS Group"), VPC, GVL and the Company entered into a Stockholders' Agreement (the "ICS Stockholders' Agreement") dated as of April 9, 1998 and the Company, ICS, Nomura and MCI entered into a Registration Rights Agreement (the "ICS Registration Rights Agreement") dated as of April 9, 1998.

     Under the ICS Stockholders' Agreement, (i) the transfer of the shares of Class A Common Stock and Series B Preferred owned by the ICS Group (collectively, the "ICS Shares") is restricted, subject to certain exceptions, and (ii) the ICS Shares are subject to drag-along rights if VPC (or GVL through the sale of its interests in VPC) elects to sell equity interests representing 50% or more of the voting power of the outstanding capital stock of the Company or 50% or more of the equity interests held by VPC.

     Pursuant to the ICS Registration Rights Agreement, following the consummation of the Offering, the ICS Group has piggyback registration rights, on three occasions, in registration statements filed by the Company for the sale of its equity securities, subject to certain conditions, including customary allocation and holdback provisions.

STOCKHOLDERS' AGREEMENT

     In August 1997, CDPQ purchased the minority interest in the Company from Vanguard Communications L.P. ("Vanguard"). Vanguard also transferred to CDPQ an option (the "Vanguard Option") to purchase 48,937 shares of the Multi-Vote Common at an exercise price of $53.55 per share, subject to adjustment, which CDPQ promptly exercised.

     In connection with the sale by Vanguard of its minority stock position in the Company to CDPQ, the Company, VPC and CDPQ entered into the Stockholders' Agreement and the Company and CDPQ entered into a related Registration Rights Agreement (the "Registration Rights Agreement"), under which CDPQ has certain rights and obligations relating to the Company and VPC. CDPQ is also a party to the GVL Shareholders' Agreement described below. The following is a summary of certain provisions of the Stockholders' Agreement and the Registration Rights Agreement.

     Designation of Directors. Under the Stockholders' Agreement, for as long as CDPQ holds at least 5% of the Company's voting stock, CDPQ may designate a number of Directors of the Company and each of its subsidiaries, and each committee of the Board and each of its subsidiaries, which is proportionate (in relation to the total number of Directors or committee members) to CDPQ's percentage ownership of the Company's voting stock, but in no event less than one Director and one committee member. This agreement supersedes the rights of Caisse to designate a Director of the Company pursuant to the GVL Shareholders' Agreement; however, such rights are subject to reinstatement in the event CDPQ ceases to be a stockholder of the Company. Pursuant to the terms of the Stockholders' Agreement, Lynn McDonald has been designated as a Director of the Company.

     Rights in Connection with Other Financings; Tag-Along Rights. Pursuant to the Stockholders' Agreement, VPC is obligated to cause the Company to afford CDPQ rights equivalent to those afforded other purchasers of the Company's capital stock to the extent they are more advantageous than the rights held by CDPQ. Subject to certain exceptions (including a public offering of the Company's equity securities) and waiver by CDPQ at VPC's request in connection with certain events, the Company is obligated to afford CDPQ preemptive rights to purchase equity securities which the Company proposes to sell in proportion to CDPQ's ownership of the total outstanding equity securities of the Company prior to the sale. In addition, pursuant to the Stockholders' Agreement, CDPQ has certain tag-along rights in connection with sales by VPC of outstanding shares of the Company's voting stock.

     Registration Rights. Pursuant to the Registration Rights Agreement, nine months after the consummation of the Offering and, subject to certain conditions, CDPQ has the right, on two occasions, to require the Company to register under the Securities Act shares of common stock issued to CDPQ upon the conversion of the Multi-Vote Common. In addition, CDPQ has piggyback registration rights, on three occasions, to include common stock held by it in registration statements filed by the Company for the sale of its equity securities, subject to certain conditions, including customary allocation and holdback provisions.

GVL SHAREHOLDERS' AGREEMENT

     Caisse, CDPQ, Sojecci Ltee and Sojecci (1995) Ltee, the principal shareholders of GVL, and Andre Chagnon (the founder of GVL) are parties to an amended and restated shareholders agreement, dated as of May 10, 1995 (the "GVL Shareholders' Agreement"), which provides, among other things, that for so long as GVL controls the Company, Caisse will be allowed to select one of GVL's nominees to the Board and to have one representative on the Audit Committee of the Company. While this right has been superseded by the Stockholders' Agreement, it is subject to reinstatement in the event CDPQ ceases to be a stockholder of the Company or the Stockholders' Agreement ceases to be enforceable. See "-- Stockholders' Agreement."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONVERTIBLE NOTES AND SERIES A PREFERRED

     The Company has financed a large portion of its capital needs by borrowing from its majority stockholder, VPC. The Company borrowed approximately $17.8 million, $73.4 million and $23.7 million from VPC in the form of the GVL Notes during the eight month period ended August 31, 1995, fiscal 1996 and fiscal 1997, respectively. The GVL Notes bore interest at a rate of 15% per annum, payable concurrently with the payment of principal. Interest was added to principal on an annual basis. Effective March 1, 1998, VPC exchanged all of the GVL Notes for 6,962.21365 shares of the Series A Preferred. VPC has advised the Company that it intends to convert all of its shares of Series A Preferred into Multi-Vote Common upon the consummation of the Offering.

COLE WARRANT

     As part of a severance package, Rory O. Cole was granted a warrant (the "Cole Warrant") to purchase up to 9,406.36 shares of Class A Common Stock at an exercise price of $74.42 per share, subject to adjustment. The Cole Warrant was granted by the Company in exchange for the cancellation of options granted to Mr. Cole under the Plan to purchase an equivalent amount of shares. The Cole Warrant is presently exercisable and expires on July 11, 2002.

VANGUARD-RELATED TRANSACTIONS

     In August 1996, in connection with a negotiated settlement of certain disputes between the Company and Vanguard, which then held a minority interest in the Company, the Company granted Vanguard an option to purchase 48,937 shares of Multi-Vote Common at an exercise price of $53.55 per share, subject to adjustment. On August 15, 1997, Vanguard sold the option along with its minority interest in the Company to CDPQ.

     In September 1996, the Company entered into a consulting agreement with James A. Kofalt, a former Chairman of the Board and active participant in the management of the Company and a limited partner of Vanguard, pursuant to which the Company agreed to compensate Mr. Kofalt with a one time payment of $70,000. In connection therewith, the Company also granted Mr. Kofalt a warrant (the "Kofalt Warrant") to purchase up to 24,992 shares of Class A Common Stock at an exercise price of $53.55 per share, subject to adjustment. The Kofalt Warrant is presently exercisable and expires on August 31, 1999. In addition, pursuant to the terms of the Kofalt Warrant, Mr. Kofalt has piggyback registration rights in registration statements filed by the Company for the sale of its equity securities, subject to certain conditions, including customary allocation and holdback provisions. See "Description of Capital Stock -- Registration Rights of Certain Security Holders."

MANAGEMENT FEES

     In connection with a negotiated settlement of certain disputes between the Company and Vanguard, in August 1996, VPC and Vanguard agreed to provide, at the specific request of the Board, such reasonable consultant, advisory and management services as the Company might reasonably require. These arrangements with Vanguard and VPC were terminated as of August 15, 1997, upon the sale of Vanguard's minority interest in the Company to CDPQ. The Company is unable to determine if the aggregate fees paid to VPC and Vanguard in connection with such services were greater or less than the fees the Company would have been required to pay if it had obtained such services from an unaffiliated third party. The Company accrued a liability of $29,167 to each of VPC and Vanguard for general consulting services during fiscal 1996. Vanguard was paid such amount during fiscal 1997. In fiscal 1997, the Company accrued and paid Vanguard $350,000 (plus travel expenses) for such services and accrued $350,000 to VPC for similar services. None of such amounts have been paid to VPC.

LICENSE HOLDING COMPANY

     The Company has assigned substantially all of its frequency licenses to THI in exchange for a $1.0 million secured promissory note with interest at 8% due on February 14, 2007 (the "License Note"). The License Note contains covenants which restrict THI from, among other things, incurring indebtedness other than to the Company or in the ordinary course of business, and merging or consolidating with another entity.

     Section 310(b) of the Communications Act prohibits any corporation of which more than one-fifth of the capital stock is owned or voted by non-U.S. citizens from holding a common carrier radio station license. In addition, under Section 310(b)(4) of the Communications Act, the FCC may, if it finds that it would serve the public interest, deny or revoke a common carrier license if the applicant or licensee is controlled directly or indirectly by any other corporation of which more than one-fourth of the capital stock is owned or voted by non-U.S. citizens. GVL, the Company's principal stockholder, is a Canadian corporation. Consequently, THI was created to permit the Company to use the Assigned Licenses, modified as necessary, to provide "common carrier" telecommunications services in the event that the Company should desire to do so in the future. Russell S. Berman, Henry Goldberg and Thomas Watson, each U.S. citizens, each own one-third of the outstanding equity interests in THI. Russell
S. Berman is a partner at Kronish, Lieb, Weiner & Hellman LLP which represents both the Company and THI with respect to various legal matters. Henry Goldberg is a partner at Goldberg, Godles, Wiener & Wright which represents both the Company and THI with respect to certain federal regulatory matters. Mr. Watson is the Vice President of Engineering and Information Services of OpTel.

     To establish the terms of the Company's continued and unencumbered use of the Assigned Licenses, the Company and THI entered into a license and services agreement (the "THI Agreement") pursuant to which THI has agreed to provide to the Company all the transmission capacity it requires or may in the future require and the Company has granted THI a nonexclusive license to use all of the Company's facilities and related equipment, such as microwave transmitting and receiving equipment, required to provide such transmission capacity. THI will obtain future licenses necessary to provide the Company with the transmission capacity it requires. The THI Agreement provides for payments from the Company to THI which are expected to approximate the monthly interest due on the License Note plus an allowance for the anticipated expenses of THI. The Company may also advance funds to THI to the extent necessary to enable THI to fulfill its obligations under the THI Agreement. All amounts of such advances will be added to the principal of the License Note. It is not expected that payments made by the Company to THI will have a material impact on the Company's cash flows or results of operations.

     In connection with the above described transaction, the Company received an option from THI (the "THI Option") to purchase all or, in certain circumstances, some of the assets of THI and a separate option from each stockholder of THI (each, an "Individual Option") to purchase all of such person's shares of capital stock of THI. The exercise price of the THI Option is equal to the current principal of, plus the accrued interest on, the License Note on the closing date, which may be paid by tendering to THI the License Note plus an amount equal to the lesser of (i) the book value of the assets being purchased or (ii) the initial capitalization of THI plus a 10% premium compounded annually. The exercise price of each Individual Option is equal to the lesser of
(x) the book value of the shares being purchased and (y) the price paid for such shares plus a 10% premium compounded annually. The THI Option and the Individual Options are exercisable at any time prior to February 14, 2007, subject to FCC approval.

     In 1997, the United States agreed, in the context of the WTO Basic Telecom Agreement, to allow foreign suppliers from WTO member nations, including Canada, to provide a broad range of basic telecommunications services in the United States. Those commitments became effective in February of 1998. In light of those commitments, the FCC has determined that it will adopt an "open entry standard" for suppliers of telecommunications services from WTO member nations. In conjunction with its new open entry policies, the FCC has adopted a presumption favoring grant of applications to exceed the 25 percent limit on non-U.S. ownership contained in Section 310(b)(4) of the Communications Act when the non-U.S. investment is from a WTO member nation. Accordingly, the Company is in the process of reevaluating whether it should hold

FCC authorizations directly and, specifically, whether it should exercise its option to purchase the assets or stock of THI.

ACQUISITION OF CERTAIN ASSETS

     Effective as of July 31, 1996, the Company purchased certain assets from certain affiliates of VPC for an aggregate purchase price of approximately $3.9 million. The assets represented approximately 23,000 units passed. The operations of the acquired assets are located in the San Francisco, California and Tampa, Florida areas. The amounts paid represented the sellers' historical costs. At the time of the purchase, the Board received a valuation report which estimated the fair market value of such assets to be approximately equal to their historical cost.

INSURANCE

     The Company purchases certain insurance coverage through GVL, including directors and officers liability insurance. The Company paid an aggregate of approximately $478,000 and $434,000 to GVL for this insurance coverage in fiscal 1996 and 1997, respectively.

SERVICE AGREEMENTS

     Pursuant to the terms of the Stockholders' Agreement, VPC and certain of its affiliates provide certain strategic planning and treasury support services to the Company and perform internal audits of the Company's operations. Additional services may be provided as and when requested by the Company. The Company is charged for such services based on an estimate of the actual cost of the personnel engaged and materials used to provide such services (without an allowance for profit). The Company estimates that its costs for such services in fiscal 1998 will not exceed $310,000.

     In addition, OpTel provides certain customer support and billing services to certain affiliates of GVL which operate wireless cable systems using MMDS technology. OpTel charges such affiliates based on the actual cost of the personnel engaged and materials used to provide such services.

SHARED LITIGATION EXPENSES

     GVL, the Company and certain other affiliates of GVL have been named as defendants in a lawsuit by a former employee of the Company. GVL and the Company have agreed to joint representation by a single law firm and to share the associated expenses. The Company does not believe the litigation (or the associated expenses) to be material.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Following the Offering, the authorized capital stock of the Company will
consist of           shares of Class A Common Stock,           shares of
Multi-Vote Common, 300,000 shares of Non-Voting Common and           shares of
preferred stock. All of the outstanding shares of Non-Voting Common will be converted into Class A Common Stock upon consummation of the Offering, all of the outstanding shares of Series B Preferred will be converted into Class A Common Stock promptly following the Offering and all shares of Series A Preferred will be converted into Multi-Vote Common upon consummation of the Offering. After giving effect thereto and assuming the exercise of all outstanding options and warrants to acquire Class A Common Stock, there will be
          shares of Class A Common Stock and           shares of Multi-Vote
Common outstanding on a fully diluted basis. All of the outstanding shares of all classes of Common Stock and all series of preferred stock are fully paid and nonassessable.

COMMON STOCK

     Each share of Multi-Vote Common is convertible, at the option of the holder and automatically and irrevocably upon the occurrence of a Conversion Event, into one share of Class A Common Stock. Upon consummation of the Offering, a "Conversion Event" will be defined as the occurrence of (i) the direct or indirect transfer by a holder of Multi-Vote Common of beneficial ownership of the Multi-Vote Common to a person or entity other than a Permitted Holder or
(ii) any event or circumstance as a result of which a holder of Multi-Vote Common ceases to be a Permitted Holder. A "Permitted Holder" will be defined as any of GVL or Caisse or any of their respective controlled affiliates or (ii) Andre Chagnon, his spouse or any of his lineal descendants and their respective spouses (collectively, the "Chagnon Family"), whether acting in their own name or as one or as a majority of persons having the power to exercise the voting rights attached to, or having investment power over, shares of Common Stock held by others, or (iii) any controlled affiliate of any member of the Chagnon Family or (iv) any trust principally for the benefit of one or more members of the Chagnon Family (whether or not any member of the Chagnon Family is a trustee of such trust) or (v) any charitable foundation a majority of whose members, trustees or directors, as the case may be, are persons referred to in (ii) above. For purposes of this definition, "lineal descendant" shall include at any time any person that is adopted, is treated as being adopted or is in the process of being adopted by any member of the Chagnon Family at such time. The rights of the holders of the Class A Common Stock and Multi-Vote Common are identical in all respects except that holders of the Class A Common Stock are entitled to one vote for each issued and outstanding share and the holders of Multi-Vote Common are entitled to 10 votes for each issued and outstanding share. Holders of Common Stock do not have cumulative rights, so that holders of more than 50% of the voting rights attached to the Common Stock are able to elect all of the Company's Directors. The holders of all of the outstanding shares of Multi-Vote Common have entered into a voting agreement pursuant to which they have agreed to vote their shares for certain nominees. See "Principal Stockholders -- Stockholders' Agreement" and "Risk Factors -- Control by GVL." Holders of the Class A Common Stock and Multi-Vote Common vote together as a single class on all matters submitted to a vote of the stockholders, other than certain matters which may adversely affect the rights of the individual class.

     The holders of Common Stock will be entitled to receive dividends and other distributions as may be declared thereon by the Board out of assets or funds of the Company legally available therefor, subject to the rights of the holders of any series of preferred stock and any other provision of the certificate of incorporation. The certificate of incorporation of the Company provides that if at any time a dividend or other distribution in cash or other property is paid on Class A Common Stock or Multi-Vote Common, a like dividend or other distribution in cash or other property will also be paid on Class A Common Stock or Multi-Vote Common, as the case may be, in an equal amount per share. In this connection, the certificate of incorporation specifically provides that if shares of Multi-Vote Common are paid on Multi-Vote Common and shares of Class A Common Stock are paid on Class A Common Stock, in an equal amount per share of Multi-Vote Common and Class A Common Stock, such payment will be deemed to be a like dividend or other distribution. In the case of any split, subdivision, combination or reclassification of Multi-Vote Common or Class A Common

Stock, the shares of Class A Common Stock or Multi-Vote Common, as the case may be, will also be split, subdivided, combined or reclassified so that the number of shares of Multi-Vote Common and Class A Common Stock outstanding immediately following such split, subdivision, combination or reclassification will bear the same relationship to each other as that which existed immediately prior thereto, unless a different basis has been consented to by the holders of a majority of the outstanding shares of each class adversely affected by such action.

     In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of the Class A Common Stock or the holders of Multi-Vote Common, the holders of the Class A Common Stock and the holders of Multi-Vote Common will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or securities convertible into or exchangeable for, voting securities), the holders of Multi-Vote Common may receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of the Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten times the number of votes per share as those voting securities issuable upon the exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, to be received by the holders of the Class A Common Stock).

     In the event of any liquidation, dissolution or winding up of the Company, the holders of the Common Stock will be entitled to receive the assets and funds of the Company available for distribution after payments to creditors and to the holders of any preferred stock of the Company that may at the time be outstanding in proportion to the number of shares held by them, respectively, without regard to class. There are no rights of redemption or sinking fund provisions with respect to outstanding shares of any class of capital stock. The Company, VPC and CDPQ have contractually agreed to certain preemptive rights with respect to any future issuances of capital stock. Subject to certain exceptions (including a public offering of the Company's equity securities), the Company is obligated to afford CDPQ preemptive rights to purchase equity securities which the Company proposes to sell in proportion to CDPQ's ownership of the total outstanding equity securities of the Company prior to the sale. See "Principal Stockholders -- Stockholders' Agreement."

     This description is intended as a summary and is qualified in its entirety by reference to the DGCL and the Company's Certificate of Incorporation and Bylaws. Copies of the Company's Certificate of Incorporation and Bylaws have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

PREFERRED STOCK

     The preferred stock may be issued at any time or from time to time in one or more series with such designations, powers, preferences, rights, qualifications, limitations and restrictions (including dividend, conversion and voting rights) as may be fixed by the Board, without any further vote or action by the stockholders. Although the Company has no present plans to issue any additional shares of preferred stock, the ownership and control of the Company by the holders of the Class A Common Stock would be diluted if the Company were to issue preferred stock that had voting rights or that was convertible into Class A Common Stock or Multi-Vote Common. In addition, the holders of preferred stock issued by the Company would be entitled by law to vote on certain transactions such as a merger or consolidation, and thus the issuance of preferred stock could dilute the voting rights of the holders of the Class A Common Stock on such issues. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change of control of the Company.

     The Company currently has outstanding two series of preferred stock. VPC has informed the Company that it intends to exercise its right to convert all of
the outstanding shares of Series A Preferred into           shares of Multi-Vote
Common upon consummation of the Offering. The Company will cause all of the
shares of Series B Preferred to be converted into           shares of Class A
Common Stock promptly following the Offering. Thereafter, there will be no outstanding shares of any series of preferred stock and the holders of the Common Stock and Multi-Vote Common will have all the equity voting rights in the Company.

     The Series A Preferred is convertible into Multi-Vote Common, at the option of the holder, during the 180-day period following the receipt by the Company of the proceeds from the Offering (the "Series A Conversion Period"). Shares of Series A Preferred may be converted by the holder into Multi-Vote Common at the "conversion price" which is defined as the price per share which is the highest of (i) $82.18, (ii) the price per share at which the Common Stock is first sold to the public in the Offering, and (iii) the quotient of $225 million divided by the number of shares of Common Stock outstanding, on a fully diluted basis, subject to certain adjustments and exceptions. VPC has advised the Company that it intends to convert all of the Series A Preferred upon consummation of the Offering. The number of shares of Multi-Vote Common issuable upon conversion of each share of Series A Preferred will be determined by dividing the sum of (i) the liquidation preference ($20,000 per share) plus all accrued and unpaid dividends on such share by (ii) the conversion price. Based on an assumed
initial public offering price of $          per share, a total of approximately
          shares of Multi-Vote Common will be issued upon conversion of all the outstanding shares of Series A Preferred.

     The Company will cause the conversion of all the outstanding shares of Series B Preferred into Class A Common Stock promptly after the consummation of the Offering by delivering a notice to each holder of Series B Preferred. Such notice will automatically become effective upon receipt thereof. The number of shares of Class A Common Stock issuable upon conversion of each share of Series B Preferred will be determined by dividing the sum of (i) the liquidation preference ($60,000 per share) plus all accrued and unpaid dividends on such share by (ii) the initial public offering price. Based on an assumed initial
public offering price of $          per share, a total of           shares of
the Class A Common Stock will be issued upon conversion of all of the outstanding shares of Series B Preferred.

     As of May 31, 1998, the Company had outstanding 991.1039 shares of the Series B Preferred (having an aggregate liquidation preference $59,466,228). Holders of the Series B Preferred are entitled to receive cumulative dividends accruing at the annual rate of 8% of the aggregate liquidation preference thereof. Dividends are payable quarterly, in arrears, by the issuance of additional shares of Series B Preferred having an aggregate liquidation preference equal to the amount of such dividends. Unless full cumulative dividends on all outstanding shares of Series B Preferred have been paid, the Company may not make dividend payments or distributions on any securities junior to the Series B Preferred ("Series B Junior Securities") (other than dividend payments or other distributions paid solely in shares of Series B Junior Securities) or redeem or make sinking fund or similar contributions for the redemption of any Series B Junior Securities.

     This description is intended as a summary and is qualified in its entirety by reference to the DGCL and the Series B Preferred Certificate of Designation.

OUTSTANDING OPTIONS AND WARRANTS

     As of May 31, 1998, there were outstanding options to purchase 85,557.98 shares of the Class A Common Stock pursuant to the Plan with a weighted average exercise price of $84.37 per share. See "Management -- Incentive Stock Plan." As of the same date, there are outstanding warrants to purchase 35,127.22 shares of the Class A Common Stock with a weighted average exercise price of $59.81 per share.

REGISTRATION RIGHTS OF CERTAIN SECURITY HOLDERS

     Pursuant to the Registration Rights Agreement, nine months after the consummation of the Offering, CDPQ has the right, on two occasions, subject to certain conditions, to require the Company to register under the Securities Act shares of common stock issued to CDPQ upon the conversion of the Multi-Vote Common. Pursuant to the Common Stock Registration Rights Agreement among the Company, VPC, GVL, Salomon Brothers Inc, Merrill Lynch, Pierce Fenner & Smith Incorporated and U.S. Trust Company of Texas, N.A., dated as of February 14, 1997, holders of the Non-Voting Common have the right after the 90th day following the Offering, and subject to certain conditions, to require the Company to effect one demand registration of the Class A Common Stock to be issued upon conversion of the Non-Voting Common (the "Non-Voting Registration Shares"). Such demand registration rights only may be exercised upon the written request of holders of at least one-third of the Non-Voting Registration Shares. In lieu of filing and causing to become effective a demand registration, the Company may satisfy its obligation with respect to such demand registration by making and consummating an offer to purchase all of the Non-Voting Registration Shares at a price at least equal to the fair market value.

     The Company is party to several agreements pursuant to which certain holders of the Company's securities have the right, under certain circumstances, to require the Company to include their shares of Common Stock (or shares of Common Stock issuable upon exercise or conversion of certain outstanding warrants or convertible securities) in registration statements filed by the Company under the Securities Act. The rights cover an aggregate of shares of Common Stock. In addition, certain stockholders may exercise the right to include certain shares of Common Stock in the Registration Statement of which this Prospectus forms a part.

TRANSFER AGENT

     The Transfer Agent and Registrar for the Class A Common Stock is
                         .

SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, the Company will have outstanding
shares of Class A Common Stock and      shares of Multi-Vote Common. Of these
shares, the      Shares (and any additional shares of Class A Common Stock sold upon exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction or further registration under the Securities Act. The remaining shares of Class A Common Stock held by the existing stockholders (including any shares of Class A Common Stock which may be issued upon conversion of the Multi-Vote Common) are "restricted securities" under the Securities Act. The restricted shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act ("Rule 144"). In general, under Rule 144 as currently in effect, beginning 90 days after the conclusion of the Offering, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including persons who may be deemed "affiliates" of the Company, will be entitled to sell in any three-month period a number of shares of Class A Common Stock that does not exceed the greater of: (i) 1% of the then outstanding shares
of Class A Common Stock (approximately      shares after giving effect to the
Offering) or (ii) the average weekly trading volume of the Class A Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice and availability of current public information about the Company. A person who has beneficially owned restricted securities for at least two years and who is not, and has not been at anytime during the three month period immediately preceding the sale, an affiliate of the Company is entitled to sell restricted shares pursuant to Rule 144(k) without regard to the limitations described above.

     Because there has been no public market for shares of the Class A Common Stock of the Company, the Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements or otherwise, may have on the market price for the shares of Class A Common Stock. Nevertheless, sales of a substantial amount of Class A Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices.

FUTURE SALES OF STOCK TO EMPLOYEES

     The Company plans to seek to attract and retain employees in part by offering stock options and other purchase rights for a significant number of shares of Class A Common Stock. These plans may have the effect of diluting the percentage of ownership in the Company of the then existing stockholders. See "Management -- Incentive Stock Plan" and "-- Stock Purchase Plan."

CERTAIN PROVISIONS OF OPTEL'S CERTIFICATE OF INCORPORATION AND BYLAWS AND OF DELAWARE LAW

     General. The Certificate of Incorporation and the Bylaws of OpTel and the DGCL contain certain provisions that could make more difficult the acquisition of OpTel by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of OpTel first to negotiate with OpTel. Although such provisions may have the effect of delaying, deferring or preventing a change in control of OpTel, the Company believes that the benefits of increased protection of OpTel's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. See "Risk Factors -- Anti-Takeover Provisions." The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of OpTel.

     Multi-Vote Common and Blank Check Preferred Stock. Upon consummation of the
Offering, the Company will have outstanding           shares of Multi-Vote
Common. In addition, the Company's Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock from time to time in one or more designated series. The approximately 6,962 outstanding shares of Series A Preferred and the approximately 991 outstanding shares of Series B Preferred will revert to authorized but unissued status upon their conversion into Multi-Vote Common and Class A Common Stock, respectively. See "-- Preferred Stock." The Board, without approval of the stockholders, is authorized to establish voting, dividend, redemption, conversion, liquidation and other provisions of a particular series of preferred stock. The outstanding Multi-Vote Common does, and the issuance of additional shares of Multi-Vote Common or preferred stock could, among other things, adversely affect the voting power or other rights of the holders of Class A Common Stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the Company. See "Risk Factors -- Control by GVL" and "-- Anti-Takeover Provisions." The Board has no present intention to authorize the issuance of any additional series of preferred stock.

     Stockholder Action and Special Meetings. Prior to the consummation of the Offering, OpTel's certificate of incorporation and bylaws will be amended to provide that (i) any action required or permitted to be taken by OpTel's stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing and (ii) the authorized number of directors may be changed only by resolution of the Board. The Company's Bylaws will also provide that, subject to any rights of the holders of any series of preferred stock, special meetings of stockholders may be called only by the Chairman of the Board or the President of OpTel, by a majority of the Board or by stockholders owning shares representing at least a majority of the capital stock of OpTel issued and outstanding and entitled to vote.

     Anti-Takeover Statute. Section 203 of the DGCL ("Section 203") prohibits certain persons ("Interested Stockholders") from engaging in a "business combination" with a Delaware corporation for three years following the date such persons become Interested Stockholders. Interested Stockholders generally include (i) persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation and (ii) persons who are affiliates or associates of the corporation and who held 15% or more of the corporation's outstanding voting stock at any time within three years before the date on which such person's status as an Interested Stockholder is determined. Subject to certain exceptions, a "business combination" includes, among other things (i) mergers or consolidations, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (iii) transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested Stockholder or (v) any receipt by the Interested Stockholder of the benefit

(except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     Section 203 does not apply to a business combination if (i) before a person becomes an Interested Stockholder, the board of directors of the corporation approves the transaction in which the Interested Stockholder became an Interested Stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares) or (iii) concurrently with or following a transaction in which the person became an Interested Stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material United States federal income tax considerations generally applicable to holders acquiring the Class A Common Stock on original issue but does not purport to be a complete analysis of all potential consequences. The discussion is based upon the Code, Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Class A Common Stock. The discussion assumes that the holders of the Class A Common Stock will hold it as a "capital asset" within the meaning of Section 1221 of the Code.

     The tax treatment of a holder of the Class A Common Stock may vary depending on such holder's particular situation or status. Certain holders (including S corporations, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to alternative minimum tax and persons holding the Class A Common Stock as part of a straddle, hedging or conversion transaction) may be subject to special rules not discussed below. The following discussion does not consider all aspects of United States federal income taxation that may be relevant to the purchase, ownership and disposition of the Class A Common Stock by a holder in light of such holder's personal circumstances. In addition, the discussion does not consider the effect of any applicable foreign, state or local tax laws. PERSONS CONSIDERING THE PURCHASE OF CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     For purposes of this discussion, a "U.S. Holder" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" means a holder that is not a U.S. Holder.

TAX CONSEQUENCES TO U.S. HOLDERS

  Distributions on the Class A Common Stock

     A cash distribution on the Class A Common Stock will be taxable to the U.S. Holder as ordinary dividend income to the extent that the amount of the distribution does not exceed the Company's current or accumulated earnings and profits allocable to such distribution (as determined for United States federal income tax purposes). To the extent that the amount of the distribution exceeds the Company's current or accumulated earnings and profits allocable to such distribution, the distribution will be treated as a return of capital, thus reducing the holder's adjusted tax basis in the Class A Common Stock with respect to which such distribution is made. The amount of any such excess distribution that exceeds the U.S. Holder's adjusted tax basis in the Class A Common Stock will be taxed as capital gain and will be long-term capital gain if the U.S. Holder's holding period for the Class A Common Stock exceeds one year. The most favorable tax rate on long-term capital gains of non-corporate U.S. Holders (20%) will not be available unless the holding period exceeds 18 months. There can be no assurance that the Company will have sufficient earnings and profits to cause distributions on the Class A Common Stock to be treated as dividends for United States federal income tax purposes. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of current or accumulated earnings and profits, unless the context indicates otherwise.

     Dividends received by corporate U.S. Holders will generally be eligible for the 70% dividends-received deduction under Section 243 of the Code. There are, however, many exceptions and restrictions relating to the availability of the dividends-received deduction, such as restrictions relating to (i) the holding period of the stock on which the dividends are received, (ii) debt-financed portfolio stock, (iii) dividends treated as "extraordinary dividends" for purposes of Section 1059 of the Code and (iv) taxpayers that pay alternative minimum tax. Corporate U.S. Holders should consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions may apply to their particular factual situations. A corporate holder must satisfy a separate 46-day (91-day, in the case of certain preferred stock dividends) holding period requirement with respect to each dividend in order to be eligible for the dividends-received deduction with respect to such dividend.

  Sale or Other Taxable Disposition of Class A Common Stock

     Upon a sale or other taxable disposition of the Class A Common Stock, the difference between the sum of the amount of cash and the fair market value of other property received and the holder's adjusted tax basis in the Class A Common Stock will be capital gain or loss. This gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the Class A Common Stock exceeds one year. The most favorable tax rate on long-term capital gains of non-corporate U.S. Holders (20%) will not be available unless the holding period exceeds 18 months.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

  Distributions on the Class A Common Stock

     Dividends paid to a Non-U.S. Holder of Class A Common Stock that are not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (or, if certain tax treaties apply, attributable to a permanent establishment therein maintained by the Non-U.S. Holder) will be subject to United States federal income tax, which generally will be withheld at a rate of 30% of the gross amount of the dividends unless the rate is reduced by an applicable income tax treaty. Under currently applicable Treasury regulations, dividends paid to an address in a country other than the United States are subject to withholding (unless the payor has knowledge to the contrary).

     Dividends paid to a Non-U.S. Holder of Class A Common Stock that are effectively connected with a United States trade or business conducted by such Non-U.S. Holder will be taxed at the graduated rates applicable to United States citizens, resident aliens and domestic corporations (the "Regular Federal Income Tax") and will not be subject to withholding if the Non-U.S. Holder gives an appropriate statement to the Company or its paying agent in advance of the dividend payment. In addition to the Regular Federal Income Tax, effectively connected dividends (or dividends attributable to a permanent establishment) received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a rate of 30% (unless the rate is reduced by an applicable income tax treaty).

  Sale or Other Taxable Disposition of Class A Common Stock

     A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding on gain recognized upon a sale or other disposition of Class A Common Stock unless: (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (or, if certain tax treaties apply, attributable to a permanent establishment therein maintained by the Non-U.S. Holder), in which case the branch profits tax also may apply if the Non-U.S. Holder is a corporation; (ii) in the case of a Non-U.S. Holder who is a non-resident alien individual and holds the Class A Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are met; or
(iii) the Class A Common Stock constitutes a United States real property interest by reason of the Company's status as a "United States real property holding corporation" ("USRPHC") for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period for the Class A Common Stock. The Company does not believe that it is or will become a USRPHC for federal income tax purposes.

     If a Non-U.S. Holder falls within clause (i) or (iii) in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the Regular Federal Income Tax and may be subject to withholding under certain circumstances (and, in the case of a corporate Non-U.S. Holder, may also be subject to the branch profits tax described above). If a Non-U.S. Holder falls under clause (ii) in the preceding paragraph, the holder generally will be subject to United States federal income tax at a rate of 30% on the gain derived from the sale.

  Federal Estate Tax

     An individual Non-U.S. Holder who owns, or is treated as owning, Class A Common Stock at the time of his or her death or has made certain lifetime transfers of an interest in Class A Common Stock will be required to include the value of such Class A Common Stock in his or her gross estate for United States federal estate tax purposes, and therefore may be subject to United States federal tax and therefore may be subject to United States federal tax unless an applicable estate tax treaty provides otherwise.

  New Withholding Regulations

     The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules applicable to payments made to Non-U.S. Holders (the "New Withholding Regulations"). In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Withholding Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT, IF ANY, OF THE NEW WITHHOLDING REGULATIONS.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, distributions on (and, in the case of U.S. Holders, proceeds from the sale of) Class A Common Stock will be reported annually to holders of Class A Common Stock and to the IRS.

     A U.S. Holder of Class A Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a sale or exchange of, the Class A Common Stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates its exemption or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder of Class A Common Stock that does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. A Non-U.S. Holder of Class A Common Stock may also be subject to certain information reporting or backup withholding if certain requisite certification is not received or other exemptions do not apply. Any amount paid as backup withholding with respect to a holder of Class A Common Stock would be creditable against such holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE SENIOR NOTES

     As of May 31, 1998, the Company had outstanding $225,000,000 principal amount of 13% Senior Notes due 2005. The Senior Notes mature on February 15, 2005. Cash interest on the Senior Notes is payable semi-annually in arrears on each February 15 and August 15 at a rate of 13% per annum. Upon issuance of the Senior Notes, the Company deposited with an escrow agent an amount of cash and government securities that, together with the proceeds from the investment thereof, were estimated to be sufficient to pay when due the first six interest payments on the Senior Notes, with the balance to be retained by the Company. The Senior Notes are collateralized by a first priority security interest in such escrow account. The Senior Notes may be redeemed at the Company's option at any time after February 15, 2002 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption. In the event of a change of control of the Company, holders of the Senior Notes have the right to require the Company to purchase their Senior Notes, in whole or in part, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

     The Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase Senior Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain asset sales. The Indenture also provides for customary events of default. This description is intended as a summary and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

THE SENIOR CREDIT FACILITY

     On December 19, 1997, the Company obtained the Senior Credit Facility from a group of financial institutions. The Senior Credit Facility consists of a $125 million term loan (which was drawn on December 19, 1997) bearing interest at LIBOR plus 3.5% and a $25 million revolving credit commitment. As of the date hereof, the Company has not drawn down any of the funds available to it under the revolving credit commitment.

     TVMAX Telecommunications, Inc. ("TVMAX"), a wholly-owned subsidiary of OpTel, is the primary borrower under the Senior Credit Facility. OpTel and each subsidiary of OpTel is a guarantor of the obligations of TVMAX under the Senior Credit Facility. The Senior Credit Facility is secured by a lien on substantially all of the assets of OpTel and its subsidiaries, including the stock of each such subsidiary. The proceeds of the Senior Credit Facility may be used by TVMAX to finance capital expenditures and permitted acquisitions, to provide working capital and for other general corporate purposes.

     Interest on the Senior Credit Facility is payable, in arrears, on the last day of each two month LIBOR period. Principal will be payable starting February 2001, in 14 quarterly installments. TVMAX may make voluntary prepayments of either the term loan or the revolving credit commitment. Prepayments of the term loan on or prior to December 19, 1998 will incur a fee equal to 1% of the prepaid principal. TVMAX also may be required to make prepayments under certain circumstances, including the sale of all or part of any wholly-owned subsidiary of OpTel or any of its subsidiaries or the sale of all or substantially all of the assets of any division or line of business.

     The Senior Credit Facility contains customary covenants, including certain limitations on the Company's ability to incur indebtedness, create liens, make investments, incur consolidated capital expenditures in excess of a certain amount per year, incur contingent obligations, make certain payments such as dividends, enter into certain fundamental organizational changes, dispose of subsidiary stock, sell or discount receivables, transact business with shareholders or affiliates and enter into a new line of business. The Company also must meet certain financial covenants including minimum revenues and maximum debt ratios. The Senior Credit Facility also provides for customary events of default, including defaults arising if guaranties given by the Company pursuant to the terms of the Senior Credit Facility are or become invalid or any material license held by the Company is terminated or cancelled.

     This description is intended as a summary and is qualified in its entirety by reference to the agreements governing the Senior Credit Facility, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an agreement between the Underwriters and the Company (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters for whom Smith Barney Inc., Goldman, Sachs & Co., Bear, Stearns & Co. Inc. and CIBC Oppenheimer Corp. are acting as representatives (the "Representatives"), has severally agreed to purchase the number of shares of Class A Common Stock set forth opposite its name below:

                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          ----------------
Smith Barney Inc............................................
Goldman, Sachs & Co.........................................
Bear, Stearns & Co. Inc.....................................
CIBC Oppenheimer Corp. .....................................
                                                                 ----------
          Total.............................................
                                                                 ==========

     The Company has been advised by the Representatives that the several Underwriters initially propose to offer such Shares to the public at the Price to Public set forth on the cover page of this Prospectus and part of the Shares to certain dealers at such price less a concession not in excess of $
per Share under the Price to Public. The Underwriters may allow and such dealers
may reallow a concession not in excess of $          per Share to certain other
dealers. After the Offering, the Price to Public and such concessions may be changed.

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to the approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the above Shares if any are purchased. The Shares are offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

     The Company granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate
of           additional shares of Class A Common Stock from the Company at the
Price to Public less the Underwriting Discounts and Commissions, each as set forth on the cover page of this Prospectus. If the Underwriters exercise such option in whole or in part, then each Underwriter will be committed, subject to certain conditions, to purchase such additional shares proportionate to such Underwriter's initial commitment.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or will contribute to payments that the Underwriters may be required to make in respect thereof.

     Subject to certain exceptions, the Company, its directors, officers and certain stockholders, including VPC and CDPQ, have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Class A Common Stock, including any such shares beneficially owned or controlled by any such person, or any securities convertible into, or exchangeable or exercisable for, shares of the Class A Common Stock, for 180 days from the date of this Prospectus, without the prior written consent of Smith Barney Inc.

     The Underwriters will not confirm sales to any discretionary account without the prior specific written approval of the customer.

     At the Company's request, the Underwriters have reserved up to Shares (the "Directed Shares") for sale at the Price to Public to persons who are directors, officers or employees of, or otherwise associated with, the Company and its affiliates and who have advised the Company of their desire to purchase such Shares. The number of Shares available for sale to the general public will be reduced to the extent of sales of Directed Shares to any of the persons for whom they have been reserved. Any Shares not so purchased will be offered by the Underwriters on the same basis as all other Shares offered hereby.

     During and after the Offering, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members of other broker-dealers in respect of the Shares sold in the Offering for their account may be reclaimed by the syndicate if such Shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock which may be higher than the price that might otherwise prevail in the open market. The Underwriters are not required to engage in these activities and may end these activities at any time.

     Prior to the Offering, there has been no public market for the Class A Common Stock. The Price to Public was determined by negotiations between the Company and the Representatives. Among the factors considered in determining the Price to Public were prevailing market conditions, the market values of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the demand for the Shares and for similar securities of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods and other factors deemed relevant. There can be no assurance that the prices at which the Shares will sell in the public market after the Offering will not be lower than the Price to Public.

     Salomon Brothers Inc, an affiliate of Smith Barney Inc., was an initial purchaser in connection with the Company's offering, in February 1997, of units consisting of $225,000,000 aggregate principal amount of the Senior Notes and 225,000 shares of the Non-Voting Common, for which it received customary fees. From time to time, Smith Barney Inc. (or certain of its affiliates) has provided, and may in the future provide, financial advisory services to the Company for which it has received, and expects to continue to receive, customary fees. Canadian Imperial Bank of Commerce, an affiliate of CIBC Oppenheimer Corp., is acting as the administrative agent for the syndicate of lenders and as a lender in connection with the Senior Credit Facility, for which it is receiving customary fees. Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, & Co., arranged the Senior Credit Facility and is acting as a lender, for which it received customary fees.

                           CERTAIN MARKET INFORMATION

     Prior to the Offering, no class of equity securities of the Company has been traded in any public market. There can be no assurance that a public trading market will develop for the Class A Common Stock or, if one develops after the completion of the Offering, that it will be sustained. See "Risk Factors -- Lack of Prior Public Market; Possible Volatility of Stock Price."

     The Company intends to apply for approval for quotation of the shares of
Class A Common Stock through the Nasdaq National Market under the symbol "     "
upon the effectiveness of this Registration Statement of which this Prospectus is a part.

                                 LEGAL MATTERS

     The validity of the Shares will be passed upon and certain other legal matters in connection with the sale of securities offered hereby will be passed upon for the Company by Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036. Certain federal regulatory matters related to the Offering or described herein will be passed upon for the Company by Goldberg, Godles, Wiener & Wright, 1229 Nineteenth Street, N.W., Washington, D.C. 20036, the Company's FCC counsel. Certain legal matters relating to the sale of the Shares will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), 80 Pine Street, New York, New York 10005. Russell S. Berman of Kronish, Lieb, Weiner & Hellman LLP and Henry Goldberg of Goldberg, Godles, Wiener & Wright each hold one-third of the outstanding equity interests in THI. See "Certain Relationships and Related Transactions -- License Holding Company."

                                    EXPERTS

     The Consolidated Financial Statements of the Company for the year ended December 31, 1994, the eight month period ended August 31, 1995 and as of and for the years ended August 31, 1996 and August 31, 1997, and the Financial Statements of the Assets and Liabilities of ICS Communications, LLC acquired by the Company as of and for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto, certain portions having been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto, which may be inspected without charge at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such Web site is located at http://www.sec.gov. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all of the documents (other than exhibits to such documents) which have been incorporated by reference in the Registration Statement, upon the oral or written request of such person to OpTel, Inc., 1111 W. Mockingbird Lane, Dallas, Texas 75247 (telephone (214) 634-3800), Attention: Andrew N. Jent.

                                   APPENDIX A
                                    GLOSSARY

     Access Charges -- The charges paid by an IXC to an ILEC or CLEC for the origination or termination of the IXC's customer's long distance calls.

     CAP (Competitive Access Provider) -- A service provider that competes with local telephone companies for access traffic by providing to high-volume customers private line access to IXCs. Although traditional CAPs did not provide a complete package of local exchange services, some CAPs have begun to provide local exchange services following the passage of the Telecom Act.

     Central Office -- The switching center and/or central circuit termination facility of a local telephone company.

     CLEC (Competitive Local Exchange Carrier) -- A telephone service provider (carrier) offering services similar to those offered by the former monopoly local telephone company. A CLEC may also provide other types of telecommunications services (e.g., long distance).

     CLEC Certification -- Granted by a state public service commission or public utility commission, this certification provides a telecommunications services provider with the legal standing to offer local exchange telephone services in direct competition with ILECs and other CLECs. Such certifications are granted on a state-by-state basis.

     Communications Act of 1934 -- Federal legislation that established rules for broadcast and nonbroadcast communications, including both wireless and wire line telephone service which continues, as amended, to be in effect today.

     FCC (Federal Communications Commission) -- The principal U.S. Government agency charged with the oversight of all public communications media.

     HDTV (High Definition Television) -- Digital signals used in television broadcasting which have been the subject of recent federal legislation.

     Head End -- Equipment necessary to receive video programming via satellite transmission and combine the signals into a channel lineup for distribution.

     Hertz, Megahertz and Gigahertz -- The dimensional unit for measuring the frequency with which an electromagnetic signal cycles through the zero-value state between lowest and highest states. One Hertz (abbreviated Hz) equals one cycle per second. MHz (MegaHertz) stands for millions of Hertz. GHz (GigaHertz) stands for billions of Hertz.

     ICP (Integrated Communications Provider) -- A communications carrier that provides packaged or integrated services from among a broad range of categories, including local exchange services, long distance services, data services, cable television services and other communications services.

     ILEC (Incumbent Local Exchange Carrier) -- The local exchange carrier that was the monopoly carrier prior to the opening of local exchange services to competition.

     Interconnection (co-carrier) Agreement -- A contract between an ILEC and a CLEC for the interconnection of the two networks for the purpose of mutual exchange of traffic between the networks, allowing customers of one of the networks to call users served by the other network. These agreements set out the financial and operational aspects of such interconnection.

     Interexchange Services -- Telecommunications services that are provided between two exchange areas, generally meaning between two cities (i.e., long distance).

     InterLATA -- Telecommunications services originating inside a LATA and terminating outside of that LATA.

     Internet -- A global collection of interconnected computer networks which use a specific communications protocol.

     ISDN (Integrated Services Digital Network) -- An information transfer standard for transmitting digital voice and data over telephone lines at speeds up to 128 KB per second.

     ISP (Internet Service Provider) -- A service provider that provides access to the Internet, normally for dial-access customers, by sharing communications lines and equipment.

     IXC (Interexchange Carrier) -- A provider of telecommunications services that extend between exchanges or cities, also known as a long distance provider.

     KB (Kilobits) per second -- A transmission rate. One kilobit equals 1,024 bits of information.

     LATA (Local Access and Transport Area) -- A geographic area inside of which a LEC can offer switched telecommunications services, including long distance (known as local toll). The LATA boundaries were established at the divestiture of the local exchange business of AT&T.

     LEC (Local Exchange Carrier) -- Any telephone service provider offering local exchange services. LECs include ILECs, RBOCs and CLECs.

     LMDS (Local Multipoint Distribution Service) -- A wireless point to multipoint communications service.

     Local Exchange -- An area inside of which telephone calls are generally completed without any toll or long distance charges. Local exchange areas are defined by the state regulator of telephone services.

     Local Exchange Services -- Telephone services that are provided within a local exchange. These usually refer to local calling services (e.g., dial tone services).

     MB (Megabits) per second -- A transmission rate. One megabit equals 1,024 kilobits.

     MDU (Multiple Dwelling Unit) -- High density residential complexes such as high- and low-rise apartment buildings, condominiums, cooperatives, townhouses and mobile home communities.

     MMDS (Multichannel Multipoint Distribution Service) -- A wireless point to multipoint distribution system using microwave transmitting and receiving equipment that broadcasts to individual subscribers in an omni-directional manner.

     Modem -- A device for transmitting digital information over an analog telephone line.

     Network Hubs -- Locations where the Company has installed Head End equipment and telecommunications transmitting and receiving equipment for distribution to MDUs.

     Network Operations Center -- A facility where the Company monitors and manages the Company's networks.

     PBX (Private Branch Exchange) -- A telephone switching system designed to operate at the MDU. A PBX connects telephones to each other and to lines and trunks that connect the PBX to the public network and/or private telephone networks.

     POP (Point of Presence) -- A location where a carrier, usually an IXC, has located transmission and terminating equipment to connect its network to the networks of other carriers or to customers.

     RBOC (Regional Bell Operating Company) -- ILECs created by the divestiture of the local exchange business of AT&T. These include BellSouth, Bell Atlantic, Ameritech, US WEST, SBC Communications, Inc. and PacBell.

     Reciprocal Compensation -- The compensation paid to and from one local exchange carrier to another for termination of a local call on the other's networks.

     STS (Shared Tenant Services) -- The provision of telecommunications services to multiple tenants by allowing these users to have shared access to telephone lines and other telephone services.

     SMATV (Satellite Master Antenna Television) -- Non-networked systems which transmit video programming via Head Ends located at individual MDUs.

     SONET (Synchronous Optical Network) -- Self-healing rings that provide high speed redundant connections for the delivery of voice traffic.

     Switch -- A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is the process of interconnecting circuits to form a transmission path between users. A switch also captures information for billing purposes.

     Switch-based -- A communications provider that delivers its services to the end-user via owned switches and leased (or owned) transport.

     T-1 -- A high-speed digital circuit typically linking high volume customer locations to long distance carriers or other customer locations. Typically utilized for voice transmissions as well as the interconnection of local area networks, T-1 service accommodates transmission speeds of up to 1.544 MB per second, which is equivalent to 24 voice grade equivalent circuits.

     Trunk -- A dedicated circuit which concentrates subscriber lines. A trunked system combines multiple channels with unrestricted access in such a manner that user demands for channels are automatically "queued" and then allocated to the first available channel.

                         INDEX TO FINANCIAL STATEMENTS

OPTEL, INC. AND SUBSIDIARIES:
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of August 31, 1996 and 1997
  and February 28, 1998 (unaudited).........................  F-3
Consolidated Statements of Operations for the year ended
  December 31, 1994, the period from January 1, 1995 to
  August 31, 1995, the years ended August 31, 1996 and 1997, and the six months ended February 28, 1997 and 1998
  (unaudited)...............................................  F-4
Consolidated Statements of Stockholders' Equity for the year ended December 31, 1994, the period from January 1, 1995
  to August 31, 1995, the years ended August 31, 1996 and
  1997, and the six months ended February 28, 1997 and 1998
  (unaudited)...............................................  F-5
Consolidated Statements of Cash Flows for the year ended
  December 31, 1994, the period from January 1, 1995 to
  August 31, 1995, the years ended August 31, 1996 and 1997, and the six months ended February 28, 1997 and 1998
  (unaudited)...............................................  F-6
Notes to Consolidated Financial Statements..................  F-7
PRO FORMA FINANCIAL INFORMATION (UNAUDITED):
Pro Forma Balance Sheet as of February 28, 1998............. F-23
Pro Forma Statements of Operations for the year ended August
  31, 1997 and the six months ended February 28, 1998....... F-24
Notes to Pro Forma Financial Information.................... F-26
ACQUIRED COMPANY:
Assets and Liabilities Acquired of ICS Communications, LLC
  by OpTel, Inc.:
  Independent Auditors' Report.............................. F-27
  Statements of Assets and Liabilities Acquired as of
     December 31, 1997 and March 31, 1998 (unaudited)....... F-28
  Statements of Revenues and Direct Expenses for the year
     ended December 31, 1997 and the three months ended
     March 31, 1998 (unaudited)............................. F-29
  Notes to Financial Statements............................. F-30

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
OpTel, Inc.:

     We have audited the accompanying consolidated balance sheets of OpTel, Inc. and subsidiaries (the "Company") as of August 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1994, the period from January 1, 1995 to August 31, 1995 and the years ended August 31, 1996 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of OpTel, Inc. and subsidiaries as of August 31, 1996 and 1997 and the results of their operations and their cash flows for the year ended December 31, 1994, the period from January 1, 1995 to August 31, 1995 and the years ended August 31, 1996 and 1997 in conformity with generally accepted accounting principles.

    /s/ DELOITTE & TOUCHE LLP
------------------------------------

October 14, 1997
Dallas, Texas

                          OPTEL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                            AUGUST 31,    AUGUST 31,    FEBRUARY 28,
                                                               1996          1997           1998
                                                            ----------    ----------    ------------
                                                                                        (UNAUDITED)
Cash and cash equivalents.................................   $  1,677      $ 87,305      $  18,388
Restricted investments (Notes 6 and 12)...................         --        67,206         54,509
Short-term investments....................................         --            --        111,154
Accounts receivable (Net of allowance for doubtful
  accounts of $542, $1,125 and $1,301, respectively)......      3,064         4,044          5,440
Prepaid expenses, deposits and other assets...............      1,562         1,836          1,851
Property and equipment, net (Note 4)......................    103,800       160,442        203,778
Intangible assets, net (Note 5)...........................     65,876        82,583        110,051
                                                             --------      --------      ---------
          TOTAL...........................................   $175,979      $403,416      $ 505,171
                                                             ========      ========      =========

                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable..........................................   $  5,649      $  7,927      $   6,042
Accrued expenses and other liabilities....................     10,507        13,969         16,120
Deferred revenue and customer deposits....................      2,167         2,978          4,004
Convertible notes payable to stockholder (Notes 6 and
  9)......................................................     89,414       129,604        139,244
Notes payable and long-term obligations (Note 6)..........      2,443       221,653        347,767
Deferred acquisition liabilities (Notes 3 and 6)..........      6,520         6,920          5,656
                                                             --------      --------      ---------
          Total liabilities...............................    116,700       383,051        518,833

Commitments and contingencies (Notes 3 and 7)

Stockholders' equity (deficit) (Notes 9, 10 and 13)
  Preferred stock, $.01 par value; 1,000,000 shares
     authorized; none issued and outstanding..............         --            --             --
  Class A common stock, $.01 par value; 8,000,000 shares
     authorized; none issued and outstanding..............         --            --             --
  Class B common stock, $.01 par value; 6,000,000 shares
     authorized; 2,304,561, 2,353,498 and 2,353,498 issued
     and outstanding, respectively........................         23            24             24
  Class C common stock, $.01 par value; 300,000 shares
     authorized; 225,000 issued and outstanding...........         --             2              2
Additional paid-in capital................................     88,065        97,683         97,683
Accumulated deficit.......................................    (28,809)      (77,344)      (111,371)
                                                             --------      --------      ---------
          Total stockholders' equity (deficit)............     59,279        20,365        (13,662)
                                                             --------      --------      ---------
          TOTAL...........................................   $175,979      $403,416      $ 505,171
                                                             ========      ========      =========

                See notes to consolidated financial statements.

                          OPTEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         PERIOD FROM                                    SIX MONTHS ENDED
                                         YEAR ENDED    JANUARY 1, 1995    YEAR ENDED AUGUST 31,           FEBRUARY 28,
                                        DECEMBER 31,    TO AUGUST 31,    -----------------------   ---------------------------
                                            1994            1995            1996         1997          1997           1998
                                        ------------   ---------------   ----------   ----------   ------------   ------------
                                                                                                           (UNAUDITED)
REVENUES:
  Cable television....................    $   240         $  8,783        $ 25,893     $ 36,915      $ 17,208       $ 25,247
  Telecommunications..................        202              788           1,711        2,922         1,414          1,644
                                          -------         --------        --------     --------      --------       --------
          Total revenues..............        442            9,571          27,604       39,837        18,622         26,891
OPERATING EXPENSES:
  Cost of services....................        470            4,558          11,868       19,202         8,702         12,419
  Customer support, general and
     administrative...................      7,733           12,055          19,636       28,926        12,267         15,855
  Depreciation and amortization.......        117            2,420           8,676       14,505         5,820         10,759
                                          -------         --------        --------     --------      --------       --------
          Total operating expenses....      8,320           19,033          40,180       62,633        26,789         39,033
                                          -------         --------        --------     --------      --------       --------
LOSS FROM OPERATIONS..................     (7,878)          (9,462)        (12,576)     (22,796)       (8,167)       (12,142)
OTHER INCOME (EXPENSE):
  Interest expense on convertible
     notes payable to stockholder
     (Notes 4 and 9)..................         --             (919)         (5,342)     (15,204)       (6,907)        (9,640)
  Other interest expense..............        (76)            (349)           (657)     (16,210)       (1,694)       (16,386)
  Interest and other income...........         10               99             145        5,675           476          4,141
                                          -------         --------        --------     --------      --------       --------
LOSS BEFORE INCOME TAXES..............     (7,944)         (10,631)        (18,430)     (48,535)      (16,292)       (34,027)
Income Tax Benefit (Note 8)...........         --              470              --           --            --             --
                                          -------         --------        --------     --------      --------       --------
NET LOSS..............................    $(7,944)        $(10,161)       $(18,430)    $(48,535)     $(16,292)      $(34,027)
                                          =======         ========        ========     ========      ========       ========
BASIC AND DILUTED LOSS PER COMMON
  SHARE (Notes 2 and 10)..............                    $  (6.89)       $  (8.30)    $ (19.98)     $  (7.01)      $ (13.20)
                                                          ========        ========     ========      ========       ========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING (Notes 2 and
  10).................................                       1,475           2,220        2,430         2,323          2,578
                                                          ========        ========     ========      ========       ========

                See notes to consolidated financial statements.

                          OPTEL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (DOLLARS AND SHARES IN THOUSANDS)

                                                              CLASS B               CLASS C
                                                           COMMON STOCK          COMMON STOCK
                                                        -------------------   -------------------   ADDITIONAL
                                          PARTNERSHIP     SHARES       PAR      SHARES       PAR     PAID-IN     ACCUMULATED
                                            CAPITAL     OUTSTANDING   VALUE   OUTSTANDING   VALUE    CAPITAL       DEFICIT
                                          -----------   -----------   -----   -----------   -----   ----------   -----------
BALANCE, JANUARY 1, 1994................   $    689           --       $--         --        $--     $    --      $    (307)
  Contributions.........................  10,375...           --        --         --         --          --             --
  Net loss of partnership...............         --           --        --         --         --          --         (7,725)
  Reorganization from partnership.......    (11,064)         717         7         --         --       3,024          8,032
  Net loss..............................         --           --        --         --         --          --           (219)
                                           --------       ------       ---       ----        ---     -------      ---------
BALANCE, DECEMBER 31, 1994..............         --          717         7         --         --       3,024           (219)
  Issuance of stock upon debt
     conversion, net of transaction
     costs..............................         --        1,121        11         --         --      59,194             --
  Sale and issuance of stock............         --          312         3         --         --      16,684             --
  Net loss..............................         --           --        --         --         --          --        (10,160)
                                           --------       ------       ---       ----        ---     -------      ---------
BALANCE, AUGUST 31, 1995................         --        2,150        21         --         --      78,902        (10,379)
  Issuance of stock upon debt
     conversion.........................         --          171         2         --         --       9,163             --
  Contribution and cancellation of
     shares.............................         --          (16)       --         --         --          --             --
  Net loss..............................         --           --        --         --         --          --        (18,430)
                                           --------       ------       ---       ----        ---     -------      ---------
BALANCE, AUGUST 31, 1996................         --        2,305        23         --         --      88,065        (28,809)
  Issuance of stock with senior notes
     offering...........................         --           --        --        225          2       6,998             --
  Stock options exercised...............         --           48         1         --         --       2,620             --
  Net loss..............................         --           --        --         --         --          --        (48,535)
                                           --------       ------       ---       ----        ---     -------      ---------
BALANCE, AUGUST 31, 1997................         --        2,353        24        225          2      97,683        (77,344)
  Net loss (unaudited)..................         --           --        --         --         --          --        (34,027)
                                           --------       ------       ---       ----        ---     -------      ---------
BALANCE, FEBRUARY 28, 1998
  (unaudited)...........................   $     --        2,353       $24        225        $ 2     $97,683      $(111,371)
                                           ========       ======       ===       ====        ===     =======      =========

                See notes to consolidated financial statements.

                          OPTEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                                 SIX MONTHS
                                                                      PERIOD FROM         YEAR ENDED                ENDED
                                                      YEAR ENDED    JANUARY 1, 1995       AUGUST 31,            FEBRUARY 28,
                                                     DECEMBER 31,    TO AUGUST 31,    -------------------   ---------------------
                                                         1994            1995           1996       1997       1997        1998
                                                     ------------   ---------------   --------   --------   ---------   ---------
                                                                                                                 (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss.........................................    $(7,944)        $(10,161)      $(18,430)  $(48,535)  $ (16,292)  $ (34,027)
  Adjustments to reconcile net loss to net cash
    flow used in operating activities:
    Depreciation and amortization..................        117            2,420          8,676     14,505       5,820      10,759
    Deferred tax benefit...........................         --             (488)            --         --          --          --
    Noncash interest expense.......................         --            1,147          5,661     15,107       7,104      10,291
    Noncash interest earned on restricted
      investments..................................         --               --             --     (2,303)         --      (1,927)
    Increase(decrease) in cash from changes in
      operating assets and liabilities, net of
      effect of business combinations:
      Accounts receivable..........................        (58)          (1,005)        (1,370)      (754)       (566)     (1,493)
      Prepaid expenses, deposits and other
        assets.....................................     (1,008)             180           (126)      (785)       (554)        118
      Deferred revenue and other liabilities.......        164              895            906        640         268         653
      Accounts payable and accrued expenses........      5,397            3,518          4,230      6,190       1,172         411
                                                       -------         --------       --------   --------   ---------   ---------
        Net cash flows used in operating
          activities...............................     (3,332)          (3,494)          (453)   (15,935)     (3,048)    (15,215)
                                                       -------         --------       --------   --------   ---------   ---------
INVESTING ACTIVITIES:
  Purchases of businesses..........................     (1,298)         (49,974)        (9,916)    (6,717)     (2,500)    (37,018)
  Purchases of short term investments..............                                                                --    (126,154)
  Proceeds from sale of short term investments.....                                                                --      15,000
  Acquisition of intangible assets.................     (3,211)            (608)        (7,904)   (10,112)     (4,830)     (4,274)
  Purchases and construction of property and
    equipment......................................     (6,067)         (21,562)       (54,217)   (61,393)    (20,095)    (33,626)
  Purchases of restricted investments..............         --               --             --    (79,609)    (79,804)         --
  Proceeds from maturity of restricted
    investments....................................         --               --             --     14,706          --      14,625
                                                       -------         --------       --------   --------   ---------   ---------
        Net cash flows used in investing
          activities...............................    (10,576)         (72,144)       (72,037)  (143,125)   (107,229)   (171,447)
                                                       -------         --------       --------   --------   ---------   ---------
FINANCING ACTIVITIES:
  Proceeds from convertible notes payable..........     15,000           62,823         73,438     33,700      23,700          --
  Repayments on convertible notes payable..........         --               --             --    (10,000)         --          --
  Proceeds from senior notes payable...............         --               --             --    218,000     218,000          --
  Financing costs of senior notes payable..........         --               --             --     (5,738)     (4,776)         --
  Proceeds from bank financing, net of transaction
    costs..........................................         --               --             --         --          --     119,852
  Proceeds from issuance of common stock...........         --           16,688             --      9,620       7,000          --
  Payment on notes payable and long term
    obligations....................................     (6,489)          (6,856)        (1,307)      (894)       (309)       (630)
  Payment of deferred acquisition liabilities......         --               --             --         --          --      (1,477)
  Contributions received from partners.............     10,375               --             --         --          --          --
                                                       -------         --------       --------   --------   ---------   ---------
        Net cash flows provided by financing
          activities...............................     18,886           72,655         72,131    244,688     243,615     117,745
                                                       -------         --------       --------   --------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................      4,978           (2,983)          (359)    85,628     133,338     (68,917)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...         41            5,019          2,036      1,677       1,677      87,305
                                                       -------         --------       --------   --------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........    $ 5,019         $  2,036       $  1,677   $ 87,305   $ 135,015   $  18,388
                                                       =======         ========       ========   ========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  (Notes 3 and 9)
  Cash paid during the period for:
    Interest.......................................    $    39         $    120       $    290   $ 15,059   $     162   $  15,997
                                                       =======         ========       ========   ========   =========   =========
    Taxes..........................................    $    --         $     19       $     --   $     --   $      --   $      --
                                                       =======         ========       ========   ========   =========   =========
  Increase in capital lease obligations............    $    --         $     --       $    879   $  1,630   $     480   $   1,306
                                                       =======         ========       ========   ========   =========   =========
  Convertible debt issued for accrued interest.....    $    --         $     --       $  6,436   $ 16,490   $      --   $   9,640
                                                       =======         ========       ========   ========   =========   =========
  Conversion of convertible debt and partnership
    capital to common stock:
    Partnership capital............................    $(3,031)        $     --       $     --   $     --   $      --   $      --
                                                       =======         ========       ========   ========   =========   =========
    Convertible debt and accrued interest..........    $    --         $(60,792)      $ (9,166)  $     --   $      --   $      --
                                                       =======         ========       ========   ========   =========   =========
    Common stock...................................    $     7         $     11       $      2   $     --   $      --   $      --
                                                       =======         ========       ========   ========   =========   =========
    Additional paid-in capital, net of transaction
      costs........................................    $ 3,024         $ 59,194       $  9,163   $     --   $      --   $      --
                                                       =======         ========       ========   ========   =========   =========

                See notes to consolidated financial statements.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997, AND THE SIX MONTHS ENDED FEBRUARY 28, 1997 AND 1998 (UNAUDITED),
                 DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

1. DESCRIPTION OF BUSINESS

     OpTel, Inc., a Delaware corporation, and subsidiaries (the "Company" or "OpTel") is the successor of the cable television and telecommunications operations of Vanguard Communications, L.P. ("Vanguard"). Vanguard commenced operations in April 1993. On December 20, 1994, Vanguard contributed its cable television and telecommunications operations to its wholly owned subsidiary, OpTel. The contribution to OpTel was recorded at Vanguard's historical cost.

     OpTel is a developer, operator and owner of private cable television and telecommunications systems that utilize advanced technologies to deliver cable television and telecommunications services to customers in multiple dwelling units ("MDUs"). The Company negotiates long-term, generally exclusive cable television service agreements and nonexclusive telecommunications service agreements with owners and managers of MDUs, generally for terms of up to 15 years. The company's primary markets are major metropolitan areas in Arizona, California, Colorado, Florida, Illinois and Texas.

     During the period from April 20, 1993 (date of inception) to March 31, 1995, the Company was wholly owned by Vanguard. On March 31, 1995, VPC Corporation ("VPC") (a wholly owned subsidiary of Le Groupe Videotron Ltee ("Videotron") -- a Quebec corporation), acquired a 66.75% interest in the Company. At August 31, 1997, VPC's interest in the Company was 74.62% (see Note
9).

     In 1995, the Company elected to change its year-end to August 31 from December 31 to conform to that of its new majority stockholder.

2. SIGNIFICANT ACCOUNTING POLICIES

     Interim Financial Information -- The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial information. In the opinion of management, all adjustments (consisting only of normal recurring entries) considered necessary for a fair presentation have been included. Operating results for the six month period ended February 28, 1997 and 1998, are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

     Principles of Consolidation -- The consolidated financial statements include the accounts of OpTel and its wholly owned and majority-owned subsidiaries and limited partnerships. All significant intercompany accounts and transactions have been eliminated. Amounts due to minority limited partners are included in notes payable and long-term obligations.

     Cash and Cash Equivalents -- Cash and cash equivalents of the Company are composed of demand deposits with banks and short-term investments with maturities of three months or less when purchased.

     Restricted Investments -- Restricted investments of the Company are composed of U.S. Treasury securities restricted for payment of interest on the Company's Senior Notes. These investments are classified as held to maturity and are carried at amortized cost.

     Property and Equipment -- Property and equipment are stated at cost, which includes amounts for construction materials, direct labor and overhead, and capitalized interest. When assets are disposed of, the costs and related accumulated depreciation are removed, and any resulting gain or loss is reflected in income for the period. Cost of maintenance and repairs is charged to operations as incurred; significant renewals and

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997, AND THE SIX MONTHS ENDED FEBRUARY 28, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

betterments are capitalized. Depreciation is calculated using the straight-line method over the estimated useful lives of the various classes of property and equipment as follows:

Headends...............................................       15 years
Telephone switches.....................................       10 years
Distribution systems and enhancements..................       15 years
Computer software and equipment........................        4 years
Other..................................................  5 to 10 years

     Management routinely evaluates its recorded investments for impairment based on projected undiscounted cash flows and other methods and believes the investments to be recoverable.

     Intangible Assets -- Costs associated with licensing fees, commissions and other direct costs incurred in connection with the execution of rights-of-entry agreements to provide cable television and telecommunications service to MDUs, the excess of purchase price over the fair value of tangible assets acquired, goodwill and other intangible assets, are amortized using the straight-line method over the following estimated useful lives:

Goodwill.......................................               20 years
Licensing fees and rights-of entry costs.......       Life of contract
Deferred financing costs.......................  Terms of indebtedness
Other..........................................           1 to 5 years

     Management routinely evaluates its recorded investments for impairment based on projected undiscounted cash flows and other methods and believes the investments to be recoverable.

     Federal and State Income Taxes -- Prior to August 2, 1996 the Company and its corporate subsidiaries filed a consolidated federal income tax return. Beginning August 2, 1996, in connection with VPC acquiring additional stock from Vanguard, the Company was included in VPC's consolidated federal income tax return. Effective February 14, 1997, as the result of issuing Class C Common (see Notes 6 and 9), the Company will again be required to file a separate consolidated federal income tax return. During the period in which the Company was consolidated with VPC, for purposes of financial reporting, the Company has recorded federal and state income tax as if it were filing a separate return. Deferred tax assets and liabilities are recorded based on the difference between the tax basis of the assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Provision is made or benefit recognized for deferred taxes relating to temporary differences in the recognition of expense and income for financial reporting purposes. To the extent a deferred tax asset does not meet the criterion of "more likely than not" for realization, a valuation allowance is recorded.

     Revenue Recognition and Deferred Revenue -- The Company recognizes revenue upon delivery of cable television programming and telecommunications service to subscribers. OpTel typically bills customers in advance for monthly cable television services, which results in the deferral of revenue until those services are provided.

     Cost of Services -- System operating costs include programming, telecommunications service costs, revenue sharing with owners of MDUs for which OpTel provides cable television and/or telecommunications service, and franchise fees.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997, AND THE SIX MONTHS ENDED FEBRUARY 28, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

     Net Loss Per Common Share -- The computation of basic and diluted loss per common share is based on the weighted average number of common shares outstanding during the period (see Note 10). No loss per share information is presented for the period the Company was organized as a partnership. Common stock equivalents are included in the computation if they are material. Diluted earnings per share will continue to be calculated in a manner similar to the historical fully diluted calculation. The diluted loss per common share is considered to be the same as basic since the effect of the convertible notes payable to stockholder and common stock equivalents outstanding for each period presented would be antidilutive.

     Acquisitions -- Acquisitions accounted for using the purchase method of accounting include results of operations of the acquired businesses in the accompanying consolidated financial statements from the dates of acquisition. Identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair value at the date of acquisition. The excess of the purchase price over the net assets acquired is recorded as goodwill.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reporting amounts of certain assets, liabilities, revenues and expenses. Actual results may differ from such estimates. The Company is in the initial stages of entering new markets and acquiring or constructing the infrastructure necessary to deliver cable television and telecommunication services. The Company's network upgrades and investment in central office switched telecommunications require significant investment, a portion of which will not be recovered unless the Company's customer base increases from current levels, as to which there can be no assurance because of possible changes due to competition, regulatory changes, technology changes, the ability to finance future expenditures or other unforeseen factors. The carrying value of property, equipment, and intangible assets will be subject to ongoing assessment.

     New Accounting Pronouncements -- On September 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which did not have a significant impact on the Company's results of operations or financial position.

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share," which established new standards for computing and presenting earnings per share and was effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Prior periods presented have been restated to reflect the adoption of SFAS No. 128 which did not have a significant impact upon the Company's reported earnings per share.

     The FASB issued, in February 1997, SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure and is effective for financial statements for periods ending after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

     The FASB also issued, in June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public companies disclose information about operating segments, products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.

     Reclassifications -- Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997, AND THE SIX MONTHS ENDED FEBRUARY 28, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

3. ACQUISITIONS

     On December 28, 1994, the Company acquired the stock of the operating subsidiaries of International Richey Pacific Cablevision, Ltd. ("IRPC") by assuming approximately $15,500 of liabilities, issuance of a note for $1,000, payment of approximately $1,300 in cash and issuance of a warrant for the right to purchase an ownership interest in Vanguard. The $1,000 secured note payable was due to IRPC one year after closing and was subject to adjustment based on the actual amount of assumed liabilities. In December 1997, the Company and IRPC reached an agreement with respect to the actual amount of liabilities assumed. Also in December 1997, IRPC exercised its right to put the warrant to OpTel. The obligations for the secured note payable and the warrant were satisfied by the Company by payment of approximately $1,477. The combined amounts due to IRPC were included on the accompanying August 31, 1996 and 1997 consolidated balance sheets in deferred acquisition liabilities. The Company, as a result of the acquisition from IRPC, is a general partner in limited partnership investments (the "Partnerships"). The operations of these Partnerships have been consolidated with those of the Company. The Company has the option to purchase the interest of each limited partner at defined amounts ranging from 110% to 140% of each limited partner's initial capital contribution for the first four years of the partnership agreements and is required to purchase the interests at the end of the fifth year at 150% of the initial capital contribution. From the date of initial capital contribution until the date the Company purchases the interest of a limited partner, each limited partner receives a guaranteed return equal to 10% per annum of their initial capital contribution paid quarterly. During the periods ended August 31, 1995, 1996 and 1997 OpTel paid $2,114, $392, and $0, respectively, to repurchase certain partnership obligations (see Note
6). The operations of the acquired subsidiaries and the partnerships are located in the San Diego, California, and Phoenix, Arizona areas.

     On January 11, 1995, the Company purchased the assets of EagleVision, a division of Nationwide Communications, Inc. ("NCI"). The purchase price consisted of $15,200 in cash, the assumption of approximately $110 of liabilities and a deferred payment due to NCI of not less than $6,000 and not more than $10,000 based on the profitability of OpTel's assets in the Houston, Texas market with certain adjustments. This deferred payment shall be payable at NCI's option, either (a) following the sale of all or substantially all of the EagleVision assets or the sale of a majority of the outstanding voting capital of the OpTel subsidiary which acquired EagleVision assets to a third party who is not an affiliate or (b) at the conclusion of the fifth or sixth year following the acquisition. This deferred payment is carried on the accompanying consolidated balance sheets in deferred acquisition liabilities at the net present value of the estimated final payment with an accretion of interest recorded to operations. As of the date of acquisition and as of August 31, 1997, the estimated payment due was $6,000 with a net present value at August 31, 1996 and 1997 of $4,503 and $4,903, respectively. EagleVision's operations are located in the Houston, Texas area.

     On June 30, 1995, the Company purchased the stock of Sunshine Television Entertainment, Inc. ("Sunshine") for $5,500 in cash and the assumption of approximately $350 of liabilities. Sunshine's operations are located in the Miami, Florida area.

     On July 31, 1995, the Company purchased the assets of Interface Communications Group, Inc. and certain related entities ("Interface") for $8,900 in cash and the assumption of approximately $30 of liabilities. The operations of Interface are located in the Denver, Colorado area.

     On August 31, 1995, the Company purchased the general and limited partnership interests of Triax Associates V, L.P. ("Triax"), for $15,200 in cash and the assumption of approximately $100 of liabilities. The operations of Triax are located in the Chicago, Illinois area.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997, AND THE SIX MONTHS ENDED FEBRUARY 28, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

     On January 30, 1996, the Company purchased the assets of Telecom Master L.P. and Telecom Satellite Systems Corporation ("Telecom") for approximately $5,700 in cash and the assumption of $100 of liabilities. The operations of Telecom are located in the Dallas, Texas area.

     On August 2, 1996, the Company purchased certain assets of certain subsidiaries of Wireless Holdings, Inc., and Videotron (Bay Area), Inc., companies that are 50% and 80% owned and controlled by Videotron, respectively, for approximately $3,880. The amount paid represents the sellers' historical cost which also approximates the acquired assets' estimated fair market value. The operations of the acquired assets are located in the San Francisco, California, and Tampa, Florida areas.

     On November 12, 1996, the Company purchased the assets of Malvey Cable Company ("Nor-Cal") for approximately $2,500 in cash. The operations of Nor-Cal are located in the San Francisco, California area.

     On March 14, 1997, the Company purchased the stock of Tara Communication Systems, Inc. ("Tara") for $2,450 in cash and the assumption of approximately $65 of liabilities. The operations of Tara are located in the Chicago, Illinois area.

     On August 1, 1997, the Company purchased certain assets of Northgate Communications, Inc. ("Northgate") for approximately $1,700 in cash. The operations of Northgate are located in the Los Angeles and San Diego, California areas.

     On October 27, 1997, the Company purchased the residential cable television and associated fiber optic network assets of Phonoscope Ltd. and the stock of several affiliated entities (collectively "Phonoscope"). The operations of Phonoscope are in Houston, Texas. The purchase price consisted of $36.5 million in cash and was recorded as a purchase acquisition. At February 28, 1998, the allocation of the purchase price is recorded on a preliminary basis and is subject to adjustment.

     The pro forma effect of the 1996 and 1997 acquisitions would have an insignificant impact on the consolidated results of operations of the Company for the years ended August 31, 1996 and 1997.

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                           AUGUST 31,
                                                       -------------------   FEBRUARY 28,
                                                         1996       1997         1998
                                                       --------   --------   ------------
                                                                             (UNAUDITED)
Headends.............................................  $ 32,119   $ 53,088     $ 58,669
Telephone switches...................................     4,976      9,347       11,679
Distribution systems and enhancements................    36,372     68,538      109,216
Computer software and equipment......................     4,957      9,512       11,573
Other................................................     5,813      8,762        8,758
Construction in progress.............................    25,434     26,177       25,936
                                                       --------   --------     --------
                                                        109,671    175,424      225,831
Less accumulated depreciation........................    (5,871)   (14,982)     (22,053)
                                                       --------   --------     --------
                                                       $103,800   $160,442     $203,778
                                                       ========   ========     ========

     Interest expense of $1,849 and $2,256 was capitalized during 1996 and 1997 respectively.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997, AND THE SIX MONTHS ENDED FEBRUARY 28, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

5. INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                            AUGUST 31,
                                                        ------------------   FEBRUARY 28,
                                                         1996       1997         1998
                                                        -------   --------   ------------
                                                                             (UNAUDITED)
Goodwill..............................................  $47,344   $ 53,081     $ 69,982
Licensing fees and rights-of-entry costs..............   22,174     30,833       40,643
Deferred financing costs..............................       --      5,784       10,973
Other.................................................    1,650      3,243        2,419
                                                        -------   --------     --------
                                                         71,168     92,941      124,017
Less accumulated amortization.........................   (5,292)   (10,358)     (13,966)
                                                        -------   --------     --------
                                                        $65,876   $ 82,583     $110,051
                                                        =======   ========     ========

6. NOTES PAYABLE AND LONG-TERM OBLIGATIONS

     Notes payable and long-term obligations consisted of the following:

                                                           AUGUST 31,
                                                        -----------------   FEBRUARY 28,
                                                         1996      1997         1998
                                                        ------   --------   ------------
                                                                            (UNAUDITED)
13% Senior Notes Due 2005, Series B, net of
  unamortized discount of $0, $6,526 and $6,089.......  $   --   $218,474     $218,911
Senior credit facility bearing interest at LIBOR plus
  3.5% per annum, payable quarterly, collateralized by
  substantially all of the assets of the Company......      --         --      125,000
Installment notes payable bearing interest at rates
  ranging from 7.75% to 13% per annum, substantially
  all collateralized by certain transportation
  equipment or private cable television systems.......     511        280          218
Limited partner obligations (see Note 3)..............     633        714          760
Obligations under capital leases, net of amounts
  representing interest of $581 and $355 for 1997 and
  1996, respectively..................................   1,299      2,185        2,878
                                                        ------   --------     --------
                                                        $2,443.. $221,653     $347,767
                                                        ======   ========     ========

     On February 14, 1997, the Company issued $225.0 million of 13% Senior Notes Due 2005 ("Senior Notes"). The Senior Notes require semiannual interest payments due on August 15 and February 15 of each year until their maturity on February 15, 2005. The Senior Notes are redeemable at the option of the Company generally at a premium at any time after February 15, 2002 and can be redeemed, in part, also at a premium, earlier upon the occurrence of certain defined events. The Senior Notes are unsecured.

     In connection with the issuance of the Senior Notes, the Company issued 225,000 shares of Class C Common. The portion of the net proceeds allocated to the Class C Common is $7 million. Such amount has been recorded as stockholders' equity and as a discount to the Senior Notes. As a result of issuing the Class C Common, the Company will no longer be included in VPC's consolidated federal income tax return.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997, AND THE SIX MONTHS ENDED FEBRUARY 28, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

     Concurrent with the issuance of the Senior Notes, the Company was required to deposit in an escrow account $79.6 million in cash that, together with the proceeds from such investment, will be sufficient to pay when due the first six interest payments on the Senior Notes. Such amount is reflected as restricted investments on the accompanying consolidated balance sheet.

     In December 1997, the Company, through subsidiaries, secured a $150 million senior secured credit facility (the "Senior Facility") from a syndicate of financial institutions. The Senior Facility consists of a term loan in the amount of $125.0 million (which was drawn on December 19, 1997) bearing interest at LIBOR plus 3.5% and a $25.0 million revolving credit commitment. The Senior Facility is secured by a first fixed and floating lien on substantially all of the assets of the Company and its subsidiaries. The Senior Facility contains financial maintenance requirements and certain limitations on the Company's ability to incur indebtedness, maximum capital expenditures, and pay dividends. The Company is in compliance with, or has obtained waivers for, all covenants of the Senior Credit Facility. The Company entered into an interest rate swap agreement covering approximately $75 million of the Senior Credit Facility to comply with certain covenants of the Senior Credit Facility.

     Aggregate maturities of the Company's indebtedness are as follows as of August 31, 1997:

                                       NOTES PAYABLE    CONVERTIBLE      DEFERRED
                                            AND        NOTES PAYABLE    ACQUISITION
                                         LONG-TERM     TO STOCKHOLDER   LIABILITIES
                                        OBLIGATIONS       (NOTE 9)       (NOTE 3)      TOTAL
                                       -------------   --------------   -----------   --------
Fiscal year ending:
  1998...............................    $  1,587         $     --        $2,017      $  3,604
  1999...............................         811               --            --           811
  2000...............................         530               --         4,903         5,433
  2001...............................         249               --            --           249
  2002...............................           2               --            --             2
Thereafter...........................     218,474          129,604            --       348,078
                                         --------         --------        ------      --------
          Totals.....................    $221,653         $129,604        $6,920      $358,177
                                         ========         ========        ======      ========

     The Company leases office space and certain equipment under operating and capital leases. The leases generally have initial terms of 3 to 20 years. Equipment acquired under capital leases consists of the following:

                                                                AUGUST 31,
                                                              ---------------
                                                               1996     1997
                                                              ------   ------
Amount of equipment under capital leases....................  $1,717   $3,069
Less accumulated amortization...............................    (298)    (470)
                                                              ------   ------
                                                              $1,419   $2,599
                                                              ======   ======

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997, AND THE SIX MONTHS ENDED FEBRUARY 28, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

     Minimum future obligations on operating leases at August 31, 1997, consist of the following:

Fiscal year ending:
  1998.............................................  $ 2,474
  1999.............................................    2,285
  2000.............................................    1,880
  2001.............................................    1,546
  2002.............................................    1,218
Thereafter.........................................    3,646
                                                     -------
          Total minimum lease payments.............  $13,049
                                                     =======

     Rental expense under operating leases for the periods ending August 31, 1995, 1996 and 1997 was $616, $2,158 and $2,763, respectively. The company's rental expense under operating leases includes facility rentals as well as rental of roof top space for distribution purposes.

7. COMMITMENTS AND CONTINGENCIES

     Employment and Consulting Agreements -- Employment agreements with certain executive employees provide for separation payments ranging from 3 to 24 months of the employee's annual salary if employment is terminated due to change of control or without cause. However, stipulations for termination payment and payment terms vary. The Company paid or accrued approximately $1,590, $297 and $278 in severance during 1995, 1996 and 1997, respectively, related to such employment agreements.

     Legal -- The Company is a defendant in certain lawsuits incurred in the ordinary course of business. It is the opinion of the Company's management that the outcome of the suits now pending will not have a material, adverse effect on the operations, cash flows or the consolidated financial position of the Company.

8. INCOME TAXES

     The cumulative losses of Vanguard incurred prior to the transfer of its assets to the Company on December 20, 1994, have been reported in the individual income tax returns of Vanguard's partners. Upon transfer, the Company recorded deferred taxes for the difference between the tax and book basis of the assets, which was not material. Upon acquisition of the stock of the IRPC subsidiaries, a deferred tax liability of $488 was recorded to recognize the excess of the basis in the assets for financial reporting purposes over the tax basis of the net assets acquired. During the period from January 1, 1995, to August 31, 1995, the Company accumulated losses sufficient to offset these deferred liabilities; accordingly, a tax benefit was recorded in the statement of operations. Additionally, during the period ended August 31, 1995, the Company incurred $19 of federal and state income tax expense.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997, AND THE SIX MONTHS ENDED FEBRUARY 28, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

     Income tax expense (benefit) consists of the following for the period from January 1, 1995 to August 31, 1995 and the years ended August 31, 1996 and 1997:

                                                           1995      1996      1997
                                                         --------   -------   -------
Current:
  Federal..............................................  $     --   $    --   $    --
  State................................................        19        --        --
                                                         --------   -------   -------
          Total current tax expense....................        19        --        --
Deferred tax expense (benefit).........................    (3,452)   (4,470)  (13,213)
Change in deferred tax valuation allowance.............     2,963     4,470    13,213
                                                         --------   -------   -------
          Total income tax expense (benefit)...........  $   (470)  $    --   $    --
                                                         ========   =======   =======

     A reconciliation of income taxes on reported pretax loss at statutory rates to actual income tax expense (benefit) for the period from January 1, 1995 to August 31, 1995 and the years ended August 31, 1996 and 1997, is as follows:

                                               1995               1996                1997
                                         ----------------    ---------------    ----------------
Income tax at statutory rates..........  $ (3,614)   (34)%   $(6,266)   (34)%   $(16,502)   (34)%
State income taxes, net of federal tax
  benefit..............................        12      0          (1)     0            8      0
Valuation allowance....................     2,963     28       4,470     24       13,213     27
Expenses (deductible) not deductible
  for tax purposes.....................       169      2       1,797     10         (842)    (2)
Utilization of current loss by parent
  company in consolidated return.......        --     --          --     --        4,123      9
                                         --------    ---     -------    ---     --------    ---
          Total income tax benefit.....  $   (470)    (4)%   $    --      0%    $     --      0%
                                         ========    ===     =======    ===     ========    ===

     The net deferred tax assets consist of the tax effects of temporary differences related to the following:

                                                                   AUGUST 31,
                                                           ---------------------------
                                                               1996           1997
                                                           ------------    -----------
Allowance for uncollectible accounts receivable..........  $        184    $       381
Equipment, furniture and fixtures........................        (4,540)       (10,694)
Intangible assets........................................           105            421
Accrued employee compensation............................           183            214
Net operating loss carryforwards.........................        12,372         31,121
IRPC deferred tax liability..............................          (488)          (480)
Other....................................................           (16)            59
                                                           ------------    -----------
  Deferred tax asset before valuation allowance..........         7,800         21,022
  Valuation allowance....................................        (7,800)       (21,022)
                                                           ------------    -----------
          Net deferred tax asset.........................  $         --    $        --
                                                           ============    ===========

     Realization of deferred tax assets is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. The Company is unable to determine whether these accumulated losses will be utilized; accordingly, a valuation allowance has been provided.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997, AND THE SIX MONTHS ENDED FEBRUARY 28, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

     The following are the expiration dates and the approximate net operating loss carryforwards at August 31, 1997:

Expiration Dates Through:
2010..........................................      $ 1,346
2011..........................................       11,521
2012..........................................       26,161
2013..........................................       52,504

     Certain of the Company's net operating losses were utilized by VPC while the Company was included in VPC's consolidated tax return. Such losses will not be available for future use by the Company, and, accordingly, the deferred tax benefit and valuation allowance were reduced. In connection with the revised shareholder agreement (see Note 9), subsequent to August 31, 1997, the Company will be reimbursed for any tax benefit generated by the Company and utilized by VPC.

9. CONVERTIBLE NOTES PAYABLE TO STOCKHOLDER, STOCK ISSUANCE AND OTHER TRANSACTIONS WITH STOCKHOLDERS

     From December 22, 1994 through March 31, 1995, the Company borrowed $60,000 from VPC under a Senior Secured Convertible Note Agreement. The note, with an original maturity of June 30, 1996, and the accrued interest of $792 for the period from December 22, 1994 until conversion on March 31, 1995, was converted to 1,120,985 shares of Class B Common of OpTel on March 31, 1995. Concurrently, VPC purchased 105,667 shares of OpTel's Class B Common from Vanguard. Additionally, the Company incurred $1,587 of costs related to this conversion of debt which was charged to additional paid-in capital.

     On July 26, 1995, VPC invested $25,000 in the Company, of which $16,688 represented VPC's purchase of an additional 311,652 shares of OpTel's Class B Common, and $8,312 represented a convertible note payable that bore interest at 15% and was convertible to 155,229 shares of Class B Common at the option of VPC on November 15, 1995 (extended to January 29, 1996). In connection with the July 26, 1995, equity call, Vanguard had the option to fund its portion to maintain its ownership interest at 33.25% by November 15, 1995 (extended to January 29,
1996). The Company was required to use the proceeds from any Vanguard contribution to repay the convertible note. On January 29, 1996, Vanguard elected to let the option expire without funding its portion of the equity call. On April 1, 1996, VPC converted the $8,312 note and accrued interest of $854 into 155,229 shares of Class B Common.

     From August 1995 through August 1997, the Company issued a total of $131,400 in convertible notes ("Convertible Notes") to VPC, all of which bear interest at 15%, generally with principal and interest due on demand. Under the terms of the Convertible Notes, any accrued interest on which there is no demand for payment as of each August 31, automatically converts to additional principal payable. As of August 31, 1997, $106,678 was advanced to OpTel under the Convertible Notes and a total of $22,926 of interest on the Convertible Notes has been converted to principal to date. As of February 29, 1998 an additional $10,291 of interest on the Convertible Notes has been converted to principle. The principal and interest on Convertible Notes were convertible into Class B Common after the earlier to occur of an initial public offering or April 30, 1999 (See Note 16).

     In August 1997, in connection with a revised shareholder agreement, Capital Communication CDPQ, Inc. ("CDPQ"), a minority stockholder of Videotron, acquired all of Vanguard's interest in OpTel, including an option to purchase 48,937 shares of Class B Common at an exercise price of $53.55 per share, subject to

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997, AND THE SIX MONTHS ENDED FEBRUARY 28, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

adjustment, that had been granted to Vanguard in August 1996. The option was exercised by CDPQ on August 15, 1997, resulting in the Company receiving $2,620 in cash.

     In September 1996, the Company entered into a consulting agreement with a former director of the Company who is a limited partner of Vanguard. In connection therewith, the Company granted him a warrant to purchase up to 24,992 shares of Class A Common at an exercise price of $53.55 per share, subject to adjustment, that is presently exercisable and expires on August 31, 1999.

     VPC and an affiliate of Vanguard had each agreed to provide consultant, advisory and management services for $350 per annum (plus travel expenses) per party. This arrangement terminated in August 1997 with the sale of Vanguard's interest in the Company.

10. STOCKHOLDERS' EQUITY

     The Class A Common, Class B Common and Class C Common of the Company are identical in all respects and have equal powers, preferences, rights and privileges except that each holder of Class A Common is entitled to one vote for each share of Class A Common held, each holder of Class B Common is entitled to ten votes for each share of Class B Common held, and each holder of Class C Common does not possess any voting privileges. VPC and CDPQ are the only holders of Class B Common and, upon any transfer other than to a permitted holder, the Class B Common automatically converts to a like number of shares of Class A Common.

     On February 7, 1997 the Company approved a stock split effected in the form of a stock dividend. Each share of outstanding Class B Common (the only class of common stock then outstanding) received 17.3768 additional shares. The number of authorized shares of Class A Common and Class B Common was increased to 8,000,000 and 6,000,000, respectively. The financial statements have been restated to reflect the stock split as if it had occurred on December 20, 1994, the date the Company reorganized as a corporation. Additionally, the Company authorized the issuance of 300,000 shares of Class C Common.

11. EMPLOYEE BENEFIT PLAN

     401(k) Plan -- The OpTel 401(k) Plan (the "Plan"), established January 1, 1995, conforms to the provisions of the Employee Retirement Income Security Act of 1974. It is a contributory tax deferred 401(k) plan. All employees are eligible and may enter the Plan on the first day of the first full month of employment, provided that they have attained the age of 21.

     Each participant my elect to defer up to 15% of annual compensation up to the annual contribution limit of the Internal Revenue Code. The Company matching contribution is a discretionary amount to be annually determined by the Board of Directors of the Company. The Company determined that, for the plan years ended December 31, 1995, 1996 and 1997, it would match 50% of its employees' elective contribution (to a maximum Company contribution of 3% of the employees' compensation). For the periods ended August 31, 1995, 1996 and 1997, the Company's match of its employees' elective contributions was $81, $188 and $289, respectively.

12. RESTRICTED INVESTMENTS

     Concurrent with the issuance of the Senior Notes, the Company was required to deposit in an escrow account $79.6 million in cash that was subsequently invested in U.S. Treasury securities. The securities are classified as held-to-maturity and, at August 31, 1997, have an amortized cost basis of $67,206, and aggregate

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997, AND THE SIX MONTHS ENDED FEBRUARY 28, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

fair value of $67,233, and gross unrealized holding gains of $27. The contractual maturity of the securities correspond to the semi-annual interest payments required under the Senior Notes through February 15, 2000.

13. EMPLOYEE STOCK OPTIONS AND WARRANTS

     During the year ended August 31, 1997 the Company adopted a stock option and award plan for the benefit of officers and key employees. The plan is administered by a committee of the Board of Directors. The plan authorizes the Board to issue incentive stock options, as defined in Section 422A(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options which do not conform to the requirements of that Code section. The Board has discretionary authority to determine the types of options to be granted, the persons to whom options shall be granted, the number of shares to be subject to each option granted and the terms of the stock option agreements. Unless otherwise specifically provided in the option agreement, (i) the exercise price of an option will not be less than the fair market value, as determined by the Board, of the Class A Common on the date of grant and (ii) the options vest in equal installments on each of the second, third, fourth and fifth anniversaries of the date of grant. The options issued as of August 31, 1997, expire ten years from the date of grant. In the event of a "change in control," all options shall vest and become immediately exercisable. The Board has authorized 95,137 shares of Class A Common to be issued under the plan. Stock option activity under the plan and warrants issued (see Note 9) for the year ended August 31, 1997, was as follows:

                                             NUMBER OF                      WEIGHTED AVERAGE
                                              SHARES     PRICE PER SHARE    PRICE PER SHARE
                                             ---------   ---------------    ----------------
Options and warrants outstanding at August
  31, 1996.................................        --           --                   --
Granted....................................   112,115    $53.55 to $85.75        $76.70
Exercised..................................        --           --                   --
Forfeited..................................    22,078    $53.55 to $85.75        $80.92
                                              -------
Options and warrants outstanding at August
  31, 1997.................................    90,037    $53.55 to $85.75        $75.66
                                              -------
Options and warrants exercisable at August
  31, 1997.................................    27,095    $53.55 to $85.75        $56.05
Options available for grant at August 31,
  1997.....................................    30,092

     The weighted average remaining contractual life of the stock options outstanding at August 31, 1997 is nine years.

     At August 31, 1997, the Company has reserved a total of 65,045 shares of Class A Common for issuance upon the exercise of stock options. The Company has also granted stock warrants in connection with an agreement to provide consulting services (see Note 9).

     The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock option and award plan and the stock warrants. During 1997, the exercise price of each option granted was greater than or equal to the estimated fair value of the Company's stock on the date of grant. Accordingly, no compensation expense has been recognized under this plan. For the year ended August 31, 1997, the difference between actual net loss and loss per share and net loss and loss per share on a proforma basis as if the Company had utilized the accounting methodology prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," would have been $44 and $.02 per share, respectively.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997, AND THE SIX MONTHS ENDED FEBRUARY 28, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

     The estimated weighted average grant date fair value of options and warrants granted during 1997 was $1.10 per share. For purposes of determining fair value of each option, the Company used the minimum value method using the following assumptions:

Risk-free interest rate.....................  6.18% -- 6.88%
Expected life...............................  3 to 10 years

14. FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirement of SFAS No. 107, "Disclosure About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                    AUGUST 31, 1996             AUGUST 31, 1997
                                                -----------------------     -----------------------
                                                CARRYING     ESTIMATED      CARRYING     ESTIMATED
                                                 AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                                --------     ----------     --------     ----------
Assets:
  Cash and cash equivalents...................  $ 1,677       $ 1,677       $ 87,305      $ 87,305
  Restricted investments......................       --            --         67,206        67,233
  Accounts receivable.........................    3,064         3,064          4,044         4,044
Liabilities:
  Accounts payable............................    5,647         5,647          7,927         7,927
  Customer deposits and deferred revenue......    2,167         2,167          2,978         2,978
  Convertible notes payable to stockholder....   89,414        89,415        129,604       129,605
  Notes payable and long-term obligations.....    2,443         2,445        221,653       228,650
  Deferred acquisition liabilities............    6,520         6,525          6,920         6,920

     The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and customer deposits and deferred revenue approximates fair value. The fair values of convertible notes payable to stockholder, certain notes payable and long-term obligations and deferred acquisition liabilities are estimated based on present values using applicable market discount rates or rates that approximate what the Company could obtain from the open market. The fair value of restricted investments and the Senior Notes are based on quoted market prices. The fair value estimates presented herein are based on pertinent information available to management as of August 31, 1996 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the date presented, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997, AND THE SIX MONTHS ENDED FEBRUARY 28, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                             YEAR ENDED AUGUST 31, 1996
                                           ---------------------------------------------------------------
                                           FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                           -------------   --------------   -------------   --------------
Revenues.................................     $ 5,825         $ 6,463         $  7,320         $  7,996
Operating Expenses.......................     $ 8,000         $ 9,395         $ 10,320         $ 12,465
Other Expense............................     $   614         $ 1,522         $  1,573         $  2,145
Net Income (Loss)........................     $(2,789)        $(4,453)        $ (4,573)        $ (6,615)
Basic and diluted loss per common
  share..................................     $ (1.30)        $ (2.07)        $  (2.02)        $  (2.86)
Weighted average number of shares
  outstanding............................       2,149           2,149            2,263            2,315

                                                             YEAR ENDED AUGUST 31, 1997
                                           ---------------------------------------------------------------
                                           FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                           -------------   --------------   -------------   --------------
Revenues.................................     $ 9,076         $ 9,546         $ 10,495         $ 10,720
Operating expenses.......................     $12,693         $14,096         $ 17,003         $ 18,841
Other expense............................     $ 3,277         $ 4,849         $  8,867         $  8,746
Net income (loss)........................     $(6,894)        $(9,398)        $(15,376)        $(16,867)
Basic and diluted loss per common
  share..................................     $ (2.99)        $ (4.01)        $  (6.08)        $  (6.65)
Weighted average number of shares
  outstanding............................       2,305           2,342            2,530            2,538

16. SUBSEQUENT EVENTS (UNAUDITED)

     As of March 1, 1998, the Company's majority stockholder converted its Convertible Notes payable, including accrued interest, of $139.2 million into a like amount of Series A Preferred. Such stock earns dividends at the annual rate of 9.75%, payable in additional shares of Series A Preferred, and is convertible under certain circumstances and at certain prices at the option of the holder of the shares into shares of Class B Common.

     On March 3, 1998, the Company entered into a definitive purchase agreement to acquire certain cable television and telephone assets of Interactive Cable Systems, Inc. ("ICS"). The total purchase price is, including service agreements and customers, approximately $80.8 million and is comprised of approximately $4.5 million of cash, Series B Preferred with a liquidation preference of $59.4 million, and 164,272 shares of Class A Common plus assumed liabilities of $.8 million. In April, 1998, the Company completed the acquisition of approximately 62% of the assets which are the subject of the aggregate acquisition. The Company expects the balance of the acquisition to be completed over the next few months as ICS meets certain conditions to the purchase of these remaining assets. Approximately 38% of the total purchase price is contingent upon ICS meeting these conditions. The assets being acquired are located in Houston, Dallas-Fort Worth, San Diego, Phoenix, Chicago, Denver, San Francisco, Los Angeles, Miami-Ft. Lauderdale, Tampa-Orlando, Atlanta, Indianapolis and greater Washington, D.C.

     On April 9, 1998, a purported class action complaint was filed in the District Court of Harris County, Texas by Gavin Stewart Clarkson, individually and on behalf of all cable subscribers in the U.S. that have paid late fees to either Phonoscope or the Company. The plaintiff, who formerly subscribed to cable television services provided by Phonoscope, alleges that Phonoscope's charging pre-established late fees for delinquent

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEAR ENDED DECEMBER 31, 1994, THE PERIOD FROM JANUARY 1, 1995
        TO AUGUST 31, 1995 AND THE YEARS ENDED AUGUST 31, 1996 AND 1997, AND THE SIX MONTHS ENDED FEBRUARY 28, 1997 AND 1998 (UNAUDITED),
         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- (CONTINUED)

payments of cable subscription charges constitutes an illegal collection of a penalty and that cable service providers should only be entitled to their actual collection costs. The plaintiff seeks to enjoin Phonoscope and OpTel from collecting, or attempting to collect, such late fees. The case is in its very early stages and the Company has not yet been served with process of the summons and complaint. No assurance can be given as to its ultimate outcome or that any such outcome will not materially adversely affect the Company. OpTel believes that it will have meritorious factual and legal defenses, and intends to defend vigorously against these claims.

     On April 27, 1998, a civil action was commenced against the Company in the United States District Court for the Northern District of California by Octel, charging the Company with trademark infringement, trade name infringement, trademark dilution, and unfair competition based on its use of the name "OpTel" and seeking to enjoin the Company from using the name "OpTel." The Civil Action follows a now-suspended administrative proceeding in the Patent and Trademark Office ("PTO") relating to registration of the "OpTel" mark by the Company. The PTO found the Company's application for registration to be allowable; however, Octel commenced the PTO proceeding claiming that the Company's mark is confusingly similar to the "Octel" mark used by that party in a related field, and claiming that the Company's application had procedural deficiencies. During the course of the PTO proceeding, the Company acquired rights to the marks "Optel" and "Optel Communications" in the telecommunications field which are believed to predate the rights of Octel to its trademark, and the Company commenced two further proceedings against Octel in the PTO seeking cancellation of two of the trademark registrations owned by Octel. The various proceedings in the PTO between the Company and Octel were consolidated and thereafter suspended on May 15, 1998, in view of the commencement of the civil action. The Company believes it has meritorious counterclaims in the Civil Action and intends to vigorously defend against Octel's claims. Although the Company does not believe that its use of the name "OpTel" infringes on the trademark or trade name rights of Octel or any other person, there can be no assurance as to the outcome of the civil action or that the Company will not be enjoined from the use of the name and trademark "OpTel" or the proceedings in the PTO (if reinstated) or that any such outcome would not materially adversely affect the Company.

                  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The following unaudited pro forma information is based on the historical financial statements of the Company and the historical financial statements of the assets and liabilities of ICS Communications, L.L.C. (the "ICS Operations") acquired by the OpTel, Inc. ("Company").

     The pro forma statements of operations for the year ended August 31, 1997 and the six months ended February 28, 1998 have been prepared to illustrate the effects of the acquisition as if it had occurred on the first day of the periods presented. The pro forma balance sheet as of February 28, 1998 has been prepared as if the acquisition had occurred on that date. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma financial information and accompanying notes should be read in conjunction with the consolidated financial statements and other financial information included elsewhere herein pertaining to the Company and the ICS Operations, including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma financial information is not necessarily indicative of either future results of operations or the results that might have been achieved if such transactions had been consummated on the indicated dates.

     The acquisition of the ICS Operations was accounted for using the purchase method of accounting. The aggregate purchase price is allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values. The allocation of the aggregate purchase price reflected in the pro forma financial information is preliminary, the final allocation of the purchase price is contingent upon the final valuation of the acquired assets and the revision of other estimates; however, the allocation is not expected to differ materially from the preliminary allocation.

                          OPTEL, INC. AND SUBSIDIARIES

                            PRO FORMA BALANCE SHEET
                            AS OF FEBRUARY 28, 1998
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                        HISTORICAL
                                                  ----------------------
                                                                 ICS        PRO FORMA     COMPANY
                                                   COMPANY    OPERATIONS   ADJUSTMENTS   PRO FORMA
                                                  ---------   ----------   -----------   ---------
                                                     (A)         (B)
Cash and cash equivalents.......................  $  18,388    $             $(4,544)(D) $  13,844
Restricted investments..........................     54,509                                 54,509
Short-term investments..........................    111,154                                111,154
Accounts receivable.............................      5,440      1,332                       6,772
Prepaid expenses, deposits and other assets.....      1,851        290           (41)(C)     2,100
Property and equipment, net.....................    203,778     21,084           716(C)    225,578
Intangible assets, net..........................    110,051      8,167        51,526(C)    169,744
                                                  ---------    -------       -------     ---------
          TOTAL.................................  $ 505,171    $30,873       $47,657     $ 583,701
                                                  =========    =======       =======     =========

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable................................  $   6,042    $             $           $   6,042
Accrued expenses and other liabilities..........     16,120                    1,330(E)     17,450
Deferred revenue and customer deposits..........      4,004        842                       4,846
Convertible notes payable to Stockholder........    139,244                                139,244
Notes payable and long-term obligations.........    347,767        807           (14)(C)   348,560
Deferred acquisition liabilities................      5,656                                  5,656
                                                  ---------    -------       -------     ---------
          Total liabilities.....................    518,833      1,649         1,316       521,798
Stockholders' equity(deficit)
  Series B Preferred stock, 8.0%................                              59,466(F)     59,466
  Class A Common................................                                   2(G)          2
  Class B Common................................         24                                     24
  Class C Common................................          2                                      2
  Additional paid-in-capital....................     97,683                   16,097(G)    113,780
  Accumulated deficit...........................   (111,371)                              (111,371)
                                                  ---------    -------       -------     ---------
          Total stockholders' equity
            (deficit)...........................    (13,662)                  75,565        61,903
                                                  ---------    -------       -------     ---------
          TOTAL.................................  $ 505,171    $ 1,649       $76,881     $ 583,701
                                                  =========    =======       =======     =========

            See notes to unaudited pro forma financial information.

                          OPTEL, INC. AND SUBSIDIARIES

        PRO FORMA STATEMENT OF OPERATIONS -- YEAR ENDED AUGUST 31, 1997
                                  (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                          HISTORICAL
                                                              -----------------------------------    PRO FORMA      COMPANY
                                                                  COMPANY        ICS OPERATIONS     ADJUSTMENTS    PRO FORMA
                                                              ---------------   -----------------   -----------    ---------
                                                                    (H)                (I)
REVENUES:
  Cable television..........................................     $ 36,915            $14,419          $            $ 51,334
  Telecommunications........................................        2,922              2,209                          5,131
                                                                 --------            -------          -------      --------
         Total revenues.....................................       39,837             16,628                         56,465
OPERATING EXPENSES:
  Cost of services..........................................       19,202              8,947                         28,149
  Customer support, general and administrative..............       28,926              5,518            1,086(K)     35,530
  Depreciation and amortization.............................       14,505              8,089            3,358(L)     25,952
                                                                 --------            -------          -------      --------
         Total operating expenses...........................       62,633             22,554            4,444        89,631
LOSS FROM OPERATIONS........................................      (22,796)            (5,926)          (4,444)      (33,166)
Interest expense on -- Convertible Notes....................      (15,204)                                          (15,204)
Other interest expense......................................      (16,210)              (142)                       (16,352)
Interest and other income...................................        5,675                                             5,675
                                                                 --------            -------          -------      --------
LOSS BEFORE INCOME TAXES....................................      (48,535)            (6,068)          (4,444)      (59,047)
INCOME TAXES................................................
                                                                 --------            -------          -------      --------
NET LOSS....................................................     $(48,535)           $(6,068)         $(4,444)     $(59,047)
                                                                 --------            -------          -------      --------
DIVIDENDS ON PREFERRED SHARES:
  Series B Preferred Stock 8.0%.............................                                                       $ (4,757)(M)
                                                                 --------                                          --------
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS....................     $(48,535)                                         $(63,804)
                                                                 ========                                          ========
BASIC AND DILUTED LOSS PER SHARE............................     $ (19.98)                                         $ (24.60)
                                                                 ========                                          ========
WEIGHTED AVERAGE SHARES OUTSTANDING.........................        2,430                                             2,594(G)
                                                                 ========                                          ========

---------------
            See notes to unaudited pro forma financial information.

                          OPTEL, INC. AND SUBSIDIARIES

                       PRO FORMA STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED FEBRUARY 28, 1998
                                  (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                           HISTORICAL
                                                              -------------------------------------    PRO FORMA     COMPANY
                                                                   COMPANY         ICS OPERATIONS     ADJUSTMENTS   PRO FORMA
                                                              -----------------   -----------------   -----------   ---------
                                                                     (H)                 (J)
REVENUES:
  Cable television..........................................      $ 25,247             $ 7,606          $           $ 32,853
  Telecommunications........................................         1,644                 917                         2,561
                                                                  --------             -------          -------     --------
         Total revenues.....................................        26,891               8,523                        35,414
OPERATING EXPENSES:
  Cost of services..........................................        12,419               3,854                        16,273
  Customer support, general and administrative..............        15,855               2,426              555(K)    18,836
  Depreciation and amortization.............................        10,759               4,044            1,679(L)    16,482
                                                                  --------             -------          -------     --------
         Total operating expenses...........................        39,033              10,324            2,234       51,591
LOSS FROM OPERATIONS........................................       (12,142)             (1,801)          (2,234)     (16,177)
Interest expense on Convertible Notes.......................        (9,640)                                           (9,640)
Other interest expense......................................       (16,386)                (71)                      (16,457)
Interest and other income...................................         4,141                                             4,141
                                                                  --------             -------          -------     --------
LOSS BEFORE INCOME TAXES....................................       (34,027)             (1,872)          (2,234)     (38,133)
INCOME TAXES................................................
                                                                  --------             -------          -------     --------
NET LOSS....................................................      $(34,027)            $(1,872)         $(2,234)    $(38,133)
                                                                  --------             -------          -------     --------
DIVIDENDS ON PREFERRED SHARES:
  Dividends -- Series B Preferred, 8.0%.....................                                                        $ (2,379)(M)
                                                                  --------                                          --------
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS....................      $(34,027)                                         $(40,512)
BASIC AND DILUTED LOSS PER SHARE............................      $ (13.20)                                         $ (14.77)
                                                                  ========                                          ========
WEIGHTED AVERAGE SHARES OUTSTANDING.........................         2,578                                             2,742(G)
                                                                  ========                                          ========

            See notes to unaudited pro forma financial information.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

(A) Represents the historical unaudited consolidated balance sheet of the Company as of February 28, 1998.

(B) Represents the historical unaudited statement of assets and liabilities acquired of ICS Communications, LLC ("ICS Operations") as of March 31, 1998 acquired by the Company.

(C) Reflects the adjustment to the assets purchased and liabilities assumed to record them at their estimated fair value and the recording of goodwill for the excess of the aggregate purchase price over the fair value of the tangible and intangible assets acquired. The preliminary allocation of the purchase price is as follows:

                                                            ALLOCATION OF     CARRYING     PRO FORMA
                                                            PURCHASE PRICE     VALUE      ADJUSTMENTS
                                                            --------------    --------    -----------
Accounts receivable, net.................................      $ 1,332        $ 1,332       $
Prepaid expenses and other...............................          249            290           (41)
Property and equipment, net..............................       21,800         21,084           716
Intangible assets, net...................................       59,693          8,167        51,526
Accrued acquisition costs................................       (1,330)            --        (1,330)
Deferred revenue and customer deposits...................         (842)          (842)           --
Notes payable and long-term obligations..................         (793)          (807)           14
                                                               -------
          Total..........................................      $80,109
                                                               =======

(D)  Represents the cash payment to purchase the ICS Operations.

(E) Represents the estimated costs of the acquisition including professional fees.

(F) Represents the issuance of 991.1 shares (liquidation preference of $59,466) of Series B Preferred to purchase the ICS Operations.

(G) Represents the issuance of 164,272 shares of Class A Common, $.01 par value at an estimated price per share of $98 and total fair value of $16,099 to purchase the ICS Operations.

(H) Represents the historical consolidated statement of operations of the Company for the period indicated.

(I) Represents the unaudited statement of revenues and direct expenses of the ICS Operations for the year ended November 30, 1997. Such presentation is made to conform to the Company's quarter ended November 30, 1997 and were derived from the financial records of ICS using the audited December 31, 1997, statement of revenues and direct expenses adjusted for the exclusion of the December 1997 results and inclusion of the December 1996 results. The amounts include amounts representing allocated regional overhead attributable to the acquired operations. The statement of revenues and direct expenses include only the results of operations for the assets acquired and liabilities assumed and do not include any amounts representing corporate overhead of ICS or interest incurred on liabilities not assumed by the Company.

(J) Represents the unaudited statement of revenues and direct expenses of the acquired ICS Operations for the six months ended February 28, 1998 and were derived from the financial records of ICS. The statement of revenues and direct expenses include only the results of operations for the assets acquired and liabilities assumed and do not include any amounts representing corporate overhead of ICS or interest incurred on liabilities not assumed by the Company. The amounts do include amounts representing allocated regional overhead attributable to the acquired operations.

(K) Represents incremental customer support, corporate and administrative expenses not included in the historical financial statements of the acquired ICS Operations. The amounts have been estimated based upon the Company's average historical cost per subscriber for the appropriate period applied to the expected number of subscribers added as part of the acquisition.

(L) Represents an adjustment to depreciation expense for acquired property and equipment and to record amortization expense for the acquired intangible assets over 5 to 15 years.

(M) Represents adjustment to reflect cumulative dividend accrued during the period presented, assuming issuance on the first day of the period presented, for the $59,466 of the Company's Series B Preferred issued to acquire the ICS Operations. The adjustment reflects the Series B Preferred dividend accrual rate of 8.0%.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
OpTel, Inc.

     We have audited the accompanying statement of assets and liabilities of ICS Communications, LLC acquired by OpTel, Inc. ("OpTel") as of December 31, 1997, and the statement of revenues and direct expenses of such assets and liabilities for the year then ended. These financial statements are the responsibility of OpTel's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the assets and liabilities of ICS Communications, LLC acquired by OpTel, Inc. at December 31, 1997 and the related revenues and direct expenses for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

    /s/ DELOITTE & TOUCHE LLP
------------------------------------

May 15, 1998
Dallas, Texas

               ASSETS AND LIABILITIES OF ICS COMMUNICATIONS, LLC
                            ACQUIRED BY OPTEL, INC.

                 STATEMENTS OF ASSETS AND LIABILITIES ACQUIRED

                                     ASSETS

                                                              DECEMBER 31, 1997    MARCH 31, 1998
                                                              -----------------    ---------------
                                                                                     (UNAUDITED)
Accounts receivable (Net of allowance for doubtful accounts
  of $737,000 and $333,000).................................     $ 1,181,677         $ 1,332,000
Prepaid expenses, deposits and other assets.................         295,639             290,233
Property and equipment, net (Note 2)........................      21,824,123          21,084,342
Intangible assets, net (Note 3).............................       9,241,488           8,166,744
                                                                 -----------         -----------
          Total assets......................................      32,542,927          30,873,319
                                                                 -----------         -----------

LIABILITIES
Deferred revenues and customer deposits.....................         758,109             841,620
Capital lease obligations (Note 4)..........................         825,056             807,047
                                                                 -----------         -----------
          Total liabilities.................................       1,583,165           1,648,667
                                                                 -----------         -----------
          Net assets acquired...............................     $30,959,762         $29,224,652
                                                                 ===========         ===========

                       See notes to financial statements.

               ASSETS AND LIABILITIES OF ICS COMMUNICATIONS, LLC
                            ACQUIRED BY OPTEL, INC.

                   STATEMENTS OF REVENUES AND DIRECT EXPENSES

                                                                                    THREE MONTHS
                                                                 YEAR ENDED            ENDED
                                                              DECEMBER 31, 1997    MARCH 31, 1998
                                                              -----------------    --------------
                                                                                    (UNAUDITED)
REVENUES:
  Cable television..........................................     $14,559,625         $4,028,128
  Telecommunications........................................       2,127,310            354,587
                                                                 -----------         ----------
          Total revenues....................................      16,686,935          4,382,715
OPERATING EXPENSES:
  Cost of services..........................................       8,747,441          1,909,037
  Customer support, general and administrative..............       5,371,633          1,215,493
  Depreciation and amortization.............................       8,088,727          1,988,608
                                                                 -----------         ----------
          Total operating expenses..........................      22,207,802          5,113,138
                                                                 -----------         ----------
LOSS FROM OPERATIONS........................................      (5,520,867)          (730,423)
INTEREST EXPENSE............................................        (141,504)           (35,376)
                                                                 -----------         ----------
NET LOSS....................................................     $(5,662,371)        $ (765,799)
                                                                 ===========         ==========

                       See notes to financial statements.

               ASSETS AND LIABILITIES OF ICS COMMUNICATIONS, LLC
                            ACQUIRED BY OPTEL, INC.

                         NOTES TO FINANCIAL STATEMENTS
   FOR THE YEAR ENDED DECEMBER 31, 1997 AND THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements include the accounts of ICS Communications, LLC (the "Company") only as they relate to the assets acquired and liabilities assumed by OpTel, Inc. ("OpTel") on April 9, 1998. The statement of revenues and direct expenses include only the results of operations for the assets acquired and liabilities assumed and do not include any amounts representing corporate overhead of the Company or interest incurred on liabilities not assumed by OpTel. In preparation of the statement of revenues and direct expenses, certain regional overhead costs were allocated to the assets acquired. Such allocations were based upon subscriber counts, cable passings or other criteria as considered appropriate.

     The Company's operations are in a single business segment, the providing of cable television and local and long distance telephone services to the high density residential market, including apartment complexes, condominiums and other multi-family residential properties (collectively "MDUs"). The Company provides these services generally under exclusive, long-term contracts with owners and managers of MDUs.

     The assets acquired include long-term contracts to provide cable television and telephone services to MDU properties, the property and equipment comprising the cable television and telephone delivery systems for each of the contracts, other prepaid assets specifically identified at the date of the purchase (generally prepaid rent on delivery equipment) and customer receivables. In connection with the purchase, certain liabilities were assumed, generally capital lease obligations related to the property and equipment used in telephone delivery systems.

     The primary markets of the assets acquired are major metropolitan areas in Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Texas, and the greater Washington D.C. area.

     Interim Financial Information -- The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial information. In the opinion of management, all adjustments (consisting only of normal recurring entries) considered necessary for a fair presentation have been included. Operating results for the three month periods ended March 31, 1998, are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

     Property and Equipment -- Property and equipment, including equipment under capital leases, is stated at cost, which includes amounts for construction materials, direct labor and overhead and capitalized interest. Cost of maintenance and repairs is charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the various classes of property and equipment as follows:

Installed cable and headend equipment............  5-10 years
Telephone switches and equipment.................  5-10 years

     Intangible Assets -- Intangible assets includes costs associated with licensing fees, commissions and other direct costs incurred in connection with the execution of rights-of-entry agreements to provide cable television and telecommunications service to MDUs. Intangible assets are amortized using the straight-line method over the lesser of the term of the right-of-entry agreement or 5 years.

     Revenue Recognition -- Cable subscriber fees for basic monthly services and premium channels are billed in advance and recorded as revenue in the month the service is provided. Telecommunication service billings include residential service fees billed in advance plus amounts based on minutes of use billed in arrears. Telecommunications service revenues are recognized in the month the service is provided.

               ASSETS AND LIABILITIES OF ICS COMMUNICATIONS, LLC
                            ACQUIRED BY OPTEL, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
   FOR THE YEAR ENDED DECEMBER 31, 1997 AND THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

     Cost of Services -- System operating costs include programming, telecommunications service costs, revenue sharing with owners of MDUs and franchise fees.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates included in the accompanying financial statements include the allowance for doubtful accounts, the recoverability of the carrying value of property and equipment and intangible assets and the allocation of regional overhead as it relates to the assets acquired. Actual results could differ from those estimates.

2. PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1997, including assets under capital lease, consist of the following:

Installed cable and headend equipment..........  $ 30,051,718
Telephone switches and equipment...............     2,020,330
                                                 ------------
          Sub-total............................    32,072,048
  Less accumulated depreciation................   (10,247,925)
                                                 ------------
          Property and equipment, net..........  $ 21,824,123
                                                 ============

     Telephone switches and equipment at December 31, 1997 include $1,238,273 in net assets under capital lease.

3. INTANGIBLE ASSETS

     Intangible assets at December 31, 1997 consist of the following:

Rights-of-entry costs..........................  $ 21,979,856
  Less accumulated amortization................   (12,738,368)
                                                 ------------
          Intangible assets, net...............  $  9,241,488
                                                 ============

4. CAPITAL LEASE OBLIGATIONS

     During 1995 and 1996 the Company entered into capital leases for telephone equipment with five year terms. The leases are payable in monthly installments ranging from $1,267 to $2,121 bearing interest at rates ranging from 10.4% to 13.0%. Scheduled maturities on capital lease obligations are as follows:

Year ending:
  1998...........................................  $  379,980
  1999...........................................     379,980
  2000...........................................     243,440
  Thereafter.....................................          --
                                                   ----------
          Total payments.........................   1,003,400
  Less amounts representing interest.............    (178,344)
                                                   ----------
          Capital lease obligation...............  $  825,056
                                                   ==========

               ASSETS AND LIABILITIES OF ICS COMMUNICATIONS, LLC
                            ACQUIRED BY OPTEL, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
   FOR THE YEAR ENDED DECEMBER 31, 1997 AND THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

5. RELATED PARTY TRANSACTIONS

     The Company's largest shareholder is MCI Telecommunications Corporation ("MCI"). In the ordinary course of the Company's local and long distance telephone services, the Company purchases certain services from MCI under terms and rates that management believes are no more favorable to the Company than those arranged with other parties.

======================================================

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary......................    3
Risk Factors............................   11
Use of Proceeds.........................   24
Dividend Policy.........................   24
Capitalization..........................   25
Dilution................................   26
Selected Historical Consolidated
  Financial and Operating Data..........   27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   30
Business................................   38
Management..............................   61
Principal Stockholders..................   69
Certain Relationships and Related
  Transactions..........................   72
Description of Capital Stock............   75
Certain Federal Income Tax
  Considerations........................   81
Description of Certain Indebtedness.....   83
Underwriting............................   85
Certain Market Information..............   86
Legal Matters...........................   86
Experts.................................   87
Additional Information..................   87
Glossary................................  A-1
Index to Financial Statements...........  F-1

                               ------------------

     Until             , 1998 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

======================================================
======================================================

                                              SHARES

                                  OPTEL, INC.

                              CLASS A COMMON STOCK

                                     [LOGO]
                                  ------------

                                   PROSPECTUS

                                           , 1998

                                  ------------

                              SALOMON SMITH BARNEY

                              GOLDMAN, SACHS & CO.

                            BEAR, STEARNS & CO. INC.

                                CIBC OPPENHEIMER

======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following statement sets forth the expenses payable in connection with this Registration Statement (estimated except for the registration fee and the NASD filing fee), all of which will be borne by OpTel:

Securities and Exchange Commission filing fee...............  $ 29,500
NASD filing fee.............................................  $ 10,500
National Market listing fee.................................  $ 50,000
Legal fees and expenses.....................................  $200,000
Accountant's fees and expenses..............................  $150,000
Printing costs..............................................  $150,000
Miscellaneous...............................................  $160,000
                                                              --------
          Total.............................................  $750,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the DGCL, indemnify all persons whom it may indemnify pursuant thereto (i.e., directors and officers) and shall advance expenses incurred in defending any proceeding for which such right to indemnification is applicable, provided that, if the DGCL so requires, the indemnitee provides the Company with an undertaking to repay all amounts advanced if it is determined by a final judicial decision that such person is not entitled to indemnification pursuant to this provision. The Company's Certificate of Incorporation also contains a provision eliminating the personal liability of the Company's directors for monetary damages for breach of any fiduciary duty. By virtue of this provision, under the DGCL, a director of the Company will not be personally liable for monetary damages for breach of his fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) dividends or stock purchases or redemptions that are unlawful under the DGCL, and (iv) any transaction from which a director derives an improper personal benefit. However, this provision of the Company's Certificate of Incorporation pertains only to breaches of duty by directors as directors and not in any other corporate capacity such as officers, and limits liability only for breaches of fiduciary duties under the DGCL and not for violations of other laws, such as the federal securities laws. As a result of the inclusion of such provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. The inclusion of this provision in the Company's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On April 13, 1998, in connection with the initial closing of the acquisition of the ICS Operations and the payment of the purchase price thereof, the Company issued 164,271.54 shares of Class A Common Stock and 991.1039 shares of the Series B Preferred. Such issuances were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. All of the securities were acquired by the recipients thereof for investment and with no view toward the sale or redistribution thereof. The sales were made without any public solicitation; the stock certificates bear restrictive legends and appropriate stop transfer instructions have been or will be given to the transfer agent.

     Effective March 1, 1998, VPC exchanged $139.2 million principal amount of the GVL Notes, constituting all of the GVL Notes, for 6,962.21365 shares of the Series A Preferred. The issuance of the shares of Series A Preferred in exchange for the GVL Notes was made in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act for securities exchanged by an issuer with its existing security holders exclusively. No commissions or other remuneration was paid or given for soliciting such exchange.

     In August 1997, in connection with CDPQ's purchase of Vanguard's minority interest in the Company, CDPQ exercised the Vanguard Option and purchased 48,937 shares of the Multi-Vote Common at a price of $53.55 per share (aggregate consideration of $2,620,392). The issuance of the shares of Multi-Vote Common pursuant to CDPQ's exercise of the Vanguard Option was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The securities were acquired by the recipient thereof for investment and with no view toward the sale or redistribution thereof. The securities were acquired without any public solicitation; the securities bears a restrictive legend and appropriate stop transfer instructions have been or will be given to the transfer agent.

     On July 11, 1997, the Company issued to Mr. Cole a warrant to purchase up to 9406.36 shares of Class A Common Stock at an exercise price of $74.42 per share, subject to adjustment, in consideration for Mr. Cole's separation agreement. The warrant is exercisable until July 11, 2002. On July 3, 1997, the Company issued to Mr. Hecht a warrant to purchase up to 728.86 shares of Class A Common Stock at an exercise price of $85.75 per share, subject to adjustment, in consideration for Mr. Hecht's settlement agreement. The warrant is exercisable until December 31, 2000. The issuance of these securities was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The securities were acquired by the recipients thereof for investment and with no view toward the sale or redistribution thereof. The securities were acquired without any public solicitation; the securities bear restrictive legends and appropriate stop transfer instructions have been or will be given to the transfer agent.

     During February 1997, the Company issued $225,000,000 principal amount of Senior Notes and 225,000 shares of the Non-Voting Common to qualified institutional buyers who purchased the securities in a private placement pursuant to Rule 144A and/or Regulation D. The gross proceeds of this private placement were approximately $220 million. In each instance, the offers and sales were made without any public solicitation; the note and stock certificates bear restrictive legends; and appropriate stop transfer instructions have been or will be given to the transfer agent. In connection with such offering, Salomon Brothers Inc and Merrill Lynch, Pierce Fenner & Smith Incorporated received customary commissions. All issuances of securities in this private placement were made in reliance on the exemptions from registration provided by
Section 4(2) of the Securities Act, and Rule 144A and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

     During fiscal 1997 and fiscal 1998, the Company granted options to purchase a total of 119,971.71 shares of Class A Common Stock to certain employees of the Company as part of their compensation packages. Such issuances were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. All of the securities were acquired by the recipients thereof for investment and with no view toward the sale or redistribution thereof. The securities were acquired without any public solicitation; the securities bear restrictive legends; and appropriate stop transfer instructions have been or will be given to the transfer agent.

     On September 1, 1996, the Company issued to Mr. Kofalt a warrant to purchase up to 24,992 shares of Class A Common Stock at an exercise price of $53.55 per share in consideration for Mr. Kofalt's separation agreement. The warrant is exercisable until August 31, 1999. The issuance of this security was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. The security was acquired by the recipient thereof for investment and with no view toward the sale or redistribution thereof. The security was acquired without any public solicitation; the security bears a restrictive legend; and appropriate stop transfer instructions have been or will be given to the transfer agent.

     In August 1996, in connection with a negotiated settlement of certain disputes between the Company and Vanguard, which at such time held a minority interest in the Company, the Company granted Vanguard an option to purchase 48,937 shares of Multi-Vote Common at an exercise price of $53.55 per share, subject to adjustment. The issuance of this security was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The security was acquired by the recipient thereof for investment and with no view toward the sale or redistribution thereof. The Vanguard Option was subsequently transferred to, and exercised by, CDPQ.

     The Company issued GVL Notes to VPC in the amount of $23.7 million , $73.4 million and $17.8 million during fiscal 1997, fiscal 1996 and the eight-month period ended August 31, 1995, respectively. All of the GVL Notes were subsequently exchanged for shares of Series A Preferred, as described above. The issuance of the GVL Notes was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions not involving a public offering. The GVL Notes were acquired by VPC for investment and with no view toward the sale or distribution thereof.

ITEM 16. EXHIBITS AND FINANCIAL DATA SCHEDULES.

     (a) Exhibits

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1            -- Proposed Form of Underwriting Agreement.*
          2.1            -- Purchase Agreement (the "ICS Purchase Agreement") among
                            OpTel, ICS and ICS Licenses, Inc. dated as of March 4,
                            1998.
          2.2            -- Amendment Number One to the ICS Purchase Agreement dated as of March 4, 1998.
          2.3            -- Purchase Agreement (the "Phonoscope Purchase Agreement")
                            dated as of August 13, 1997 among OpTel, Phonoscope,
                            Ltd., Phonoscope Management L.C., Lee Cook, Alton Cook
                            and Lee Cook Family Trust.(2)
          2.4            -- Amendment Number One to the Phonoscope Purchase Agreement
                            dated as of August 13, 1997.
          2.5            -- Amendment Number Two to the Phonoscope Purchase Agreement
                            dated as of August 13, 1997.
          3.1            -- Amended and Restated Certificate of Incorporation of
                            OpTel, together with all amendments thereto.*
          3.2            -- Amended and Restated Bylaws of OpTel.*
          4.1            -- See the Amended and Restated Certificate of Incorporation
                            and the amendments thereto filed as Exhibit 3.1 and the
                            Amended and Restated Bylaws filed as Exhibit 3.2.
          4.2            -- Certificate of Designation of Voting Power, Designations,
                            Preferences, Limitations, Restrictions and Relative
                            Rights of the Series A Preferred.
          4.3            -- Certificate of Designation of Voting Power, Designations,
                            Preferences, Limitations, Restrictions and Relative
                            Rights of the Series B Preferred.
          4.4            -- Registration Agreement, dated as of February 14, 1997,
                            between OpTel and Salomon Brothers Inc and Merrill Lynch,
                            Pierce, Fenner & Smith Incorporated.(1)
          4.5            -- Common Stock Registration Rights Agreement, dated as of
                            February 14, 1997, among OpTel, VPC, GVL and Salomon
                            Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated and U.S. Trust Company of Texas, N.A.(1)
          4.6            -- Registration Rights Agreement, dated as of August 15,
                            1997, between OpTel and CDPQ.(2)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          4.7            -- Registration Rights Agreement dated as of April 9, 1998 between OpTel, ICS, Nomura and MCI.
          4.8            -- Warrant Agreement dated as of September 1, 1996 between
                            OpTel and James A. Kofalt.(1)
          4.9            -- Warrant Agreement, dated as of July 11, 1997, between
                            OpTel and Rory O. Cole.(2)
          4.10           -- Indenture, dated as of February 14, 1997, between OpTel and U.S. Trust Company of Texas, N.A., as Trustee.(1)
          4.11           -- Form of Senior Note (included in Exhibit 4.10).(1)
          4.12           -- Escrow Agreement, dated as of February 14, 1997, between
                            OpTel and U.S. Trust Company of Texas, N.A., as Trustee
                            and as Escrow Agent.(1)
          5.1            -- Opinion of Kronish, Lieb, Weiner & Hellman LLP.*
          8.1            -- Opinion of Kronish, Lieb, Weiner & Hellman LLP re: Tax
                            matters (included in Exhibit 5.1)
         10.1            -- Stockholders' Agreement, dated as of December 22, 1994, between VPC, Vanguard, Vanguard Communications, Inc.
                            ("General Partner") and OpTel.(1)
         10.2            -- Registration Rights Agreement, dated as of December 22,
                            1994, between OpTel and Vanguard.(1)
         10.3            -- Settlement Agreement, dated as of August 1, 1996, between
                            Vanguard, General Partner, Pacific Capital Group, Inc.
                            ("Pacific"), VPC, OpTel and GVL.(1)
         10.4            -- Amendment, dated as of February 17, 1997, between
                            Vanguard, General Partner, Pacific, VPC, OpTel and
                            GVL.(1)
         10.5            -- Form of Convertible Note (included as Exhibit B to the
                            Amendment referenced as Exhibit 10.4 hereto) and a list
                            of the issue dates and principal amounts of all
                            outstanding Convertible Notes (included as Schedule 1 to
                            the Amendment referenced as Exhibit 10.4 hereto).(1)
         10.6            -- Stockholders' Agreement dated as of August 15, 1997 by
                            and among VPC, CDPQ and OpTel.(3)
         10.7            -- Stockholders' Agreement dated as of April 9, 1998 among
                            OpTel, Nomura, MCI, GVL and ICS.
         10.8            -- Lease Agreement dated July 25, 1995 between Space Center
                            Dallas, Inc. and OpTel.(1)
         10.9            -- First Amendment to Lease Agreement dated August 8, 1996 between Space Center Dallas, Inc. and OpTel.(1)
         10.10           -- Restated Incentive Stock Plan of OpTel.*
         10.11           -- Annual Bonus Plan of OpTel.(1)
         10.12           -- 1998 Employee Stock Purchase Plan of OpTel.*
         10.13           -- Employment Agreement between Louis Brunel and OpTel dated
                            November 15, 1996.(1)
         10.14           -- Employment Agreement between Rory Cole and OpTel dated
                            January 3, 1997.(1)
         10.15           -- Employment Agreement between Michael Katzenstein and
                            OpTel dated September 18, 1995.(1)
         10.16           -- Separation and Consulting Agreement, dated as of
                            September 1, 1996, between OpTel and James A. Kofalt.(1)
         10.17           -- Separation Agreement dated as of July 11, 1997, between
                            OpTel and Rory O. Cole.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.18           -- Assignment Agreement, dated as of February 14, 1997,
                            among TVMAX, Sunshine Television Entertainment, Inc.,
                            Richey Pacific Cablevision, Inc., IRPC Arizona, Inc. and
                            THI.(1)
         10.19           -- Equipment License and Services Agreement, dated as of
                            February 14, 1997, between TVMAX and THI.(1)
         10.20           -- Form of Shareholders Option Agreement, dated as of
                            February 14, 1997, between TVMAX and each of the
                            shareholders of THI, together with a list of the
                            shareholders of THI.(1)
         10.21           -- Option Agreement, dated as of February 14, 1997, between
                            TVMAX and THI.(1)
         10.22           -- City of Houston, Texas, Ordinance No. 89-338 dated March
                            29, 1989 granting to PrimeTime Cable Partners I, Ltd. the
                            right to operate for 15 years a Community Antenna
                            Television System, and subsequent ordinances consenting
                            to assignment of rights to EagleVision and to TVMAX
                            Communications (Texas), Inc.(1)
         10.23           -- City of Houston, Texas, Ordinance No. 97-285 dated March
                            19, 1997, granting TVMAX Communications (Texas), Inc. a
                            temporary permit to operate a Telecommunications
                            Network.(1)
         10.24           -- City of Houston, Texas, Ordinance No. 97-1088 dated
                            September 3, 1997, extending to TVMAX Communications
                            (Texas), Inc. a temporary permit to operate a
                            Telecommunications Network (originally granted pursuant
                            to the permit referenced in Exhibit 10.23 hereto).(2)
         10.25           -- City of Houston, Texas, Ordinance No. 97-1567 dated
                            December 23, 1997, granting to TVMAX Communications
                            (Texas), Inc. a franchise to operate a Telecommunications
                            Network (superseding and replacing the temporary permits
                            referenced in Exhibits 10.23 and 10.24 hereto).
         10.26           -- Amendment Number 001 to the Videotron/Lucent Agreement,
                            dated August 28, 1997, among Videotron Telecom Ltee and
                            Lucent Technologies Canada Inc. and TVMAX and Lucent
                            Technologies Inc.(2)
         10.27           -- Credit Agreement dated as of December 19, 1997 (the
                            "Credit Agreement") among TVMAX, OpTel, Goldman Sachs
                            Credit Partners L.P., as arranger and syndication agent,
                            Canadian Imperial Bank of Commerce, individually and as
                            administrative agent, General Electric Capital
                            Corporation, individually and as documentation agent, and
                            the lenders party thereto from time to time
                            (collectively, the "Lenders").
         10.28           -- First Amendment to the Credit Agreement dated as of April
                            29, 1998.
         10.29           -- Guaranty dated as of December 19, 1997 between OpTel and the Lenders.*
         10.30           -- Pledge Agreement dated as of December 19, 1997 between
                            OpTel and the Lenders.*
         10.31           -- Security Agreement dated as of December 19, 1997 between
                            OpTel and the Lenders.*
         10.32           -- Interconnection Agreement under Sections 251 and 252 of the Telecom Act by and between Southwestern Bell
                            Telephone Company and OpTel (Texas) Telecom, Inc.(2)
         21.1            -- List of Subsidiaries of the Company.(3)
         23.1            -- Consent of Kronish, Lieb, Weiner & Hellman LLP included in Exhibit 5.1.
         23.2            -- Consent of Deloitte & Touche LLP.
         24.1            -- Power of Attorney is set forth on the signature page of this Registration Statement.

---------------

(1) Filed as an exhibit to OpTel's registration statement on Form S-4 filed with the Commission on April 10, 1997.

(2) Filed as an exhibit to the Company's 10-K filed with the Commission for fiscal year ended August 31, 1997.

(3) Filed as an exhibit to the Company's 10-K/A filed with the Commission for fiscal year ended August 31, 1997.

 *  To be filed by Amendment to this Registration Statement.

     (b) The financial statements and financial statement schedules filed as part of this Registration Statement are as follows:

          1. Financial Statements. See Index to Financial Statements on page F-1 of the Prospectus included in this Registration Statement.

          2. Financial Statement Schedules.

     All schedules have been omitted as they are not required under the related instructions, are inapplicable, or because the information required is included in the financial statements and related notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by OpTel pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

          (3) To provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of OpTel pursuant to the foregoing provisions, or otherwise, OpTel has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by OpTel of expenses incurred or paid by a director, officer or controlling person of OpTel in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, OpTel will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 5th day of June, 1998.

                                            OPTEL, INC.

                                            By:      /s/ LOUIS BRUNEL
                                              ----------------------------------
                                                         Louis Brunel
                                                President and Chief Executive
                                                            Officer

     Each person whose signature appears below constitutes and appoints Louis Brunel and Bertrand Blanchette or either of them (with full power in each to act alone), his true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith including, without limitation, any registration statements for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----
Principal Executive Officer:

                  /s/ LOUIS BRUNEL                     President and Chief Executive    June 5, 1998
-----------------------------------------------------    Officer
                    Louis Brunel

Principal Financial and Accounting Officers:

               /s/ BERTRAND BLANCHETTE                 Chief Financial Officer          June 5, 1998
-----------------------------------------------------
                 Bertrand Blanchette

                  /s/ CRAIG MILACEK                    Controller                       June 5, 1998
-----------------------------------------------------
                    Craig Milacek

Other Directors:

                 /s/ CLAUDE CHAGNON                    Chairman of the Board            June 5, 1998
-----------------------------------------------------
                   Claude Chagnon

                  /s/ ALAIN MICHEL                     Vice Chairman of the Board       June 5, 1998
-----------------------------------------------------
                    Alain Michel

                  /s/ LOUIS BRUNEL                     Director                         June 5, 1998
-----------------------------------------------------
                    Louis Brunel

                /s/ CHRISTIAN CHAGNON                  Director                         June 5, 1998
-----------------------------------------------------
                  Christian Chagnon

                 /s/ WILLIAM O. HUNT                   Director                         June 5, 1998
-----------------------------------------------------
                   William O. Hunt

                  /s/ LYNN MCDONALD                    Director                         June 5, 1998
-----------------------------------------------------
                    Lynn McDonald

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1            -- Proposed Form of Underwriting Agreement.*
          2.1            -- Purchase Agreement (the "ICS Purchase Agreement") among
                            OpTel, ICS and ICS Licenses, Inc. dated as of March 4,
                            1998.
          2.2            -- Amendment Number One to the ICS Purchase Agreement dated as of March 4, 1998.
          2.3            -- Purchase Agreement (the "Phonoscope Purchase Agreement")
                            dated as of August 13, 1997 among OpTel, Phonoscope,
                            Ltd., Phonoscope Management L.C., Lee Cook, Alton Cook
                            and Lee Cook Family Trust.(2)
          2.4            -- Amendment Number One to the Phonoscope Purchase Agreement
                            dated as of August 13, 1997.
          2.5            -- Amendment Number Two to the Phonoscope Purchase Agreement
                            dated as of August 13, 1997.
          3.1            -- Amended and Restated Certificate of Incorporation of
                            OpTel, together with all amendments thereto.*
          3.2            -- Amended and Restated Bylaws of OpTel.*
          4.1            -- See the Amended and Restated Certificate of Incorporation
                            and the amendments thereto filed as Exhibit 3.1 and the
                            Amended and Restated Bylaws filed as Exhibit 3.2.
          4.2            -- Certificate of Designation of Voting Power, Designations,
                            Preferences, Limitations, Restrictions and Relative
                            Rights of the Series A Preferred.
          4.3            -- Certificate of Designation of Voting Power, Designations,
                            Preferences, Limitations, Restrictions and Relative
                            Rights of the Series B Preferred.
          4.4            -- Registration Agreement, dated as of February 14, 1997,
                            between OpTel and Salomon Brothers Inc and Merrill Lynch,
                            Pierce, Fenner & Smith Incorporated.(1)
          4.5            -- Common Stock Registration Rights Agreement, dated as of
                            February 14, 1997, among OpTel, VPC, GVL and Salomon
                            Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated and U.S. Trust Company of Texas, N.A.(1)
          4.6            -- Registration Rights Agreement, dated as of August 15,
                            1997, between OpTel and CDPQ.(2)
          4.7            -- Registration Rights Agreement dated as of April 9, 1998 between OpTel, ICS, Nomura and MCI.
          4.8            -- Warrant Agreement dated as of September 1, 1996 between
                            OpTel and James A. Kofalt.(1)
          4.9            -- Warrant Agreement, dated as of July 11, 1997, between
                            OpTel and Rory O. Cole.(2)
          4.10           -- Indenture, dated as of February 14, 1997, between OpTel and U.S. Trust Company of Texas, N.A., as Trustee.(1)
          4.11           -- Form of Senior Note (included in Exhibit 4.10).(1)
          4.12           -- Escrow Agreement, dated as of February 14, 1997, between
                            OpTel and U.S. Trust Company of Texas, N.A., as Trustee
                            and as Escrow Agent.(1)
          5.1            -- Opinion of Kronish, Lieb, Weiner & Hellman LLP.*
          8.1            -- Opinion of Kronish, Lieb, Weiner & Hellman LLP re: Tax
                            matters (included in Exhibit 5.1)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.1            -- Stockholders' Agreement, dated as of December 22, 1994, between VPC, Vanguard, Vanguard Communications, Inc.
                            ("General Partner") and OpTel.(1)
         10.2            -- Registration Rights Agreement, dated as of December 22,
                            1994, between OpTel and Vanguard.(1)
         10.3            -- Settlement Agreement, dated as of August 1, 1996, between
                            Vanguard, General Partner, Pacific Capital Group, Inc.
                            ("Pacific"), VPC, OpTel and GVL.(1)
         10.4            -- Amendment, dated as of February 17, 1997, between
                            Vanguard, General Partner, Pacific, VPC, OpTel and
                            GVL.(1)
         10.5            -- Form of Convertible Note (included as Exhibit B to the
                            Amendment referenced as Exhibit 10.4 hereto) and a list
                            of the issue dates and principal amounts of all
                            outstanding Convertible Notes (included as Schedule 1 to
                            the Amendment referenced as Exhibit 10.4 hereto).(1)
         10.6            -- Stockholders' Agreement dated as of August 15, 1997 by
                            and among VPC, CDPQ and OpTel.(3)
         10.7            -- Stockholders' Agreement dated as of April 9, 1998 among
                            OpTel, Nomura, MCI, GVL and ICS.
         10.8            -- Lease Agreement dated July 25, 1995 between Space Center
                            Dallas, Inc. and OpTel.(1)
         10.9            -- First Amendment to Lease Agreement dated August 8, 1996 between Space Center Dallas, Inc. and OpTel.(1)
         10.10           -- Restated Incentive Stock Plan of OpTel.*
         10.11           -- Annual Bonus Plan of OpTel.(1)
         10.12           -- 1998 Employee Stock Purchase Plan of OpTel.*
         10.13           -- Employment Agreement between Louis Brunel and OpTel dated
                            November 15, 1996.(1)
         10.14           -- Employment Agreement between Rory Cole and OpTel dated
                            January 3, 1997.(1)
         10.15           -- Employment Agreement between Michael Katzenstein and
                            OpTel dated September 18, 1995.(1)
         10.16           -- Separation and Consulting Agreement, dated as of
                            September 1, 1996, between OpTel and James A. Kofalt.(1)
         10.17           -- Separation Agreement dated as of July 11, 1997, between
                            OpTel and Rory O. Cole.
         10.18           -- Assignment Agreement, dated as of February 14, 1997,
                            among TVMAX, Sunshine Television Entertainment, Inc.,
                            Richey Pacific Cablevision, Inc., IRPC Arizona, Inc. and
                            THI.(1)
         10.19           -- Equipment License and Services Agreement, dated as of
                            February 14, 1997, between TVMAX and THI.(1)
         10.20           -- Form of Shareholders Option Agreement, dated as of
                            February 14, 1997, between TVMAX and each of the
                            shareholders of THI, together with a list of the
                            shareholders of THI.(1)
         10.21           -- Option Agreement, dated as of February 14, 1997, between
                            TVMAX and THI.(1)
         10.22           -- City of Houston, Texas, Ordinance No. 89-338 dated March
                            29, 1989 granting to PrimeTime Cable Partners I, Ltd. the
                            right to operate for 15 years a Community Antenna
                            Television System, and subsequent ordinances consenting
                            to assignment of rights to EagleVision and to TVMAX
                            Communications (Texas), Inc.(1)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.23           -- City of Houston, Texas, Ordinance No. 97-285 dated March
                            19, 1997, granting TVMAX Communications (Texas), Inc. a
                            temporary permit to operate a Telecommunications
                            Network.(1)
         10.24           -- City of Houston, Texas, Ordinance No. 97-1088 dated
                            September 3, 1997, extending to TVMAX Communications
                            (Texas), Inc. a temporary permit to operate a
                            Telecommunications Network (originally granted pursuant
                            to the permit referenced in Exhibit 10.23 hereto).(2)
         10.25           -- City of Houston, Texas, Ordinance No. 97-1567 dated
                            December 23, 1997, granting to TVMAX Communications
                            (Texas), Inc. a franchise to operate a Telecommunications
                            Network (superseding and replacing the temporary permits
                            referenced in Exhibits 10.23 and 10.24 hereto).
         10.26           -- Amendment Number 001 to the Videotron/Lucent Agreement,
                            dated August 28, 1997, among Videotron Telecom Ltee and
                            Lucent Technologies Canada Inc. and TVMAX and Lucent
                            Technologies Inc.(2)
         10.27           -- Credit Agreement dated as of December 19, 1997 (the
                            "Credit Agreement") among TVMAX, OpTel, Goldman Sachs
                            Credit Partners L.P., as arranger and syndication agent,
                            Canadian Imperial Bank of Commerce, individually and as
                            administrative agent, General Electric Capital
                            Corporation, individually and as documentation agent, and
                            the lenders party thereto from time to time
                            (collectively, the "Lenders").
         10.28           -- First Amendment to the Credit Agreement dated as of April
                            29, 1998.
         10.29           -- Guaranty dated as of December 19, 1997 between OpTel and the Lenders.*
         10.30           -- Pledge Agreement dated as of December 19, 1997 between
                            OpTel and the Lenders.*
         10.31           -- Security Agreement dated as of December 19, 1997 between
                            OpTel and the Lenders.*
         10.32           -- Interconnection Agreement under Sections 251 and 252 of the Telecom Act by and between Southwestern Bell
                            Telephone Company and OpTel (Texas) Telecom, Inc.(2)
         21.1            -- List of Subsidiaries of the Company.(3)
         23.1            -- Consent of Kronish, Lieb, Weiner & Hellman LLP included in Exhibit 5.1.
         23.2            -- Consent of Deloitte & Touche LLP.
         24.1            -- Power of Attorney is set forth on the signature page of this Registration Statement.

---------------

(1) Filed as an exhibit to OpTel's registration statement on Form S-4 filed with the Commission on April 10, 1997.

(2) Filed as an exhibit to the Company's 10-K filed with the Commission for fiscal year ended August 31, 1997.

(3) Filed as an exhibit to the Company's 10-K/A filed with the Commission for fiscal year ended August 31, 1997.

 *  To be filed by Amendment to this Registration Statement.